   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2001



                                                      REGISTRATION NO. 333-91273

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                           CPL TRANSITION FUNDING LLC
    (Exact name of Registrant as Specified in its Certificate of Formation)

                     DELAWARE                                           74-2935495
           (State or Other Jurisdiction                              (I.R.S. Employer
         of Incorporation or Organization)                          Identification No.)


                               1 RIVERSIDE PLAZA


                              COLUMBUS, OHIO 43215


                                 (614) 223-1000

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive Offices)


                           ARMANDO A. PENA, TREASURER


                            JEFFREY D. CROSS, SENIOR


                               VICE PRESIDENT AND


                             DEPUTY GENERAL COUNSEL


                  AMERICAN ELECTRIC POWER SERVICE CORPORATION


                               1 RIVERSIDE PLAZA


                              COLUMBUS, OHIO 43215


                                 (614) 223-2850

      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                             ----------------------

                                   Copies to:


                    KEVIN F. BLATCHFORD                                           ROBERT B. WILLIAMS
                 SIDLEY AUSTIN BROWN & WOOD                                        TRAYTON M. DAVIS
                       BANK ONE PLAZA                                    MILBANK, TWEED, HADLEY & MCCLOY LLP
                     10 SOUTH DEARBORN                                         1 CHASE MANHATTAN PLAZA
                  CHICAGO, ILLINOIS 60603                                      NEW YORK, NEW YORK 10005
                       (312) 853-7000                                               (212) 530-5000


                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective as determined by market conditions.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE         AGGREGATE PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED            PER NOTE(1)              PRICE(1)         REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------------
Transition Notes.....................      $797,334,897               100%               $797,334,897           $199,334.00
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.


(2)$278 of this amount was paid in connection with the initial filing of this Registration Statement.

                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to Completion. Dated             , 2001.



         Prospectus Supplement to Prospectus dated             , 2001.


                                    $
                           CPL TRANSITION FUNDING LLC
                                     ISSUER

                        CENTRAL POWER AND LIGHT COMPANY
                              SELLER AND SERVICER


                        Transition Notes, Series 2001-1

                             ----------------------


     We will pay interest on the notes on           and           of each year,
beginning on           . The notes will be issued only in denominations of
$1,000 and integral multiples of $1,000.



     These notes are obligations of CPL Transition Funding LLC, as issuer, only. These notes do not constitute a debt, liability or other legal obligation of Central Power and Light Company or any of its affiliates (other than the issuer). These notes are not obligations of the State of Texas, the Public Utility Commission of Texas or any other governmental agency or instrumentality. Neither the full faith and credit nor the taxing power of the State of Texas nor of any political subdivision, agency, authority or instrumentality of the State of Texas is pledged to the payment of principal of, or interest on, these notes, or the payments securing these notes. Furthermore, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas will appropriate any funds for the payment of any of these notes.



     All matters relating to the structuring and pricing of the notes have been considered jointly by Central Power and Light Company and the designated personnel of the Public Utility Commission of Texas and its financial advisor. The financial advisor to the Public Utility Commission of Texas is



                              SABER PARTNERS, LLC


     We are a special purpose entity and own no property other than the collateral described under "Security for the Notes -- Pledge of Collateral" in the accompanying prospectus, and that collateral is the sole source of payment for these notes.


     See "Risk Factors" beginning on page 16 in the accompanying prospectus to read about some of the factors you should consider before buying the notes.

                             ----------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                                                                                Proceeds to
                            Initial        Interest   Price to   Underwriting     Issuer      Scheduled Final      Final
        Class          Principal Balance     Rate      Public    Discount(%)     (%)(1)(2)     Payment Date    Maturity Date
        -----          -----------------   --------   --------   ------------   -----------   ---------------  -------------


(1) Before payment of fees and expenses.
(2) The total price to the public is $    and the total amount of the
    underwriting discount and other fees is $    . The total amount of proceeds
    before deduction of expenses (estimated to be $    ) is $    .

                             ----------------------


     The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on
            , 2001.



[Names of Underwriters]



            Prospectus Supplement dated                     , 2001.

               WHERE YOU CAN FIND INFORMATION ABOUT THIS OFFERING



     This prospectus supplement and the prospectus provide information about us, Central Power and Light Company ("CPL") and the notes. This prospectus supplement describes the specific terms of the Series 2001-1 notes. The prospectus describes terms that apply to all series of the notes.



     References in this prospectus supplement and the prospectus to the term "we," "us," "our" or "the issuer" mean CPL Transition Funding LLC, the issuer of the notes.



     We have included cross-references to sections in this prospectus supplement and the prospectus where you can find further related discussions. You can also find references to key topics in the table of contents on the back cover. References to the "seller" refer to CPL and any successor seller under the sale agreement described in the prospectus. References to the "servicer" refer to CPL and any successor servicer under the servicing agreement referred to in the prospectus.



     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell the notes in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement is current only as of the date of this prospectus supplement.

                                  INTRODUCTION



The issuer of the notes:     CPL Transition Funding LLC is a special purpose
                             Delaware limited liability company. CPL is our sole member and owns all of our equity interests. We were formed solely for the purpose of purchasing and owning the transition property, issuing notes from time to time, pledging our interest in the collateral to the indenture trustee under the indenture in order to secure the notes and engaging in activities necessary, suitable or convenient for the accomplishment of these purposes.



Our address:                 1 Riverside Plaza, Columbus, Ohio 43215



Our telephone number:        (614) 220-4916



The seller of the
transition property:         CPL is an electric utility providing retail service
                             in southern Texas. At September 30, 2001, CPL provided service to approximately 680,000 retail customers covering a service territory of approximately 44,000 square miles. CPL is an operating subsidiary of American Electric Power
                             Company, Inc., a New York corporation ("AEP"). AEP is a public utility holding company registered under the Public Utility Holding Company Act of
                             1935. AEP is a multinational energy company based in Columbus, Ohio. AEP owns and operates more than 38,000 megawatts of generating capacity, making it
                             America's largest generator of electricity. AEP is also a leading wholesale energy marketer and trader, ranking second in the U.S. in electricity volume with a growing presence in natural gas. AEP provides retail electricity to more than 7 million customers worldwide and has holdings in the U.S.
                             and select international markets. Wholly owned subsidiaries of AEP are involved in power engineering and construction services, energy management and telecommunications. The notes do not constitute a debt, liability or other legal obligation of CPL or AEP.



CPL's address:               1 Riverside Plaza, Columbus, Ohio 43215



CPL's telephone number:      (614) 223-1000



The servicer of the
transition property:         CPL, acting as the initial servicer, and any
                             successor or assignee servicer, referred to in this prospectus supplement and the prospectus as the "servicer," will service the transition property under a servicing agreement with us.



The trustee:                 U.S. Bank National Association



Minimum denomination:        $1,000, except for one transition bond of each
                             class which may be of a smaller denomination.



Risk factors:                You should consider carefully the risk factors
                             beginning on page 16 of the prospectus before you invest in the series 2001-1 notes.

                     DESCRIPTION OF THE SERIES 2001-1 NOTES



     We will issue these series 2001-1 notes in minimum denominations of $1,000 and in integral multiples of $1,000, except that one series 2001-1 note of each class may be in a smaller denomination. These notes will consist of classes, in the initial principal amounts and bearing the interest rates and having the scheduled final payment dates and final maturity dates listed below:



                                        INITIAL    SCHEDULED
                                         CLASS       FINAL      FINAL
                                       PRINCIPAL    PAYMENT    MATURITY   INTEREST
CLASS                                   BALANCE      DATE        DATE       RATE
-----                                  ---------   ---------   --------   --------
                                       $                                          %



     The scheduled final payment date for a class of series 2001-1 notes is the date by which we expect the indenture trustee to pay in full all interest on and principal of that class of series 2001-1 notes. The final maturity date for a class of series 2001-1 notes is the legal maturity date of that class. The failure to pay principal of any class of series 2001-1 notes in full by the scheduled final payment date for that class will not be an event of default under the indenture. The failure to pay principal of any class of series 2001-1 notes in full by the final maturity date for that class is an event of default, and the indenture trustee or the holders of not less than a majority in principal amount of the notes of all series then outstanding may declare the unpaid principal amount of all outstanding notes of all series to be due and payable. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in the accompanying prospectus.



     If there is a shortfall in the amounts available to pay the principal of this or any other series of notes on the final maturity date, the indenture trustee will distribute available amounts among the various series pro rata in accordance with the principal amount owing to each such series on such date.


INTEREST


     Interest on each class of series 2001-1 notes will accrue from the issuance date of that class at the interest rate listed in the table above. Under the financing order, as further described in the accompanying prospectus, the effective annual weighted average interest rate on the series 2001-1 notes, excluding up-front and ongoing costs, may not exceed 8.75% per annum. Beginning
          , we are required to pay interest semiannually on           and
          (or, if any payment date is not a business day, the following business day) of each year, to holders of notes. The record date (so long as these notes are book-entry notes) for any payment of interest on and principal of these notes will be the business day immediately before the payment date. The indenture trustee will pay interest on these notes prior to paying principal of these notes but after paying certain fees and expenses incurred by us as the issuer. Please refer to "Security for the Notes -- Allocations; Payments" in the prospectus.


     On each payment date, the indenture trustee will pay interest as follows:

     - if there has been a payment default, any unpaid interest payable on any prior payment dates, together with interest at the applicable interest rate on any of this unpaid interest; and


     - accrued interest on the principal balance of each class of series 2001-1 notes as of the close of business on the preceding payment date, or the date of the original issuance of the class of notes, if applicable, after giving effect to all payments of principal made on the preceding payment date.



     If there is a shortfall in the amounts available to make these interest payments, the indenture trustee will distribute interest pro rata to each class of series 2001-1 notes based on the amount of interest owed to such class on such date. The indenture trustee will calculate interest on the basis of a 360-day year of twelve 30-day months. The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in transition charges received) will result in an event of default for the series 2001-1 notes unless such failure is cured within five business days. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in the prospectus.


PRINCIPAL


     After paying certain fees and expenses incurred by us as the issuer and interest as described above, the indenture trustee will pay, except as provided below, principal due on each payment date, if any, as follows:



          (1) to the holders of           notes, until the principal balance of
     that class has been reduced to zero;



          (2) to the holders of           notes, until the principal balance of
     that class has been reduced to zero;



          (3) to the holders of           notes, until the principal balance of
     that class has been reduced to zero;



          (4) to the holders of           notes, until the principal balance of
     that class has been reduced to zero; and



          (5) to the holders of           notes, until the principal balance of
     that class has been reduced to zero.



     The indenture trustee will not, however, pay principal on a payment date of any class of series 2001-1 notes if making the payment would reduce the principal balance of a class to an amount lower than the balance specified in the expected amortization schedule for that class on that payment date except in the case of an optional redemption, as described below, or an acceleration of the notes following an event of default. If an event of default under the indenture under which these notes will be issued has occurred and is continuing, the indenture trustee or the holders of not less than a majority in principal amount of the notes of all series then outstanding may declare the unpaid principal amount of all outstanding notes of all series to be due and payable, in which event the trustee will distribute principal pro rata to each series and class of notes and not according to the priority described above.



     The following expected amortization schedule lists the scheduled outstanding principal balance for each class of series 2001-1 notes on each payment date from the issuance date to the scheduled final payment date, after giving effect to the payments expected to be made on that payment date. The expected amortization schedule has been established in a manner required by CPL's initial financing order to, among other things, limit the periodic billing requirements of the transition charges to the revenue recognition requirements included in CPL's rates prior to securitization, as adjusted for mandatory reductions to those rates during the price-to-beat period. In preparing the following table, we have assumed, among other things, that:



     - these notes are issued on             , 2001;



     - payments on these notes are made on each payment date, commencing
                   , 2002;



     - the servicing fee equals 0.05% annually of the initial principal amount of these notes;


     - there are no net earnings on amounts on deposit in the collection account;

     - other ongoing operating expenses are estimated to be approximately $ per annum, and these amounts are payable in arrears; and

     - payments arising from the property securing these notes are deposited in the collection account as expected.


                         EXPECTED AMORTIZATION SCHEDULE


                         OUTSTANDING PRINCIPAL BALANCE


                                CLASS      CLASS      CLASS      CLASS      CLASS
        PAYMENT DATE           BALANCE    BALANCE    BALANCE    BALANCE    BALANCE
        ------------           --------   --------   --------   --------   --------




     We cannot assure you that the principal balances of the classes of these notes will be reduced at the rates indicated in the table above. The actual rates of reduction in class outstanding principal balances may be slower (but cannot be faster, except in the case of an optional redemption or acceleration of the series 2001-1 notes following an event of default) than those indicated in the table.



OPTIONAL REDEMPTION


     We may redeem these notes on any payment date if, after giving effect to payments that would otherwise be made on that payment date, the outstanding principal balance of these notes has been reduced to less than five percent of the initial principal balance. We may not redeem these notes under any other circumstances.

COLLECTION ACCOUNT AND SUBACCOUNTS


     The indenture trustee will establish a collection account to hold amounts remitted by the servicer of the property securing the notes. The collection account will consist of four subaccounts:


     - a general subaccount;

     - an overcollateralization subaccount;


     - a capital subaccount; and



     - a reserve subaccount.



     Withdrawals from and deposits to these subaccounts will be made as described under "Security for the Notes -- Allocations; Payments" in the accompanying prospectus.


REQUIRED OVERCOLLATERALIZATION LEVEL

     We are entitled to collect amounts arising from the property securing these notes exceeding the actual amounts necessary to pay interest on and principal of these notes and fees and expenses of servicing and retiring these notes. The collection of these excess amounts is intended to enhance the likelihood that payments on these notes will be made on a timely basis. These amounts will fund the required overcollateralization level. The required overcollateralization
level for these notes will be $     , which is 0.50% of the initial principal
amount of these notes. The servicer will collect on our behalf and deposit with the indenture trustee the overcollateralization amount ratably in the amount of
approximately $     on each payment date (except the first payment date, on
which date the amount collected will be approximately $     ) over the expected
life of these notes. The indenture trustee will make deposits of these amounts to the extent available on each payment date into the overcollateralization subaccount. The required overcollateralization level on each payment date is as follows:


                 REQUIRED OVERCOLLATERALIZATION LEVEL SCHEDULE

                        REQUIRED                                  REQUIRED
                  OVERCOLLATERALIZATION                     OVERCOLLATERALIZATION
   PAYMENT DATE           LEVEL              PAYMENT DATE           LEVEL
   ------------   ---------------------      ------------   ---------------------
                     $                                         $


     The indenture trustee will draw on amounts in the overcollateralization subaccount to the extent amounts available in the general subaccount and reserve subaccount are insufficient to pay interest on and principal of these notes and fees and expenses of servicing and retiring these notes. If the indenture trustee uses the overcollateralization subaccount to pay those amounts, subsequent true-up adjustments will take into account those amounts and on subsequent payment dates the indenture trustee will replenish the overcollateralization subaccount to the extent transition charge collections exceed amounts required to pay amounts having a higher priority of payment.


OTHER CREDIT ENHANCEMENT


     Capital Subaccount. Upon the issuance of these notes, CPL will contribute capital of $ to us. This amount is equal to 0.50% of the initial principal amount of these notes and is the capital level required to be maintained under the indenture. The indenture trustee will deposit the capital into the capital subaccount. The indenture trustee will draw on amounts in the capital subaccount, to the extent amounts available in the general subaccount, reserve subaccount and overcollateralization subaccount are insufficient to pay interest on and principal of these notes and fees and expenses of servicing and retiring these notes. If the indenture trustee uses the capital subaccount to pay those amounts, subsequent true-up adjustments will take into account those amounts and on subsequent payment dates the indenture trustee will replenish the capital subaccount to the extent transition charge collections exceed amounts required to pay amounts having a higher priority of payment.



     Reserve Subaccount. On each payment date, the indenture trustee will allocate to the reserve subaccount any amounts remitted to the general subaccount (other than investment earnings on the capital subaccount released to us on such payment date) exceeding amounts necessary to:



     - pay fees and expenses, including any indemnity payments, related to the servicing and retirement of these notes;


     - pay interest on and principal of these notes;

     - fund the capital subaccount to the required capital level; and

     - fund the overcollateralization subaccount to the required overcollateralization level.

     The indenture trustee will draw on amounts in the reserve subaccount, to the extent amounts available in the general subaccount are insufficient to pay the amounts listed above.


     REP Deposit Accounts. An REP which maintains an investment grade rating and meets certain billing criteria will not be required to maintain a security deposit or provide any other form of credit support with respect to the billing and collection of transition charges. Each other REP who bills and collects transition charges will either (i) maintain a security deposit with the indenture trustee, (ii) provide an affiliate guarantee, surety bond or letter of credit of a specified amount for the benefit of the indenture trustee or (iii) provide some combination of these forms of credit support. All security deposits will be held in REP deposit accounts. The REP deposit accounts are not our property. Rather, the servicer will direct the indenture trustee to withdraw amounts from the applicable REP deposit account for deposit in the general subaccount of the collection account, or seek recourse against any other credit support, only in the event that an REP defaults in payment. The indenture trustee may then withdraw the amount of the payment default or, if less, the amount of that REP's security deposit. In the event of a default by an REP who has provided an affiliate guarantee, surety bond or letter of credit, the indenture trustee would be entitled to draw on such support in the amount of the defaulted payment or, if less, the maximum amount of credit support available.


                              TRANSITION PROPERTY


     These notes will be secured primarily by the initial transition property created under the financing order issued to CPL by the Texas commission on March 27, 2000, including the right to impose, collect and receive transition charges billed to retail consumers of electricity within CPL's service area as it existed on May 1, 1999. The initial transition property will be transferred to us by CPL on the date of the issuance of these notes and we will pledge the transition property to the indenture trustee to secure payment of these notes.


     The actual initial transition charge for each customer class, as of the date of this prospectus supplement, is as follows:


                                                              INITIAL TRANSITION
CUSTOMER CLASS                                                     CHARGE(1)
--------------                                                -------------------
Residential.................................................  $           per kWh
Commercial and Small Industrial -- Energy...................  $           per kWh
Commercial and Small Industrial -- Demand...................  $           per kW
Large Industrial -- Firm....................................  $           per kW
Large Industrial -- Non-Firm................................  $           per kW
Standby -- Firm.............................................  $           per kW
Standby -- Non-Firm.........................................  $           per kW
Municipal and Cotton Gin....................................  $           per kWh


---------------


(1)Expected to be effective until the first billing cycle of January, 2002.



     The financing order requires that transition charges be reviewed and adjusted to correct any overcollections or undercollections in the collection account in the preceding 12 months. These adjustments will be implemented annually unless more frequent adjustments are required in order to maintain the principal balance of these notes (adjusted for amounts in the reserve subaccount) within 5% of the expected amortization schedule or if any class of
notes maturing after                , 20  would not be paid in full as of its
scheduled final payment date. On October 1, 2001, CPL, as servicer, made a non-standard true-up filing with the Texas commission to adjust transition charges. The new charges are expected to be effective beginning with the first billing cycle of January, 2002. Please refer to "Description of the Transition Property -- Tariff -- True-Ups" in the accompanying prospectus for a description of the adjusted transition charges.

                                  UNDERWRITING

     We have entered into an underwriting agreement and a pricing agreement with respect to these notes with CPL and the underwriters for the offering named below. Assuming that conditions in the underwriting agreement are met, each underwriter has severally agreed to purchase the respective principal amount of
notes indicated in the following table.           ,           and           are
the representatives of the underwriters.


                                                   Principal Amount of Notes
                                                   -------------------------
Underwriters                         Class       Class       Class       Class       Class
------------                       ---------   ---------   ---------   ---------   ---------

                                   $           $           $           $           $
                                   ---------   ---------   ---------   ---------   ---------
          Total..................  $           $           $           $           $
                                   =========   =========   =========   =========   =========



     Series 2001-1 notes sold by the underwriters to the public will initially be offered to the public at the initial public offering prices set forth on the cover of this prospectus supplement. Any series 2001-1 notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to the percentage of the principal amount of these notes set forth below under "Selling Concession." Any such securities dealers may sell any series 2001-1 notes purchased from the underwriters to other brokers or dealers at a discount from the initial offering price of up to the percentage of the principal amount of these notes set forth below under "Reallowance Discount."



                                                               Selling      Reallowance
                           Class                              Concession     Discount
                           -----                              ----------    -----------
                                                                       %             %


     These notes are a new issue of securities with no established trading market. These notes will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in these notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurances as to the liquidity of the trading market for these notes.

     In connection with the offering, the underwriters may purchase and sell these notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of an underwriter in stabilizing or short covering transactions.


     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of these notes. As a result, the price of these notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These activities may be effected in the over-the-counter market or otherwise.

     We estimate that our share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $     .

     We, along with CPL, have agreed to reimburse the several underwriters for some expenses and indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to CPL and its affiliates for which they have in the past received, and in the future may receive, customary fees.

                                    RATINGS


     It is a condition of issuance of these notes that these notes be rated "Aaa" by Moody's Investors Service, "AAA" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and "AAA" by Fitch, Inc.



     A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain its rating on any note, and, accordingly, we can give no assurance that the ratings assigned to any class of notes upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of notes is revised or withdrawn, the liquidity of such class of notes may be adversely affected. In general, ratings address credit risk and do not represent any assessment of the rate of principal payments on the notes other than the payment in full of each class of the notes by the applicable final maturity date, as well as the timely payment of interest.


                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES

     CPL has received a private letter ruling from the IRS to the effect that, for federal income tax purposes:


     - The issuance of the financing order and the transfer of the rights under the financing order to us will not result in gross income to CPL.



     - The issuance of these notes and the transfer of the proceeds to CPL will not result in gross income to CPL.


     - These notes will be obligations of CPL.

In the opinion of Sidley Austin Brown & Wood, counsel to us and to CPL, interest paid on these notes generally will be taxable to a U.S. noteholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. noteholder's method of accounting for U.S. federal income tax purposes. Sidley Austin Brown & Wood's opinion assumes, based on the ruling from the IRS described above, that these notes will constitute indebtedness of our sole member for federal income tax purposes. Each beneficial owner of a series 2001-1 note, by acquiring a beneficial interest, agrees to treat such note as indebtedness of our sole member secured by the note collateral for federal (and, to the extent applicable, state) income tax purposes unless otherwise required by appropriate taxing authorities. Please refer to "Material U.S. Federal Tax Consequences" in the prospectus.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.



              Subject to Completion. Dated                , 2001.



                           CPL TRANSITION FUNDING LLC

                                     ISSUER

                                TRANSITION NOTES
                               ISSUABLE IN SERIES

                        CENTRAL POWER AND LIGHT COMPANY
                              SELLER AND SERVICER

                             ----------------------


     CPL Transition Funding LLC, the issuer, may periodically offer and sell transition notes in one or more series, each with one or more classes, as described in the related prospectus supplement. We will own transition property, a property right established under Subchapter G of Chapter 39 of the Texas Utilities Code and created through a financing order issued by the Public Utility Commission of Texas, otherwise referred to as the Texas commission. In general terms, the transition property includes the right to impose, collect and receive transition charges from retail consumers of electricity in Central Power and Light Company's certificated service area as it existed on May 1, 1999. The transition charges will be in amounts designed to be sufficient to repay the notes, to pay other expenses specified in the indenture and to fund or replenish the indenture trust accounts. We will also own other property described in this prospectus.



     The notes will be payable only from our assets, including trust accounts held by the indenture trustee for the notes. We may issue notes in series without the consent of existing noteholders. Each series of notes will rank on a parity with all other series of notes, provided that we may enter into credit enhancements with respect to a specific class or series of notes and hedge or swap transactions with respect to any floating rate class or series of notes.



     We are a Delaware limited liability company formed by Central Power and Light Company. Central Power and Light Company formed us for the purpose of purchasing and owning the transition property, issuing notes from time to time and pledging our interest in the collateral to the indenture trustee under the indenture in order to secure the notes.



     The notes are our legal obligations only. The notes do not constitute a debt, liability or other legal obligation of Central Power and Light Company or any of its affiliates (other than us). The notes are not obligations of the State of Texas, the Public Utility Commission of Texas or any other governmental agency or instrumentality. Neither the full faith and credit nor the taxing power of the State of Texas nor of any political subdivision, agency, authority or instrumentality of the State of Texas is pledged to the payment of principal of, or interest on, the notes, or the payments securing the notes. Furthermore, neither the State of Texas nor any political subdivision, agency, authority or instrumentality of the State of Texas will appropriate any funds for the payment of any of the notes.



     Before purchasing the notes, you should consider carefully the Risk Factors beginning on page 16 in this prospectus.


     We are a special purpose entity and own no property other than the collateral described in this prospectus, and that collateral is the sole source of payment for the notes.

     This prospectus may be used to offer and sell a series of notes only if accompanied by the prospectus supplement for that series.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       Prospectus dated           , 2001.

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
ABOUT THIS PROSPECTUS.....................   iv

CAUTIONARY STATEMENT REGARDING FORWARD-
  LOOKING INFORMATION.....................    v

WHERE YOU CAN FIND MORE INFORMATION.......   vi

PROSPECTUS SUMMARY........................    1

RISK FACTORS..............................   16

ENERGY DEREGULATION AND NEW TEXAS MARKET
  STRUCTURE...............................   34
The Restructuring Act's General Effect on
  the Electric Utility Industry in
  Texas...................................   34
Recovery of Stranded Costs for CPL and
  Other Texas Utilities...................   35
CPL and Other Utilities May Securitize
  Stranded Costs and Regulatory Assets....   36
Restructuring of CPL......................   38

DESCRIPTION OF THE TRANSITION PROPERTY....   38
Creation of Transition Property; Financing
  Order...................................   38
Tariff....................................   39

CPL TRANSITION FUNDING LLC, THE ISSUER....   44
Our Purpose...............................   44
Our Interaction with CPL..................   45
Our Management............................   45
The Managers' Compensation and Limitation
  on Liabilities..........................   46
We are a Separate and
  Distinct Legal Entity...................   46

THE SELLER AND SERVICER...................   46
CPL Customer Base and
  Electric Energy Consumption.............   47
Information by FERC Form 1 Customer Class
  Allocation..............................   48
Information by Transition Charge Retail
  Customer Class Allocation...............   48
Annual Forecast Variance for Retail
  Electric Sales (GWh)....................   50
Billing and Collections...................   50
Loss Experience...........................   52
Days Sales Outstanding....................   53
Delinquencies.............................   53

THE SALE AGREEMENT........................   54
Sale and Assignment of Transition
  Property................................   54
Conditions to the Sale of Transition
  Property................................   54



                                            PAGE
                                            ----
Seller Representations and Warranties.....   55
Covenants of the Seller...................   59
Indemnification...........................   62
Amendment.................................   63
Assumptions of the Obligations of the
  Seller..................................   63

THE SERVICING AGREEMENT...................   63
Servicing Procedures......................   64
Servicing Standards and Covenants.........   64
The Texas Commission's Transition Charge
  Adjustment Process......................   65
Remittances to Collection Account.........   67
Servicing Compensation....................   67
Retail Electric Providers.................   68
Credit Practices, Policies and
  Procedures of Retail Electric
  Providers...............................   69
Servicer Representations and Warranties...   73
Evidence as to Compliance.................   74
Matters Regarding the Servicer............   75
Servicer Defaults.........................   76
Rights When Servicer Defaults.............   76
Waiver of Past Defaults...................   77
Successor Servicer........................   77
Amendment.................................   77
Intercreditor Agreement...................   77

DESCRIPTION OF THE NOTES..................   78
General...................................   78
Interest and Principal on the Notes.......   79
Payments on the Notes.....................   80
Floating Rate Notes.......................   81
No Third-Party Credit Enhancement.........   81
Registration and Transfer of the Notes....   81
Book-Entry Registration...................   82
Definitive Notes..........................   84
Optional Redemption.......................   85
Conditions of Issuance of Additional
  Series and Acquisition of Additional
  Transition Property.....................   86
Access of Noteholders.....................   86
Reports to Noteholders....................   87
Supplemental Indentures...................   87
Covenants of the Issuer...................   88
Events of Default; Rights Upon Event of
  Default.................................   91
Actions by Noteholders....................   93
Annual Report of Indenture Trustee........   94
Annual Compliance Statement...............   94
Satisfaction and Discharge of Indenture...   94


                                       (ii)

                                            PAGE
                                            ----
Our Legal Defeasance Option...............   94
The Indenture Trustee.....................   95

SECURITY FOR THE NOTES....................   96
General...................................   96
Pledge of Collateral......................   96
Security Interest in the Collateral.......   97
Right of Foreclosure......................   98
Description of Indenture Accounts.........   98
Allocations; Payments.....................  100
State Pledge..............................  101

HOW A BANKRUPTCY MAY AFFECT YOUR
  INVESTMENT..............................  102

MATERIAL U.S. FEDERAL TAX CONSEQUENCES....  103
Tax Consequences to U.S. Noteholders......  105
Tax Consequences to Non-U.S.
  Noteholders.............................  106
Backup Withholding and
  Information Reporting...................  108



                                            PAGE
                                            ----
MATERIAL TEXAS STATE TAX CONSEQUENCES.....  109
Certain State Tax Matters.................  109

ERISA CONSIDERATIONS......................  110
General...................................  110
Regulation of Assets Included in a Plan...  110
Prohibited Transaction Exemptions.........  111
Consultation with Counsel.................  112

USE OF PROCEEDS...........................  112

PLAN OF DISTRIBUTION......................  112

RATINGS FOR THE NOTES.....................  112

LEGAL MATTERS.............................  113

EXPERTS...................................  113

INDEX TO FINANCIAL STATEMENTS.............  F-1


                                      (iii)

                             ABOUT THIS PROSPECTUS



     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. By using this process, we may offer the notes in one or more offerings. This prospectus provides you with a description of the notes we may offer. Each time we offer notes, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please read carefully this prospectus, the prospectus supplement and the information, if any, contained in the documents we refer to in this prospectus under the heading "Where You Can Find More Information."



     References in this prospectus and the prospectus supplement to the terms "we," "us," "our" or "the issuer" mean CPL Transition Funding LLC. References to the "seller" refer to Central Power and Light Company ("CPL") and any successor seller under the sale agreement described in the prospectus. References to the "servicer" refer to CPL and any successor servicer under the servicing agreement referred to in the prospectus.



     We have included cross-references to sections in this prospectus where you can find further related discussions. You can also find key topics in the table of contents on the preceding pages.



     You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current only as of the date of this prospectus.


                                       (iv)

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION



     Some statements contained in this prospectus and the prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts, including statements in the documents that are incorporated by reference as discussed in this prospectus under the heading "Where You Can Find More Information," are forward-looking statements within the meaning of the federal securities laws. Although we and CPL believe that the expectations and the underlying assumptions reflected in these statements are reasonable, we cannot assure you that these expectations will prove to be correct. The forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:



     - state or federal legislative or regulatory developments,



     - national or regional economic conditions,



     - the accuracy of the servicer's estimates of market demand and prices for energy,



     - the accuracy of the servicer's estimates of industrial, commercial and residential growth in CPL's service territory, including related estimates of conservation and electric usage efficiency,



     - weather variations and other natural phenomena affecting retail electric customer energy usage,



     - acts of war or terrorism or other catastrophic events,



     - the speed, degree and effect of continued electric industry restructuring,



     - the operating performance of CPL's facilities and third-party suppliers of electric energy in CPL's service territory,



     - the accuracy of the servicer's estimates of the payment patterns of retail electric customers, including the rate of delinquencies and any collections curves, and



     - the operational and financial ability of REPs to bill and collect transition charges and make timely payments of amounts billed by the servicer to the REPs for transition charges.



     Any forward-looking statements should be considered in light of these important factors and in conjunction with the other documents filed by us and by CPL with the SEC.



     New factors that could cause actual results to differ materially from those described in forward-looking statements may emerge from time to time. It is not possible for us or CPL to predict all of these factors, or the extent to which any factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made and neither we nor CPL undertakes any obligation to update the information contained in the statement to reflect subsequent developments or information.


                                       (v)

                      WHERE YOU CAN FIND MORE INFORMATION



     This prospectus is part of a registration statement we have filed with the SEC relating to the notes. This prospectus and the prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and the prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or the prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. Information filed with the SEC can be inspected at the SEC's Internet site located at http://www.sec.gov. You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:



                           CPL Transition Funding LLC


                c/o American Electric Power Service Corporation


                               1 Riverside Plaza


                              Columbus, Ohio 43215


                              Attention: G.C. Dean


                                 (614) 220-2780



     We will also file with the SEC all of the periodic reports we are required to file under the Securities Exchange Act of 1934 and the rules, regulations or orders of the SEC thereunder. We are permitted and intend to discontinue filing such reports if at any time after January 1, 2002, the notes are held of record by fewer than 300 persons.



     The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in the prospectus supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating into this prospectus our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the transition bonds is completed. Any statement contained in this prospectus, in the prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and the prospectus supplement to the extent that a statement contained in this prospectus, the prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or the prospectus supplement.


                                       (vi)

                               PROSPECTUS SUMMARY

     This summary contains a brief description of the notes that applies to all series of notes issued under this prospectus. Information that relates to a specific series or class of notes can be found in the prospectus supplement related to that series or class. You will find a detailed description of the terms of the offering of the notes in "Description of the Notes" in this prospectus.


     You should consider carefully the Risk Factors beginning on page 16 of this prospectus.



The Issuer of the Notes:     CPL Transition Funding LLC is a special purpose
                             Delaware limited liability company. CPL is our sole member and owns all of our equity interests. We were formed solely for the purpose of purchasing and owning the transition property, issuing notes from time to time and pledging our interest in the collateral to the indenture trustee under the indenture in order to secure the notes and engaging in activities necessary, suitable or convenient for the accomplishment of these purposes. Our address is 1 Riverside Plaza, Columbus, Ohio 43215
                             (telephone: (614) 220-4916.)



Seller and Servicer of the
  Transition Property:       CPL is an electric utility providing retail service
                             in southern Texas. At September 30, 2001, CPL provided service to approximately 680,000 retail customers covering a service territory of approximately 44,000 square miles. CPL is an operating subsidiary of American Electric Power
                             Company, Inc., a New York corporation ("AEP"). AEP is a public utility holding company registered under the Public Utility Holding Company Act of
                             1935. AEP is a multinational energy company based in Columbus, Ohio. AEP owns and operates more than 38,000 megawatts of generating capacity, making it
                             America's largest generator of electricity. AEP is also a leading wholesale energy marketer and trader, ranking second in the U.S. in electricity volume with a growing presence in natural gas. AEP provides retail electricity to more than 7 million customers worldwide and has holdings in the U.S.
                             and select international markets. Wholly owned subsidiaries of AEP are involved in power engineering and construction services, energy management and telecommunications. Neither CPL nor AEP is an obligor of the notes.



                             On the issue date for each series of notes, except in the event of a refunding of outstanding notes, CPL or a successor seller will sell transition property to us pursuant to the sale agreement and will agree to service the transferred transition property pursuant to a servicing agreement between us and CPL, as the servicer. CPL may transfer certain of its obligations to approved affiliates or third parties. Upon satisfaction of conditions described in the servicing agreement, any entity which becomes successor by merger, sale, transfer, lease, management contract or otherwise, to all or substantially all of CPL's electric transmission and distribution business will become the servicer and CPL will no longer be liable for those servicing obligations. If separate entities provide transmission and distribution services, the entity providing distribution service directly to retail customers will become the servicer. If CPL transfers any of its servicing obligations for another reason, CPL will remain primarily liable for those servicing obligations. Please refer to "The Sale Agreement" and "The Servicing Agreement."



Indenture Trustee:           U.S. Bank National Association will act as
                             indenture trustee under the indenture for the benefit of the noteholders.



Managers:                    Mark A. Ferruci and Kim E. Lutthans will be named
                             as independent managers under our limited liability company agreement. Armando A. Pena, Geoffrey S.
                             Chatas and Wendy G. Hargus, officers of CPL, are also managers and will execute and file the amendments to the registration statement relating to the notes and related documents, register the notes with the applicable state securities commissions, if any, and take other necessary and appropriate related actions on our behalf in connection with the notes.



Transaction Overview:        In 1999, Texas enacted an act, referred to as the
                             restructuring act, amending the Texas Utilities
                             Code, governing the restructuring of the electric industry in Texas, and providing competition for retail electric service beginning on January 1, 2002. Deregulation of the Texas retail electric utility industry under the restructuring act will require electric utilities to unbundle their generation, transmission and distribution, and retail electric services. While transmission and distribution services will continue to be provided by electric utilities, the statute authorizes retail electric providers, referred to as "REPs," certified by the Texas commission, to provide electric energy and related services, including billing and collecting, beginning, except for certain customers currently part of a pilot program, on January 1, 2002.



                             The restructuring act permits electric utilities to recover the loss in value of generation-related assets caused by the transition from a regulated environment to competition for retail electric generation services, as determined by the Texas commission. Under the portion of the restructuring act providing for securitization, the Texas commission may authorize an electric utility to use securitization financing to recover regulatory assets and stranded costs through the issuance by the utility or its designee of transition bonds secured by or payable from transition property. The notes constitute transition bonds under the restructuring act. The net proceeds of the notes will be used solely for the purposes of reducing the amount of recoverable regulatory assets and stranded costs, as determined by the Texas commission in accordance with the restructuring act, through the refinancing or retirement of utility debt or equity.



                             Under the restructuring act, an electric utility in the state of Texas is authorized to securitize up to:


                             - 100% of its regulatory assets,

                             - 75% of its estimated stranded costs,

                             - The costs of issuing, supporting, and servicing
                               the notes,

                             - Any costs of retiring and refunding the electric
                               utility's existing debt and equity securities in connection with the issuance of the notes, and

                             - The costs of the Texas commission in evaluating
                               the financing order and related matters in connection with the issuance of notes.

                             Collectively, these amounts are referred to as "qualified costs" in the restructuring act.


                             Pursuant to the restructuring act, the Texas commission has issued and may hereafter issue one or more financing orders authorizing CPL or a successor seller to securitize specified amounts of qualified costs. Each financing order will establish the qualified costs and the amount of notes that may be issued and create transition property upon the transfer to us of such property. In order to securitize the qualified costs established under a financing order, CPL or a successor seller will sell to us, as the issuer, the related transition property.



                             Transition property is comprised of the right to impose, collect and receive irrevocable nonbypassable transition charges payable by existing and future retail customers in CPL's certificated service area as it existed on May 1, 1999 (other than certain exempted customers) in an amount sufficient to recover the qualified costs established in the related financing order. For each such financing order, qualified costs will include the aggregate principal amount of notes to be issued plus an amount sufficient to provide any credit enhancement, to fund any reserves (including the trust accounts except for the initial deposit to the capital subaccount) and to pay interest, redemption premiums, if any, servicing fees and other expenses relating to the notes.



                             We will sell notes from time to time to fund the purchase of transition property. We may also issue notes to refund outstanding notes. Under the restructuring act, as implemented by a financing order, the right to collect transition charges is irrevocable, and not subject to reduction, impairment, or adjustment by action of the Texas commission, other than periodic "true-up" adjustments in accordance with the restructuring act. The true-up adjustments are designed to increase or decrease future transition charge collections to ensure recovery of the expected amounts for fees and expenses of servicing the notes, payment of premiums, if any, and interest on the notes when due, payment of principal of each series of the notes in accordance with the related expected amortization schedule and funding of the trust accounts to required levels. We will issue the notes from time to time in one or more series, each of which may be comprised of one or more classes.

                           PARTIES TO THE TRANSACTION



The following chart represents a general summary of the parties to the transactions underlying the offering of the notes, their roles and their various relationships to the other parties:


                                  [FLOW CHART]

Interest:                    Interest on each class of notes will accrue at the
                             interest rate specified in the related prospectus supplement. The indenture trustee will pay interest accrued on each class of notes on each payment date, but only to the extent transition charge collections received from the servicer and amounts available from trust accounts held by the indenture trustee are sufficient to make interest payments after payment of amounts having a higher priority of payment. The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in transition charges received) will result in an event of default for the applicable series of notes unless such failure is cured within five business days. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in this prospectus.



Principal:                   The indenture trustee will pay the principal of
                             each class of notes in the amounts and on the payment dates specified in the expected amortization schedule in the related prospectus supplement, but only to the extent transition charge collections received from the servicer and amounts available from trust accounts held by the indenture trustee are sufficient to make principal payments after payment of amounts having a higher priority of payment. Please refer to "Security for the Notes -- Allocations; Payments."



                             On any payment date, unless principal is payable earlier as a result of an acceleration triggered by an event of default, on a series maturity date or class maturity date, as applicable, or on a redemption date, the indenture trustee will pay principal of the notes only until the outstanding principal balances of the various classes of notes have been reduced to the principal balances specified for those classes in their expected amortization schedules. If cash is not available, the indenture trustee will pay principal of a class of notes later than set forth in the expected amortization schedule. If there is a shortfall in the amounts available to pay the principal of this or any other series of notes on the final maturity date, the indenture trustee will distribute available amounts among the various series pro rata in accordance with the amount of principal owing to each such series on such date. If an event of default under the indenture has occurred and is continuing for any class of notes, the indenture trustee may, and with the written direction of the holders of not less than a majority in principal amount of the notes of all series then outstanding will, declare the unpaid principal amount of all series of notes and accrued interest to be due and payable. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in this prospectus.

Collateral:                  We will own and pledge to the indenture trustee for
                             the benefit of the noteholders all of our right, title and interest in and to:

                             - The transition property transferred to us,

                             - The basic documents described in this prospectus,


                             - Trust accounts held by the indenture trustee,



                             - Other credit enhancement acquired or held to
                               ensure payment of the notes, if any, including rights under any interest rate swaps or hedges supporting payment of any floating rate notes that we issue,



                             - All claims, demands, causes and choses in action
                               in respect of the foregoing, and


                             - All payments and proceeds of the foregoing.


Transition Property:         Transition property is a property right established
                             under the restructuring act and created through a financing order issued by the Texas commission. In general terms, transition property is the rights granted to CPL or a successor seller by the Texas commission under a financing order, including the right to impose, collect and receive irrevocable nonbypassable transition charges. The amount of transition charges which may be imposed will be calculated at an amount sufficient to retire the principal amount of the related series of notes in accordance with the expected amortization schedule, to pay all interest on those notes when due, to pay fees and expenses of servicing those notes and premiums, if any, associated with those notes and to fund any required credit enhancement for those notes.



                             On the closing date for each issuance of notes, the seller will sell the related transition property to us. The servicer of the transition property will collect the transition charges on our behalf. Beginning with the introduction of customer choice, REPs will be responsible for collecting transition charges from retail customers within CPL's service territory and paying the amounts collected to the servicer. Please refer to "The Servicing
                             Agreement -- Retail Electric Providers" in this prospectus.


Transition Charges:          The transition charges will be payable by all
                             existing and future retail customers of CPL or its successor located within CPL's certificated service area as it existed on May 1, 1999. There are exceptions for


                             - certain categories of existing customers whose
                               load has been lawfully served by a
                               fully-operational qualifying facility before
                               September 1, 2001 (for calendar year 2000, such customers would have represented approximately 4.3% of the retail customer load within CPL's certificated service area) or whose load has been lawfully served by an on-site power production facility with a rated capacity of 10 megawatts or less (as of the date of this prospectus, there were no such customers),

                             - retail customers in a dually-certificated service
                               area that requested to switch providers on or before May 1, 1999, or were not taking service from the utility on, and do not do so after, May 1, 1999 (for calendar year 2000, these customers would have represented approximately .001% of the retail customer load within CPL's certificated service area), and



                             - former customers not taking service from CPL by
                               reason of taking service from Sharyland
                               Utilities, L.P. pursuant to a Texas commission order issued on July 9, 1999 (for calendar year 2000, these customers represented approximately .01% of the retail customer load within CPL's certificated service area).


                             The defined classes of retail customers are:

                             - Residential,

                             - Commercial and Small Industrial-Energy,

                             - Commercial and Small Industrial-Demand,

                             - Large Industrial-Firm,


                             - Large Industrial-Non-Firm,



                             - Standby-Firm,



                             - Standby-Non-Firm, and



                             - Municipal and Cotton Gin.


                             Because of differences in the tariff rate for each class of retail customers and the provisions of the restructuring act, the transition charges payable by each class of retail customers will differ.


                             After the introduction of customer choice, REPs will be responsible for billing, collecting and paying to the servicer the retail customer's transition charges. Each REP will be responsible for paying transition charges billed to retail customers of the REP, whether or not the retail customers pay the REP, less an allowance for charge-offs of delinquent customer accounts, subject to annual reconciliations for actual charge-offs as provided in tariffs to be filed with the Texas commission. Please refer to "The Servicing Agreement -- Retail Electric Providers" in this prospectus.



                             The obligation of retail customers to pay transition charges is not subject to right of set-off. Transition charges are "non-bypassable" in accordance with the provisions set forth in the restructuring act and a financing order. The servicer may terminate electric service to any retail customer who fails to pay any transition charges in accordance with the restructuring act and Texas commission guidelines. After the introduction of customer choice, which generally begins January 1, 2002, an REP who is billing any such retail customers may transfer billing and collection rights to the designated REP of last resort for such customers, or direct the servicer to terminate service to such customers in accordance with the financing order.



                             Transition charges will be assessed by the servicer for our benefit as owner of the transition property. Transition charges generally will be based on a retail customer's actual usage of electricity. However, transition charges for demand customers will be based on the maximum amount of electricity that such customers are expected to consume based on their actual consumption during the prior year. Transition charges will be collected by the servicer, either directly from retail customers prior to January 1, 2002 or indirectly from an REP that collects transition charges from retail customers after January 1, 2002 as part of its normal collection activities. Transition charges will be deposited by the servicer into the collection account under the terms of the indenture and the servicing agreement.



                             Each financing order will require a notification letter (which we refer to as an "issuance advice letter") and a tariff to be filed with the Texas commission by CPL, as seller of the transition property, prior to the issuance of notes. Each issuance advice letter and tariff will establish the initial transition charges relating to such notes, calculated using the methodology described in the related financing order. Subsequent issuance advice letters may modify transition charges or evidence new transition charges to reflect the adjustments described below to support the issuance of additional series of notes.



Adjustments to Transition
  Charges: Each financing order will require that transition charges be reviewed and adjusted at least annually to correct any overcollections or undercollections in the preceding 12 months. These adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and expenses in connection with the notes. The servicing agreement and each financing order will require the servicer to calculate and implement these true-up adjustments to the transition charges by providing written notice to the Texas commission.



                             True-up adjustments will be implemented annually; provided, however, that the servicer may also be required to implement adjustments to the transition charges by providing written notice to the Texas commission, if as of the end of the month prior to any payment date, the servicer determines that


                             - the aggregate outstanding principal balance of
                               any series of notes plus amounts on deposit in the reserve subaccount described below will vary by more than 5% from the principal balance set forth on the expected amortization schedule, or


                             - commencing after the applicable payment date
                               specified in the related prospectus supplement, any series of notes will not be paid in full as of its scheduled final payment date.

                             In addition to the annual and interim true-up adjustments described above, the initial financing order authorizes the servicer to make a non-standard true-up if the forecasted billing units for one or more of the retail customer classes for an upcoming period decrease by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. The purpose of the non-standard true-up is to adjust the allocation of transition charges among customer classes to account for a large decrease in one class. Unlike the true-up adjustments described above, any non-standard true-up will be subject to a proceeding before the Texas commission. The failure of the Texas commission to approve the adjustments requested in such a proceeding could result in delays in payments on the notes. Please refer to "The Servicing Agreement -- The Texas Commission's Transition Charge Adjustment Process" in this prospectus. As of the date of this prospectus, the forecasted billing units for the large industrial non-firm classes have decreased by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. On October 1, 2001, the servicer made a non-standard true-up filing with the Texas commission for adjusted transition charges to be effective beginning with the first billing cycle of January, 2002.



Collections:                 The servicer will deposit in the collection account
                             estimated payments of transition charges on each business day.


Payment Sources:             On each payment date specified in the related
                             prospectus supplement, the indenture trustee will pay amounts owed on all outstanding series of notes from:


                             - Amounts received from the servicer with respect
                               to transition charges collected during the prior collection period; and


                             - Amounts available from trust accounts held by the
                               indenture trustee.


Priority of Payments:        On each payment date specified in the related
                             prospectus supplement, the indenture trustee will pay or allocate, at the direction of the servicer, all amounts on deposit in the trust accounts and all investment earnings on the trust accounts other than the REP deposit accounts to the extent funds are available in the collection account, in the following order of priority:



                             - Amounts owed by us to our independent managers
                               and to the indenture trustee in an amount not to exceed $120,000 annually or such greater amount set forth in any subsequent financing order;



                             - The servicing fee, which will be a fixed
                               percentage of the initial principal balance of the notes, and any unpaid servicing fees as described under "The Servicing
                               Agreement -- Servicing Compensation," to the servicer;



                             - So long as no event of default has occurred and
                               is continuing or would be caused by their payment, our additional current fixed operating expenses, up to an aggregate in any calendar year of $120,000 or such greater amount set forth in any subsequent financing order, less the amount paid under the first bullet above;



                             - Overdue interest on the notes and interest on
                               past due interest (to the extent that the payment of such interest and such past due interest is legally enforceable);


                             - Interest then due on the notes, including payment
                               of any amount to a swap counterparty with respect to floating rate notes;


                             - Principal then due and payable on the notes,
                              including any past due installments of principal or principal due as a result of an event of default, on the final maturity date for the series of notes or upon redemption;



                             - Scheduled principal payments of any series of
                               notes according to the expected amortization schedule;



                             - Payment of any fees, expenses and indemnity
                               amounts not paid under the third bullet above, up to an aggregate in any calendar year of $120,000 or such greater amount set forth in any subsequent financing order, less the amounts paid under the first and third bullets above;


                             - Replenishment of any shortfalls in the capital
                               subaccount;

                             - Allocation of any required amount to the
                               overcollateralization subaccount;


                             - If there is a positive balance after making the
                              foregoing allocations, release to us of an amount not to exceed the lesser of such balance and the investment earnings on amounts in the capital subaccount; and


                             - Allocation of the remainder, if any, to the
                               reserve subaccount.

                         ALLOCATIONS AND DISTRIBUTIONS


                                  [FLOW CHART]

(1)Transition charges billed prior to January 1, 2002 will be remitted directly to CPL, as servicer, rather than to a retail electric provider.

Credit Enhancement and
  Accounts:                  Credit enhancement for the notes will be as
                             follows:


                             - True-up Adjustments -- The servicer will make
                               true-up adjustments to the transition charges, at least annually, to make up for any shortfall or excess in transition charge collections and will file the true-up adjustments with the Texas commission. Please refer to "Description of the Transition Property -- Tariff -- True-Ups".


                             - Collection Account -- The indenture trustee will
                               hold a single collection account, divided into various subaccounts, for all series of the notes. The primary subaccounts for credit enhancement purposes are:


                               - Overcollateralization Subaccount -- The
                                 prospectus supplement for each series of notes will specify a required funding level for the overcollateralization subaccount. The required funding level will be equal to one-half of one percent (0.50%) of the initial principal amount of that series of notes or a higher percentage as may be specified in the related prospectus supplement. That amount is expected to be funded approximately ratably over the term of the notes of such series through transition charge collections. Any shortfall in the overcollateralization subaccount will be included in the periodic adjustment of the transition charges and be replenished from transition charge collections.



                               - Capital Subaccount -- On the date of issuance
                                 of a series of notes, CPL, in its capacity as our sole member, will deposit into the capital subaccount an amount equal to one-half of one percent (0.50%) of the initial principal amount of each series of notes (or a higher amount as may be specified in the related prospectus supplement). Any shortfall in the capital subaccount will be included in the periodic adjustment of the transition charges and be replenished from transition charge collections.



                               - Reserve Subaccount -- All amounts (including
                                 all investment earnings other than investment earnings on amounts in the capital subaccount) that, as of a payment date, are not needed to pay interest, principal, fees and expenses and to replenish the overcollateralization subaccount and capital subaccount will be held in the reserve subaccount.



                             Amounts held in each of these subaccounts and investment earnings thereon other than investment earnings on amounts in the capital subaccount will be available to make payments on all series of notes on each payment date.



                               - REP Deposit Accounts -- From and after the
                                introduction of customer choice, each REP that does not maintain an investment grade rating must either (i) maintain a security deposit with the indenture trustee; (ii) provide a guarantee, surety bond or letter of credit of a specified amount for the benefit of the indenture trustee from an affiliate that maintains an investment grade rating; or (iii) provide some combination of these forms of credit support. Amounts in the REP deposit accounts are available solely to protect against a default by the REP which provided such amounts and are not our property.



                             The REP deposit accounts established by the indenture trustee will hold security deposits from certain REPs. In the event that an REP defaults in payment, the servicer may direct the indenture trustee to withdraw the amount of the payment default or, if less, withdraw the full amount of that REP's security deposit for deposit into the general subaccount of the collection account or seek full recourse against any other credit support.



                             Additional credit enhancement for any series of notes may include surety bonds, letters of credit, liquidity reserves or other forms of credit enhancement. Any additional forms of credit enhancement for a series of notes will be specified in the related prospectus supplement. Additional credit enhancement for any series of notes is intended to protect against losses or delays in scheduled payments on that series of notes only.


State Pledge:                The State of Texas has pledged, and the Texas
                             commission will pledge in each financing order, for the benefit and protection of noteholders and CPL that it will not take or permit any action that would:

                             - Impair the value of transition property, or

                             - Reduce, alter, or impair the transition charges
                               to be imposed, collected, and remitted to the indenture trustee on behalf of the noteholders (other than periodic true-up adjustments in accordance with the restructuring act), until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related notes have been paid and performed in full.

Events of Default:           An event of default with respect to any series of
                             notes is defined in the indenture as being:


                             - A default in the payment of interest that is not
                               cured within five business days (whether such failure to pay interest is caused by a shortfall in transition charges received or otherwise).


                             - A default in the payment of principal on any
                               final maturity date.

                             - A default in the payment of the optional
                               redemption price on a redemption date.


                             - A default in the observance or performance of any
                               covenant or agreement of the issuer made in the indenture, and which continues unremedied for 30 days after the earlier of (i) the date that notice of the default is given to the issuer by the indenture trustee or to the issuer and the indenture trustee by the holders of at least 25% in principal amount of the notes of that series then outstanding or
                               (ii) the date that we have actual knowledge of the default.



                             - Any representation or warranty made by the issuer
                               in the indenture or in any certificate delivered by the issuer in connection with the indenture proving to have been incorrect in a material respect when made and which continues unremedied for a period of 30 days after the earlier of (i) the date that notice of the default is given to the issuer by the indenture trustee or to the issuer and the indenture trustee by the holders of at least 25% in principal amount of the notes of that series then outstanding or (ii) the date that we have actual knowledge of the default.


                             - Events of bankruptcy, insolvency, receivership or
                               liquidation of the issuer.


                             - A breach by the State of Texas or any of its
                               agencies (including the Texas commission), officers or employees, of the State's pledge.


                             - Any other event designated as an event of default
                               in the related prospectus supplement.


                             If an event of default should occur (other than a breach of the State pledge) and be continuing with respect to any series of notes, the indenture trustee or holders of not less than a majority in principal amount of the notes of all series then outstanding may declare the notes of all series to be immediately due and payable. Under circumstances set forth in the indenture, the holders of a majority in principal amount of notes of all series then outstanding may rescind the declaration.



                             If the notes have been declared to be due and payable following an event of default, the indenture trustee may, in its discretion, subject to the limitations and conditions provided in the indenture, either sell the transition property or elect to maintain possession of the transition property and continue to apply payments arising from the transition charges remitted to the indenture trustee as if there had been no declaration of acceleration. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in this prospectus.



                             In the case of an event of default resulting from a breach of the State pledge, the indenture trustee, for the benefit of the holders, may institute proceedings to compel performance or to enforce the State pledge and may prosecute such proceedings to final judgment or decree.


Optional Redemption:         We will have the option to redeem a series of notes

                             - if the outstanding principal balance of the
                               series of notes has been reduced to less than 5% of the initial principal amount of that series, or

                             - if provided for in the applicable prospectus
                               supplement, from the proceeds of the issuance and sale of another series of notes.

                             The prospectus supplement relating to a series of notes will describe any other optional redemption provisions for that series. The redemption price for any series of notes will not be less than the outstanding principal of and accrued interest on those notes.

Payment and Record Dates:    Payments of interest on and principal of any series
                             of notes will be made on the dates specified in the related prospectus supplement. So long as the notes are in book-entry form, the record date for any payment of interest on or principal of the notes will be the business day immediately before the payment date.


Scheduled Final Payment
  Dates and Final Maturity
  Dates: Failure to pay the entire outstanding principal amount of the notes of any class or series by the scheduled final payment date for each class or series will not result in an event of default unless such amount remains unpaid on the final maturity date for the class or series. The final maturity date may be up to two (2) years after the scheduled final payment date for each class, but cannot exceed 15 years from the date of original issuance of such class. The scheduled final payment date and the final maturity date of each series and class of notes will be specified in the related prospectus supplement.



Ratings of Notes:            It will be a condition of issuance of the notes
                             that the notes be rated "Aaa" by Moody's Investors
                             Service, "AAA" by Standard & Poor's Ratings
                             Services, a division of The McGraw-Hill Companies, and "AAA" by Fitch, Inc. Please refer to "Ratings for the Notes" and "Risk Factors -- CPL's Ratings
                             May Affect the Market Value of Your Notes" in this prospectus.



Federal Income Tax Status:   In the opinion of Sidley Austin Brown & Wood,
                             counsel to us and to CPL, interest paid on each series of notes generally will be taxable to a U.S.
                             noteholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. noteholder's method of accounting for U.S.
                             federal income tax purposes. Sidley Austin Brown &
                             Wood's opinion assumes that, based on a ruling or tax opinion described under "Material U.S. Federal
                             Tax Consequences," the notes will constitute indebtedness of our sole member for federal income tax purposes. If you purchase a beneficial interest in any note, you agree by your purchase to treat the note as debt of our sole member secured by the note collateral for federal income tax purposes unless otherwise required by appropriate taxing authorities.



ERISA Considerations:        Pension plans and other investors subject to ERISA
                             may acquire the notes subject to specified conditions. The acquisition and holding of the notes could be treated as a direct or indirect prohibited transaction under ERISA. Accordingly, by purchasing the notes, each investor purchasing on behalf of a pension plan will be deemed to certify that the purchase and subsequent holding of the notes would be exempt from the prohibited transaction rules of ERISA.

                                  RISK FACTORS

     You should carefully consider all the information we have included or incorporated by reference in this prospectus and the prospectus supplement before deciding whether to invest in the notes. In particular, you should consider carefully the risk factors described below.

     If any of the following risks actually occur, your investment in the notes could be materially adversely affected. In that event, the trading price of your notes could decline and you may lose all or part of your investment.

YOU MAY EXPERIENCE MATERIAL PAYMENT DELAYS OR LOSSES ON YOUR INVESTMENT IN THE NOTES DUE TO THE LIMITED SOURCES OF PAYMENT FOR THE NOTES AND LIMITED CREDIT ENHANCEMENT.

     You may suffer material payment delays or losses on your notes if our assets are insufficient to pay the principal amount of the notes in full. The only source of funds for payments on the notes will be our assets. These assets are limited to:

     - the transition property, including the right to impose, collect and receive the transition charges and to adjust the transition charges at least annually;

     - the funds on deposit in the trust accounts held by the indenture trustee;

     - contractual rights under the sale agreement, the servicing agreement and other contracts; and

     - any other credit enhancements described in a prospectus supplement.

     Any floating rate notes will also have the proceeds of any swap agreement available as a payment source.


     The notes will not be insured or guaranteed by CPL, including in its capacity as the initial servicer, or by its parent, AEP, any of its other affiliates (other than us), the indenture trustee or any other person or entity. Thus, you must rely for payment of the notes solely upon collections of the transition charges, funds on deposit in the trust accounts held by the indenture trustee and any other credit enhancement described in the related prospectus supplement. Our organizational documents will restrict our right to acquire other assets unrelated to the transactions (including future financing orders) described in this prospectus. Please refer to "CPL Transition Funding LLC, the Issuer" in this prospectus.


RISKS ASSOCIATED WITH POTENTIAL JUDICIAL, LEGISLATIVE OR REGULATORY ACTIONS


     Legal Action May Challenge or Invalidate the Restructuring Act or a Financing Order and Materially Adversely Affect Your Investment. The transition property is created pursuant to the restructuring act and one or more financing orders issued by the Texas commission pursuant to the restructuring act. There is uncertainty associated with investing in bonds payable from an asset that depends for its existence on recently enacted legislation because of an absence of any judicial or regulatory experience implementing and interpreting the legislation. The restructuring act was adopted in June 1999. The initial financing order and a portion of the restructuring act were challenged in Texas state court and both the restructuring act and the initial financing order were upheld and are no longer subject to appeal. Notwithstanding the Texas state court's decision, a future Texas state or federal court decision might seek to overturn the restructuring act or the financing order. Because the securitization financing is a creation of statute, any alteration affecting the validity of the relevant underlying legislative provisions could directly impact the notes. For example, if the provisions that create transition property were invalidated, the validity of the principal assets securing the notes could be eliminated. As another example, if the provisions that allow for the transition charge true-up adjustment process were invalidated, the servicer could be prevented from ensuring that sufficient funds are deposited with the indenture trustee for the scheduled payments on the notes. If an invalidation of any relevant underlying legislative provision or financing order provision occurs, you may lose some or all of your investment or you may experience delays in recovering your investment.



     The restructuring act or any provisions thereof, including the provisions relating to securitization, may be directly contested in courts or otherwise become the subject of litigation. As of the date of this prospectus, four lawsuits have been filed challenging the initial financing order. One of the lawsuits contended that the securitization provisions of the restructuring act underlying the financing order were unconstitutional under the Texas Constitution. The other lawsuits, which were consolidated with the first, challenged a number of aspects of the initial financing order and contended that certain of the parties bringing the lawsuit were denied due process in the proceeding before the Texas commission relating to that order. The constitutionality of the challenged provisions of the restructuring act and aspects of the initial financing order were affirmed by the district court of Travis County, Texas and by the Supreme Court of the State of Texas in June 2001. The Texas Supreme Court denied rehearing, with a corrected opinion that did not affect the substance of the original ruling, on August 30, 2001. Unless a petition for writ of certiorari is filed with the United States Supreme Court on or prior to November 28, 2001, the financing order will be final and nonappealable. If in the future a state or federal court were to determine that the relevant provisions of the restructuring act or a financing order are unlawful or invalid, that decision could adversely affect the validity of the notes or our ability to make payments on the notes. In that case, you could suffer a loss on or delay in recovery of your investment in the notes. If the restructuring act is overturned, the limitation on appealing any financing order may also be overturned. We cannot assure you that another lawsuit challenging the validity of the restructuring act will not be filed in the future or that, if filed, such lawsuit will not be successful. Please refer to "Energy Deregulation and New Texas Market Structure" in this prospectus.



     Other states have passed electric utility deregulation laws similar to the restructuring act and some of these laws have been challenged by judicial actions. To date, none of these challenges has succeeded, but future judicial challenges could be made in other states. An unfavorable decision regarding another state's law would not automatically invalidate the restructuring act or a financing order, but it might provoke a challenge to the restructuring act. In addition, an unfavorable court decision on another state's statute may establish a legal precedent for a successful challenge to the restructuring act depending on the similarity of the other statute and the applicability of the legal precedent to the restructuring act. Furthermore, legal action in other states could heighten awareness of the political and other risks of the notes, and in that way may limit the liquidity and value of the notes. Therefore, legal activity in other states may indirectly affect the value of your investment.



     Neither we nor CPL nor any successor seller will indemnify you for any changes in the law, including any amendment or repeal of the restructuring act, that may affect the value of your notes. CPL or a successor seller may, however, have to indemnify us if legal action based on law in effect at the time of the issuance of the notes invalidates the transition property. Please refer to "The Sale Agreement -- Indemnification."



     The Restructuring Act May be Overturned by the Federal Government Without Full Compensation. Congress or a federal agency may attempt to preempt the Texas legislature and pass a law or adopt a rule or regulation prohibiting or limiting the collection of transition charges, or otherwise affecting the energy industry. A prohibition of this nature could negate the existence of transition property. One bill has been introduced in the 107th Congress prohibiting the recovery of wholesale stranded costs through charges such as the transition charges provided for in the restructuring act.

     We cannot predict whether any future bills that prohibit the recovery of stranded costs or regulatory assets, or securitized financing for the recovery of stranded costs, will become law or, if they become law, what their final form or effect will be. We can give no assurance that a court would consider the preemption by federal law of the Texas restructuring act a "taking" of property from the noteholders. Moreover, even if this preemption of the restructuring act and/or the financing order by the federal government were considered a "taking" under the U.S. Constitution for which the government had to pay the estimated market value of the transferred transition property at the time of the taking, we can give no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the notes or to pay such amounts on a timely basis.



     Except as described in "The Sale Agreement -- Indemnification," neither we nor CPL nor any successor seller will indemnify you for any changes in the law that may affect the value of your notes.



     Future Texas Legislative Action May Invalidate the Notes or the Transition Property which is the Primary Source of Payments on Your Notes. Unlike many other states (including California, Massachusetts and Michigan), the citizens of the State of Texas do not have the constitutional right to adopt or revise laws by initiative or referendum. Thus, absent any amendment of the constitution of the State of Texas, the restructuring act cannot be amended or repealed by direct action of the electorate.



     The Texas legislature may repeal the restructuring act, or amend the restructuring act in a way that limits or alters the transition property so as to reduce its value. Under the restructuring act, the State of Texas has pledged not to diminish the value of the transition property. For a description of this pledge, please refer to "Security for the Notes -- State Pledge" in this prospectus. In the opinion of Sidley Austin Brown & Wood, counsel to CPL and us, with respect to applicable federal constitutional principles relating to the impairment of contracts, the Texas legislature could not, absent a demonstration that such action was necessary to serve a significant and legitimate public purpose, repeal or amend the restructuring act, or take or refuse to take any action required under its pledge described above if the repeal or amendment or the action or inaction would substantially impair the rights of the owners of the transition property or the noteholders. In the opinion of Vinson & Elkins LLP, counsel to CPL and to us, under applicable Texas constitutional principles relating to the impairment of contracts, the Texas legislature could not enact legislation (other than a law passed by the Texas legislature in the valid exercise of the state's police power) that repeals the state's pledge or limits, alters, impairs or reduces the value of the transition property or the transition charges so as to impair (x) the terms of the indenture or the notes or (y) the rights and remedies of the noteholders (or the indenture trustee acting on their behalf) prior to the time that the notes are fully paid and discharged if such action would prevent the payment of the notes or would significantly affect the security for the notes.



     It may be possible for the Texas legislature to enact legislation that would impair the rights and remedies of noteholders without violating the State's pledge, if the legislature acts in order to serve a significant and legitimate public purpose, such as protecting the public health and safety or otherwise acts in the valid exercise of the state's police power. Even if the legislature provides you with an amount deemed to be adequate compensation, it may not be sufficient for you to fully recover your investment. Any action of the Texas legislature adversely affecting the transition property or the ability to collect transition charges may be considered a "taking" under the U.S. or Texas constitutions. The Texas legislature might then be obligated to pay the estimated value of the transition property at the time of the taking. We cannot assure you of the likelihood or legal validity of any action of this type by the Texas legislature, or whether the action would be considered a taking. As of the date of the prospectus, we are not aware of any pending legislation in the Texas legislature that would affect any provisions of the restructuring act.

     We cannot assure you that a repeal or amendment to the restructuring act will not be sought or adopted or that any action by the State of Texas adverse to your investment in the notes will not occur. In any such event, costly and time-consuming litigation might ensue. Any litigation of this type might adversely affect the price and liquidity of the notes and delay the payment of interest and principal and, accordingly, the weighted average lives of the notes. Moreover, given the lack of judicial precedent directly on point, and the novelty of transition property as security for the notes, we cannot predict the outcome of any litigation with certainty. Accordingly, you may suffer a loss on or delay in recovery of your investment in the notes.



     The seller and the servicer have agreed to take legal or administrative action, including instituting legal action, as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment to the restructuring act, a financing order or transition property.



     Except as described in "The Sale Agreement -- Indemnification," neither we nor CPL nor any successor seller will indemnify you for any changes in the law, including any amendment or repeal of the restructuring act, that may affect the value of your notes.



     Future Actions By The Texas Commission May Reduce the Value of Your Investment. The restructuring act provides that the financing order issued to CPL, or any successor seller, is irrevocable upon issuance and is not subject to reduction, impairment or adjustment by further action of the Texas commission, except for the periodic true-up adjustments. The State of Texas and the Texas commission have each pledged that it will not take or permit any action to amend, alter or impair the value of transition property created under the financing order, except as permitted in true-up adjustments until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the notes have been paid and performed in full. However, the Texas commission retains the power to adopt, revise or rescind rules or regulations affecting the seller or a successor utility. The Texas commission also retains the power to interpret the financing order. Any new or amended regulations or orders by the Texas commission, for example, could affect the ability of the servicer to collect the transition charges in full and on a timely basis. The seller has agreed to take legal or administrative action to resist any Texas commission rule, regulation or decision that would reduce the value of the transition property. We cannot assure you that the seller would be successful in its efforts. Thus, future Texas commission rules, regulations or decisions may adversely affect the rating of the notes, their price or the rate of transition charge collections and, accordingly, the amortization of notes and their weighted average lives. As a result, you could suffer a loss of your investment.



     The servicer is required to file with the Texas commission, on our behalf, any requested adjustments of the transition charges. Please refer to "Description of the Transition Property -- Tariff -- True-Ups" and "The Servicing Agreement -- The Texas Commission's Transition Charge Adjustment Process." There is uncertainty associated with investing in notes whose timely payment of principal and interest may depend on true-up adjustments because of the absence of any judicial or regulatory experience implementing and interpreting the provisions of the restructuring act providing for true-up adjustments. We cannot assure you that the foregoing adjustment procedures and adjustments will not be challenged. Such challenges could result in costly and time consuming litigation. A shortfall or material delay in transition charge collections due to inaccurate forecasts, delayed implementation of true-up adjustments or the failure to implement a true-up adjustment could result in payments of principal of and interest on the notes not being paid according to the expected amortization schedule, lengthening the weighted average life of the notes, or in payments of principal and interest not being made at all.



SERVICING RISKS


     Inaccurate Forecasting or Unanticipated Delinquencies Could Result in Insufficient Funds to Make Scheduled Payments on the Notes. The transition charges are generally assessed based on customer usage, which includes kilowatts demanded and kilowatt-hours of electricity consumed by retail customers. The transition charges are calculated by the servicer according to the methodology approved by the related financing order. In addition, the servicer is required to file with the Texas commission, on our behalf, periodic true-up adjustments for the transition charges. These adjustments are intended to provide, among other things, for timely payment of the notes, but the frequency of these adjustments is limited. The servicer will generally base its adjustments on any shortfalls during the prior adjustment period and on projections of future electricity usage (consumption and demand) and the retail customers' ability to pay their electric bills in full and on a timely basis. Please refer to "The Servicing Agreement -- The Texas Commission's Transition Charge Adjustment Process." The servicer has historically forecasted customer usage based on kilowatt-hours and the servicer has historically forecasted peak demand annually on a total company basis. The servicer has not historically forecasted demand by customer class. If the servicer inaccurately forecasts electricity consumption or demand or underestimates retail customer delinquencies or charge-offs when setting or adjusting the transition charges, or if the effectiveness of the adjustments is delayed for any reason, there could be a shortfall or material delay in transition charge payments. A shortfall or material delay in collecting transition charges could result in payments of principal of the notes not being made according to the expected amortization schedule, lengthening the weighted average life of notes, or in payments of principal or interest not being made at all.


     Inaccurate forecasting of electricity consumption by the servicer could result from, among other things:

     - warmer winters or cooler summers, resulting in less electricity consumption than forecasted;

     - general economic conditions being worse than expected, causing retail customers to migrate from CPL's service territory or reduce their electricity consumption;


     - the occurrence of a natural disaster, such as a hurricane, or an act of war or terrorism or other catastrophic events unexpectedly disrupting electrical service and reducing usage;


     - problems with energy generation, transmission or distribution resulting from the change in the market structure of the electric industry;


     - large retail customers ceasing business or departing CPL's service territory;



     - dramatic changes in energy prices resulting in decreased consumption;



     - retail customers consuming less electricity because of increased conservation efforts or increased electric usage efficiency; or



     - large retail customers switching to alternative sources of energy, including self-generation or co-generation of electric power. Please refer to "Energy Deregulation and New Texas Market Structure" in this prospectus.


     Inaccurate forecasting of delinquencies or charge-offs by the servicer could result from, among other things:


     - unexpected deterioration of the economy, the occurrence of a natural disaster, or an act of war or terrorism or other catastrophic events causing greater charge-offs than expected or forcing CPL or a successor utility to grant additional payment relief to more retail customers;



     - a change in law that makes it more difficult for CPL or a successor distribution company or an REP to terminate service to nonpaying retail customers, or that requires CPL or a successor distribution company or an REP to apply more lenient credit standards for retail customers;

     - the introduction into the energy markets of REPs who collect payments arising from the transition charges, but who may fail to remit retail customer charges to the servicer in a timely manner; or



     - the failure of REPs to submit accurate and timely information to the servicer regarding their collections and charge-offs. Please refer to "-- It May Be More Difficult to Collect the Transition Charges from REPs Who Will Provide Electricity to CPL's Retail Customers Commencing in 2002."



     There are Uncertainties Associated with Collecting the Transition Charges and there is Unpredictability Associated with a Deregulated Electricity
Market. CPL has not previously calculated transition charges for retail customers, nor made all of the associated calculations and predictions which are inherent in that calculation, before making the calculations required in connection with the initial financing order and our initial issuance of notes. The predictions are based primarily on historical retail customer usage and payments, collection of payments and forecasted energy usage for which CPL has records available. The servicer has historically forecasted customer usage based on kilowatt-hours and the servicer has historically forecasted peak demand annually on a total company basis. The servicer has not historically forecasted demand by customer class. In addition, historical usage and collection records may not reflect retail customers' payment patterns or energy usage in the competitive market since retail competition is being introduced in Texas for the first time. These records also do not reflect any experience with consolidated billing by REPs. Because that kind of billing is new in Texas, there are potentially unforeseen factors in that billing which may affect collection of payments. Furthermore, the servicer does not have any experience administering transition charges. Risks are associated with the servicer's inexperience in calculating, billing and collecting transition charges and in managing retail customer payments on our behalf. A shortfall or material delay in collecting transition charges could result in payments of principal not being paid according to the expected amortization schedule, lengthening the weighted average life of the notes, or payments of principal and interest not being made at all.



     Your Investment Relies on CPL or Its Successor Acting as Servicer of Transition Property. CPL, as servicer, will be responsible for billing and collecting transition charges from retail customers and REPs and for periodic filings with the Texas commission to adjust transition charges. If CPL ceased servicing the transition property, it might be hard to find a successor servicer. Also, any successor servicer may have less experience than CPL and less capable billing and/or collection systems than CPL. A successor servicer may experience difficulties in collecting transition charges, determining appropriate adjustments to transition charges, terminating service to retail customers or otherwise taking actions against retail customers for non-payment of their transition charges. A successor servicer might charge fees that, while permitted under a financing order, are higher than the fees paid to CPL as servicer. If CPL were to be replaced as servicer, any of these factors and others could delay the timing of payments and may reduce the value of your investment. Also, a change in servicer or the reclaiming of billing functions by the servicer from an REP that has defaulted may cause billing and/or payment arrangements to change, which may lead to a period of disruption in which retail customers continue to remit payments according to the former arrangement, resulting in delays in collection that could result in a delay in payments on your notes. Please refer to "The Servicing Agreement" in this prospectus. In addition, even if CPL remains the servicer, as a result of restructuring it may have fewer assets than it currently has and, therefore, may have more difficulty meeting its obligations under the servicing agreement, in particular, its obligation to indemnify us and the indenture trustee in certain circumstances for your benefit. However, even after restructuring CPL will remain a regulated utility, the capital structure of which will be subject to the oversight of the Texas commission. Please refer to "-- The Obligation of the Seller of Transition Property or the Servicer to Indemnify Us for a Breach of a Representation, Warranty or Covenant May not be Sufficient to Protect Your Investment" in this prospectus.

     Upon a servicer default based upon the commencement of a case by or against the servicer under the United States Bankruptcy Code or similar laws, we and the indenture trustee may be prevented from effecting a transfer of servicing. The restructuring act provides that, if a default or termination occurs under the notes, the Texas commission may order that amounts arising from transition charges be transferred to a separate account, and the indenture trustee or noteholders may apply to a district court of Travis County, Texas for an order for sequestration and payment of revenues arising from the transition charges. However, in the event that the servicer becomes subject to a bankruptcy proceeding, federal bankruptcy law may prevent the Texas commission or a Texas court from issuing or enforcing these orders. The indenture requires the indenture trustee to request an order from the bankruptcy court to permit the Texas commission or a Texas court to issue and enforce these orders. However, the bankruptcy court may deny the request. The failure of the servicer to make required remittances would likely result in a default under the indenture. Please refer to "How a Bankruptcy May Affect Your Investment" in this prospectus.



     CPL has entered into, and may enter into in the future, other financing arrangements which would be subject to the intercreditor agreement, described under "The Servicing Agreement -- Intercreditor Agreement," and therefore limit the ability to appoint a successor servicer if CPL is in default of its obligations under the servicing agreement.



     It May Be More Difficult to Collect the Transition Charges from REPs Who Will Provide Electricity to CPL's Retail Customers Commencing in 2002. As part of the restructuring of the Texas electric industry, retail customers in CPL's service territory will, as of January 1, 2002, or in limited circumstances by participating in the pilot project, sooner, purchase electricity and related services from REPs rather than CPL. CPL or any affiliated transmission and distribution utility will no longer be permitted to sell electricity directly to retail customers. CPL currently has organized one affiliated REP to provide electricity and related services to retail customers. In the future, CPL may establish additional affiliated REPs. The restructuring act contemplates that REPs, including CPL's affiliated REP, will issue a single bill to retail customers purchasing electricity from an REP. This single bill would include all charges related to purchasing electricity from the REP, delivery services from the transmission and distribution utility and the applicable transition charges. Retail customers will pay transition charges to REPs who supply them with electric power. The REPs will be obligated to remit payments of transition charges to the servicer less a specified percentage allowance for charge-offs or delinquent customer accounts whose service has been terminated, within 35 days of billing from the servicer, even if they do not collect the charges from retail customers. The charge-off percentage will initially be based on the servicer's system-wide charge-off percentage but will then be recalculated annually for each REP in conjunction with the true-up adjustment process. Each REP will be entitled to recover amounts remitted to the servicer in excess of payments received from retail customers (and will be obligated to remit to the servicer any excess of such collections over prior remittances) in an annual reconciliation also made in conjunction with the true-up adjustment process. The servicer will have limited rights to collect transition charges directly from those retail customers who receive their electricity bills from an REP in the event that the REP does not pay the transition charges to the servicer. Once retail competition begins, the REPs will bill most retail customers for the transition charges, and we will have to rely on a relatively small number of entities for the collection of the bulk of the transition charges. The servicer will not pay any shortfalls resulting from the failure of any REP to forward transition charge collections. This may cause delays in payments on the notes and adversely affect your investment because:


     - REPs might use more permissive standards in bill collection and credit appraisal than CPL uses for its retail customers, or might be less effective in billing and collecting. As a result, those entities may not be as successful in collecting the transition charges as the servicer anticipated when setting the transition charge.

     - If an REP defaults, the REP must either (i) allow the REP of last resort or another certified REP of the customer's choosing to assume responsibility for billing and collecting transition charges from the REP's retail customers (ii) implement other mutually agreeable arrangements with the servicer or (iii) arrange at the REP's own expense for all amounts owed by its customers to be paid into a lock box controlled by the servicer. In no event may the servicer directly bill a retail customer for service that was previously billed by the REP and previously paid by that customer to the REP. In addition, if a replacement REP assumes the billing and collecting responsibility during the period of an REP default, billing and collections may be delayed due to the need to convert to such replacement provider's systems or because such replacement provider may not have adequate or complete information. This change could cause customer confusion.


     - A default by an REP which collects from a large number of retail customers would have a greater impact than a default by a single retail customer.


     - Any security deposit or other form of credit support made or provided by an REP may not be sufficient to cover shortfalls resulting from a default by such REP.



     - The bankruptcy of an REP may cause a delay in or prohibition of payment to the servicer of transition charges collected by that REP.


     Please refer to "The Transition Property -- Tariff -- Billing and Collection Terms and Conditions" in this prospectus.


     REPs who do not meet specified credit rating criteria will be required to provide (i) a cash deposit, (ii) an affiliate guarantee, surety bond or letter of credit or (iii) some combination of these forms of credit support to the indenture trustee. The amount of such credit support will equal two months maximum estimated collections of transition charges, as determined by the servicer, and any cash deposits will be deposited in an REP deposit account. Credit support other than cash must be provided by an investment grade entity. Documents representing any other form of credit support will be held by the indenture trustee. Although the indenture trustee maintains the REP deposit accounts, the indenture trustee has a security interest only in such accounts, not an ownership interest. In the event that an REP defaults in remitting transition charges, the servicer may direct the indenture trustee to withdraw or seek recourse for the amount of the payment default or, if less, withdraw the full amount of that REP's security deposit from the REP deposit account or seek full recourse against any other form of credit support provided for deposit into the general subaccount.



     In addition, the restructuring act provides for one or more REPs in each designated geographical area to be designated the "provider of last resort" for such area or for specified classes of customers in such area. The restructuring act requires the provider of last resort to offer a standard retail service package of basic electric service to retail customers in its designated area at a fixed, nondiscountable rate approved by the Texas commission, regardless of the creditworthiness of the customer. The REP serving as the provider of last resort may face greater difficulty in bill collection than other REPs and therefore the servicer may face greater difficulty in collecting transition charges from the REP serving as the provider of last resort.


     Adjustments to transition charges and, in some cases credit enhancement, will be available to compensate for a failure by an REP to pay transition charges over to the servicer. However, the amount of credit enhancement funds may not be sufficient to protect your investment. Please refer to "Energy Deregulation and New Texas Market Structure -- Transition Property" in this prospectus.


     Retail Customer Payments May Decline or be Delayed due to Confusion. The transition charges are being introduced to retail customers for the first time. Retail customers not accustomed to paying transition charges may be confused by the transition charges and any other changes in customer billing and payment arrangements. This confusion may cause the misdirection or delay of collections of transition charges. When retail competition begins, all generation and related services, including billing and collections, will be provided by REPs, and in the case of CPL, by an affiliated REP. Any problems arising from new and untested systems or any lack of experience on the part of the REPs with customer billing and collections could also cause delays in billing and collecting transition charges. These delays could result in shortfalls or delays in transition charge collections and payments on the notes.



     There may be Unexpected Problems in Receiving Accurate Metering Data at the Time Provision of Metering Services First Becomes Competitive in January
2004. Currently, and until January 2004, CPL provides all metering services in its service territory. As part of the restructuring of the Texas electric industry, metering services will be provided on a competitive basis beginning in January 2004 for commercial and industrial customers and by at least September 2005 for residential customers. After January 2004, third parties will be permitted to perform metering services and provide metering data to the servicer that the servicer will utilize in calculating and billing transition charges. The Texas commission has not yet established certification or performance standards for third party metering entities. Since third parties will not have previously performed metering services in CPL's service territory, there may be unforeseen problems in converting to the third party's metering system, in taking accurate meter readings and in collecting and processing accurate metering data following the conversion to competitive metering. Inaccurate metering data may lead to inaccuracies in the calculation and imposition of transition charges and could give rise to disputes between the servicer and REPs regarding payments and payment shortfalls. A shortfall or material delay in collecting transition charges due to the foregoing could result in payments of principal of the transition notes not being paid according to the expected amortization schedule, lengthening the weighted average life of the transition notes or payments of principal and interest not being made at all.



     CPL's Accounts Receivable Arrangement May Trigger the Need to Replace CPL as Servicer or May Limit the Ability to Replace CPL as Servicer. CPL has a trade receivables purchase and sale arrangement under which it sells a portion of its accounts receivable on a daily basis to an affiliate, which in turn grants a security interest in those receivables to a trustee for the benefit of holders of debt securities issued by such affiliate. CPL has been appointed such affiliate's agent for purposes of collecting and servicing the receivables sold under this arrangement. CPL does not expect this accounts receivable purchase and sale arrangement to continue after the first quarter of 2002, although similar arrangements may be entered into in the future. The transition charges are not subject to this arrangement. The investors have the right, through their trustee, to replace CPL as sub-collection agent upon the occurrence of certain events. The investor's trustee and the indenture trustee for your notes have entered into an intercreditor agreement which requires the indenture trustee for your notes and the investor's trustee to act jointly in the replacement of CPL as collection agent under the receivables purchase agreement and as servicer under the servicing agreement whenever either has the right under its agreement to effect a replacement of CPL. Neither party is entitled to replace CPL under its agreement without the consent of the other party. The form of the intercreditor agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part. Although the removal and replacement of CPL as servicer is subject to satisfaction of the rating agency condition, the existence of this receivables arrangement may increase the likelihood that CPL will be replaced as servicer. In addition, the terms of the intercreditor agreement may make it more difficult for the indenture trustee to replace CPL following a servicer default.



     Billing and Collection Practices May Reduce the Amount of Funds Available for Payments on the Notes. Each financing order will set the methodology for determining the amount of the transition charges we may impose on each retail customer. The servicer cannot change this methodology without approval from the Texas commission. However, the servicer may set its own billing and collection arrangements with REPs and with those retail customers from whom it collects the transition charges directly, provided that these arrangements comply with Texas commission customer safeguards. For example, to recover part of an outstanding bill, the servicer may agree to extend an REP's or a retail customer's payment schedule or to write off the remaining portion of the bill, including transition charges. Also, the servicer may change billing and collection practices. Any change to billing and collection practices may have an adverse or unforeseen impact on the timing and amount of customer payments and may reduce the amount of transition charge collections and thereby limit our ability to make scheduled payments on the notes. Separately, the Texas commission may require changes to these practices. Any changes in billing and collection regulation might adversely affect the billing terms and the terms of remittances by REPs to the servicer or make it more difficult for the servicer to collect the transition charges. These changes may adversely affect the value of the notes and their amortization and, accordingly, their weighted average lives. Please refer to "The Seller and Servicer -- Billing and Collection" in this prospectus. The servicing agreement provides, however, that the Servicer will not take any action that will adversely impair our interest in the transition property.


     Limits on Rights to Terminate Service May Make it More Difficult to Collect Transition Charges. An important element of an electric utility's policies and procedures relating to credit and collections is the right to terminate or disconnect service on account of nonpayment. The initial financing order provides that the sale of transition property by CPL includes all rights of CPL to authorize disconnection of electric service for nonpayment of transition charges. The initial financing order provides that, if the servicer is billing customers for transition charges, the servicer shall have the right to terminate service for nonpayment of transition charges pursuant to the Texas commission rules. If an REP, including the REP of last resort, is billing customers for transition charges, the REP shall have the right to transfer a non-paying customer to the REP of last resort or to direct the servicer to terminate service pursuant to the Texas commission rules. Nonetheless, Texas statutory requirements and the rules and regulations of the Texas commission, which may change from time to time, regulate and control the right to terminate service. CPL and the REPs may not terminate service to a retail customer on (1) a weekend day, (2) a day when the previous day's high temperature did not exceed 32 degrees Fahrenheit and is predicted to remain at or below that level for the next 24 hours or (3) a day for which the National Weather Service issues a heat advisory for any county in the service territory, or when a heat advisory has been issued for either of the two prior calendar days. As a result, CPL or an REP must continue to provide service to these retail customers under these circumstances. To the extent these retail customers do not pay for their electric service, we will not receive payment of transition charges from these retail customers. This may reduce the amount of transition charge collections available for payments on the notes, although the expected associated reduction in payments would be factored into the transition charge true-up adjustments. Please refer to "The Seller and Servicer -- Billing and Collections" in this prospectus.



     Future Adjustments to Transition Charges by Customer Class May Result in Insufficient Collections. The retail customers who will be responsible for paying transition charges are divided into customer classes. Transition charges will be allocated among customer classes and assessed in accordance with the formula required under the restructuring act and as specified in the financing order. This allocation is based in part upon the existing rate structure of each customer class. For a description of the formula, please refer to "Energy Deregulation and New Texas Market Structure" in this prospectus.



     CPL's large industrial class consists of a small number of large industrial retail customers. Several of these retail customers have already notified CPL that they will cease purchasing electricity from CPL and have secured or are securing their own power resources that qualify under the restructuring act to allow them to avoid paying transition charges. As a result of this decrease in the number of large industrial retail customers, the servicer has filed a non-standard true-up adjustment as more fully described under "The Servicing Agreement -- The Texas Commission's Transition Charge Adjustment Process."



     The inability to impose and collect transition charges or the failure to collect transition charges from the retail customers in the large industrial customer class and the existence of a non-standard true-up could lead to increases in transition charges for other customers. These increases could lead to failures by retail customers to pay transition charges. In addition, transition charges may not exceed statutory caps during the rate freeze and may not cause the bundled rates for residential and small commercial retail customers to exceed statutory caps during the price to beat period. In either case, these increases could increase the risk of a shortfall in transition charge collections to pay the notes.



     The restructuring act provides that transition charges must be collected and allocated among retail customers in the same manner as competition transition charges provided for elsewhere in the restructuring act. The final amount of stranded cost recovery and the final allocations of competition transition charges among retail customers, however, may not be known for some time. Accordingly, the Texas commission could order that the allocation of transition charges among customer classes set forth in a financing order be modified to reflect any subsequent Texas commission orders concerning the allocation of stranded cost recovery. Any reductions in transition charge collections due to reallocation among customer classes would be factored into the transition charge true-up adjustments. Nonetheless, these adjustments could lead to increased transition charges for one or more classes and could therefore lead to increased risks of nonpayment as described above.



RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE TRANSITION PROPERTY



     We May Not Recover Transition Charges More Than 15 Years From the Original Issue Date of the Series of Notes relating to Those Transition Charges. Each financing order establishes the amount of qualified costs and of notes that may be issued and creates transition property, including the right to collect the related transition charges. We may not bill or recover transition charges under a financing order after the fifteenth anniversary of the original issue date of the series of notes related to those transition charges, except that the servicer may continue to collect transition charges billed during the applicable 15-year period through the use of judicial process. Amounts collected from the specific transition charges during the applicable 15-year period, or from credit enhancement funds, may not be sufficient to repay the notes in full. If so, it is possible that no other funds will be available to pay the unpaid balance due on the notes.



     The Amount of Retail Base Rate Charges Including Transition Charges May Not Exceed a Statutory Cap. The restructuring act sets caps on the total bundled charges that CPL may charge for electric service, including transition charges, through January 1, 2002. These rate caps apply to each customer class separately. The restructuring act also limits the bundled rates that can be assessed by CPL and its affiliates to residential and small commercial retail customers through January 1, 2007 as more fully described under "Energy Deregulation and New Texas Market Structure -- The Restructuring Act's General Effect on the Electric Utility Industry in Texas -- 'Price to Beat' and Services." If there is a severe or persistent shortfall in collections of transition charges, the rate caps applicable to a customer class may prevent the servicer from adjusting transition charges for that customer class in excess of the rate caps. If this occurs, the servicer would have to adjust transition charges for other customer classes at the time of the next true-up adjustment. These adjustments may result in the assessment of transition charges on the remaining customer classes at a level that is limited by their rate caps. This could reduce the amount or the rate of collections of transition charges, which may adversely affect the value of your investment. Please refer to "Energy Deregulation and New Texas Market Structure" in this prospectus.



     In addition, increases in transition charges, even if they do not approach the rate cap applicable to any class of customers, could adversely affect CPL's financial condition and, in turn, its ability to devote appropriate resources to service the transition property. This is because, during any period in which customer rates are set at their maximum level, any required increase in the transition charge will result in a dollar for dollar reduction in the other bundled charges that CPL is permitted to collect from its customers. The reduced revenue available to CPL may leave CPL with insufficient resources to meet its operating expenses, adversely affecting its liquidity and its ability to perform its contractual obligations (including its obligations under the servicing agreement).



     Foreclosure of the Indenture Trustee's Lien on the Transition Property May Not Be Practical. Under the restructuring act and the indenture, the indenture trustee or the noteholders have the right to foreclose or otherwise enforce the lien on transition property securing the notes. However, in the event of foreclosure, there is likely to be a limited market, if any, for the transition property. Therefore, foreclosure may not be a realistic or practical remedy and the value of your investment may be materially reduced.


THE RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS


     For a detailed discussion of the following bankruptcy risks, please refer to "How a Bankruptcy May Affect Your Investment" in this prospectus.



     The Servicer Will Commingle the Transition Charges with Other Revenues which May Obstruct Access to the Transition Charges in Case of Bankruptcy of the Servicer. The servicer will not segregate the transition charges from its general funds. The transition charges will be segregated only when the servicer pays them to the indenture trustee.



     The servicer will be required to remit estimated payments of transition charges on each business day. Despite these requirements, the servicer might fail to pay the full amount of the transition charges to the indenture trustee or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, could materially reduce the amount of transition charge collections available to make payments on the notes.



     The restructuring act provides that our rights to the transition property are not affected by the commingling of these funds with any other funds. In a bankruptcy of the servicer, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the restructuring act and, among other things, decline to recognize our right to collections of the transition charges that are commingled with other funds of the servicer as of the date of bankruptcy. If so, the collections of the transition charges held by the servicer as of the date of bankruptcy would not be available to pay amounts owing on the notes. In this case, we would have only a general unsecured claim against the servicer for those amounts. This decision could cause material delays in payment or losses on your notes and could materially reduce the value of your investment.



     REPs Will Commingle the Transition Charges with Other Revenues which May Obstruct Access to Transition Charges in Case of an REP's Bankruptcy. An REP is not required to segregate the transition charges it collects from its general funds, but will be required to remit transition charge collections to the servicer within 35 calendar days of billing by the servicer. An REP nonetheless might fail to pay the full amount of the transition charges to the servicer or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, could materially reduce the amount of transition charge collections available to make payments on the notes.



     The restructuring act provides that our rights to the transition property are not affected by the commingling of these funds with other funds. In a bankruptcy of an REP, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the restructuring act and decline to recognize our right to collections of the transition charges that are commingled with other funds of an REP as of the date of bankruptcy. If so, the collections of the transition charges held by an REP as of the date of bankruptcy would not be available to pay amounts owing on the notes, and, with the exception of any credit support provided by the REP, we would have only a general unsecured claim against that REP for those amounts. This decision could cause material delays in payment or losses on your notes and could materially reduce the value of your investment.


     Bankruptcy of CPL or any Successor Seller Could Result in Losses or Delays in Payments on the Notes. The restructuring act and the financing order provide that as a matter of Texas state law:

     - the rights and interests of a selling utility under a financing order, including the right to impose, collect and receive transition charges, are contract rights of the seller;

     - the seller may make a present transfer of its rights under a financing order, including the right to impose, collect and receive future transition charges that retail customers do not yet owe;

     - upon the transfer to us, the rights will become transition property and transition property constitutes a present property right, even though the imposition and collection of transition charges depend on further acts that have not yet occurred; and

     - a transfer of the transition property from the seller, or its affiliate, to us is a true sale of the transition property, not a pledge of the transition property to secure a financing by the seller.


     Please refer to "Energy Deregulation and New Texas Market Structure" in this prospectus. These four provisions are important to maintaining payments on the notes in accordance with their terms during any bankruptcy of the seller. In addition, we have structured the transaction with the objective of keeping us separate from the seller in the event of a bankruptcy of the seller.



     A bankruptcy court generally follows state property law on issues such as those addressed by the four provisions described above. However, a bankruptcy court has authority not to follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a bankruptcy of the seller refused to enforce one or more of the state property law provisions described above for this reason, the effect of this decision on you as a noteholder would be similar to the treatment you would receive in a bankruptcy of the seller if the notes had been issued directly by the seller. A decision by the bankruptcy court that, despite the separateness of us and the seller, our assets and liabilities should be consolidated with those of the seller, would have a similar effect on you as a noteholder. Either decision could cause material delays in payment of, or losses on, your notes and could materially reduce the value of your investment. For example:


     - the indenture trustee could not, without permission from the bankruptcy court (which could be denied):

      -- exercise any remedies against the seller on your behalf,

      -- recover funds to repay the notes,

      -- use funds in the accounts under the indenture to make payments on the notes, or

      -- replace the seller as the servicer (if the same entity is acting in both capacities);

     - the bankruptcy court could order the indenture trustee to exchange the transition property for other property, which might be of lower value;

     - tax or other government liens on the seller's property that arose after the transfer of the transition property to us might nevertheless have priority over the indenture trustee's lien and might be paid from transition charge collections before payments on the notes;

     - the indenture trustee's lien might not be properly perfected in transition property collections that were commingled with other funds of the seller collected from its retail customers as of the date of the seller's bankruptcy, or might not be properly perfected in all of the transition property, and the lien could therefore be set aside in the bankruptcy, with the result that the notes would represent only general unsecured claims against the seller;

     - the bankruptcy court might rule that neither our property interest nor the indenture trustee's lien extends to transition charges in respect of electricity consumed after the commencement of the seller's bankruptcy case, with the result that the notes would represent only general unsecured claims against the seller;


     - we and the seller could be relieved of the obligation to make any payments on the notes during the pendency of the bankruptcy case and could be relieved of any obligation to pay interest accruing after the commencement of the case;


     - the seller may be able to alter the terms of the notes as part of its plan of reorganization;

     - the bankruptcy court might rule that the transition charges should be used to pay a portion of the cost of providing electric service; or


     - the bankruptcy court might rule that the remedy provisions of the sale agreement are unenforceable, leaving us with an unsecured claim of actual damages against the seller which may be difficult to prove.



     Furthermore, if the seller enters into bankruptcy, it may be permitted to stop acting as servicer and it may be difficult to find a third-party to act as servicer. The failure of a servicer to perform its duties or the inability to find a successor servicer may cause payment delays or losses on your investment. Also, the mere fact of a servicer or REP bankruptcy proceeding could have an adverse effect on the resale market for the notes and the value of the notes. Please refer to "How a Bankruptcy May Affect Your Investment" in this prospectus.



     The Sale of the Transition Property Could Be Construed as a Financing and Not a Sale in a Case of CPL's Bankruptcy. The restructuring act provides that the characterization of a transfer of transition property as a sale or other absolute transfer will not be affected or impaired in any manner by treatment of the transfer as a financing for federal or state tax purposes or financial reporting purposes. We and CPL will treat the transaction as a sale under applicable law, although for financial reporting and federal and state income and franchise tax purposes the transaction is intended to be treated as a financing and not a sale. In the event of a bankruptcy of CPL, a party in interest in the bankruptcy may assert that the sale of the transition property to us was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. In a recent bankruptcy court case involving LTV Steel Company, the debtor obtained an interim emergency motion to use collections from accounts and inventory that it had sold on the grounds that the sales were in fact disguised financings. The circumstances under which the LTV Steel Company ruling would be followed by other courts are not certain. If a court were to adopt reasoning similar to that of the court in the LTV Steel case or were otherwise to characterize the transaction as a financing, we would be treated as a secured creditor of CPL in the bankruptcy proceedings. Although we would in that case have a security interest in the transition property, we would not likely be entitled to access to the transition charge collections during the bankruptcy and would be subject to the typical risks of a secured creditor in a bankruptcy case, including the possible bankruptcy risks described in the immediately preceding risk factor. As a result, repayment on the transition bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to us of transition charge collections and therefore the amount and timing of funds available to us to pay transition bondholders.

OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE NOTES


     The Obligation of the Seller of Transition Property or the Servicer to Indemnify Us for a Breach of a Representation, Warranty or Covenant May not be Sufficient to Protect Your Investment. If the seller or the servicer (initially
CPL) breaches a representation, warranty or covenant in the sale agreement or the servicing agreement, respectively, it is obligated to indemnify us and the indenture trustee for any liabilities, obligations, claims, actions, suits or payments resulting from that breach, as well as any reasonable costs and expenses incurred. This indemnification obligation would include principal and interest on the notes not paid when scheduled to be paid in accordance with their terms and the amounts of any deposits to the indenture accounts required to be made which are not made when so required, in each case solely as a result of a breach by the seller or servicer of such representation, warranty or covenant in the sale agreement or servicing agreement, respectively. The seller will not be obligated to repurchase the transition property in the event of a breach of any of its representations, warranties or covenants regarding the transition property, and neither the indenture trustee nor the noteholders will have the right to accelerate payments on the notes because of a breach by either the seller or the servicer absent an event of default under the indenture as described in "The Indenture -- Events of Default; Rights Upon Event of Default" in this prospectus.



     Pursuant to the restructuring act, CPL is required to separate its generation business from its transmission and distribution businesses. In order to achieve a structural separation CPL proposes to transfer its generation business to another subsidiary of AEP and to retain its transmission and distribution businesses, as well as the obligations of the seller and the servicer under the sale agreement and the servicing agreement, respectively. Please refer to "Energy Deregulation and New Texas Market Structure -- The Restructuring of CPL" in this prospectus. Pursuant to both the sale agreement and the servicing agreement, if in the future transmission and distribution services are no longer provided by a single entity, the entity providing distribution service directly to customers taking service at facilities, premises or loads located in CPL's certificated service area as it existed on May 1, 1999 will succeed to the obligations of the seller and the servicer under such agreements. Please refer to "The Sale Agreement -- Assumptions of the Obligations of the Seller" and "The Servicing Agreement -- Successor Servicer" in this prospectus. After restructuring, CPL and any such successor entity will not have the generation assets currently owned by CPL or the revenue generated by such assets, and may not have all of the transmission and distribution assets currently held by CPL. Any such entity will, however, remain a regulated utility, the capital structure of which and rates charged by which will be subject to the oversight of the Texas commission.



     CPL or any successor entity acting as seller or servicer may not have sufficient funds available to satisfy its indemnification obligations to us and to the indenture trustee; therefore we may not be able to pay you amounts owing on your notes in full. If the seller or the servicer becomes obligated to indemnify noteholders, the ratings on the notes may be downgraded since noteholders will be indirect unsecured creditors of the seller with respect to any of these indemnification amounts. Please refer to "The Sale
Agreement -- Seller Representations and Warranties" and "-- Indemnification" in this prospectus. The seller has agreed to take legal or administrative action, including instituting legal action, as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or amendment to the restructuring act, a financing order or transition property. The seller has also agreed to resist proceedings of third parties, which, if successful, would result in a breach of its representations and warranties concerning the transition property, a financing order or the restructuring act. We cannot assure you that the seller would be able to take any action or that any action the seller is able to take would be successful.


     Absence of a Secondary Market for Notes Could Limit Your Ability to Resell Notes. The underwriters for the notes may assist in resales of the notes but they are not required to do so. A secondary market for the notes may not develop. If a secondary market does develop, it may not continue or there may not be sufficient liquidity to allow you to resell any of your notes. We do not anticipate that any notes will be listed on any securities exchange. Please refer to "Plan of Distribution" in this prospectus.


     CPL's Ratings May Affect the Market Value of Your Notes. A downgrading of the credit ratings on the debt on CPL could have an adverse effect, at least temporarily, on the market value of your notes.


     The Ratings have a Limited Function and Are No Indication of the Expected Rate of Payment of Principal on the Notes. Each series or class of notes will be rated by one or more established rating agencies. The ratings merely analyze the probability that we will repay the total principal amount of the notes at final maturity (which is later than the expected final payment date) and will make timely interest payments. The ratings are not an indication that the rating agencies believe that principal payments are likely to be paid on time according to the expected amortization schedule. Thus, we may repay the principal of your notes earlier or later than you expect, which may materially reduce the value of your investment. A rating is not a recommendation to buy, sell or hold notes. The rating may change at any time. A rating agency has the authority to revise or withdraw its rating based solely upon its own judgment.


     Technological Change May Make Alternative Energy Sources More
Attractive. The continuous process of technological development may result in the introduction for an increasing number of retail customers of economically attractive alternatives to purchasing electricity through CPL's distribution facilities. Previously, only the largest industrial and institutional users with large process steam requirements could use cogeneration or self-generation installations cost-effectively. However, manufacturers of self-generation facilities continue to develop smaller-scale, more fuel-efficient generating units which can be cost-effective options for retail customers with smaller electric energy requirements. If such facilities have rated capacities of 10 megawatts or less those customers do not have to pay transition charges under provisions of the restructuring act. Technological developments may allow greater numbers of retail customers to avoid transition charges under such provisions, which may reduce the total number of retail customers from which transition charges will be collected. A reduction in the number of payers of transition charges could result in delays in or a failure to make payments of interest on and principal of the notes.



     You May Have to Reinvest Principal of Your Notes at a Lower Rate of Return Because of an Optional Redemption of Notes. As described more fully under "Description of the Notes -- Optional Redemption," we may redeem any series of notes on any payment date if, after giving effect to payments that would otherwise be made on that payment date, the outstanding principal balance of that series of notes has been reduced to less than five percent of that series' initial principal amount. In addition, we may redeem a series of notes if and to the extent provided in the related prospectus supplement. Redemption of a series of notes will result in a shorter than expected weighted average life for that series. Redemption may also adversely affect the yield to maturity of the notes redeemed. We cannot predict whether any series of notes will be redeemed. Future market conditions may require you to reinvest the proceeds of a redemption at a lower rate than the rate you receive on the notes. Please refer to "Description of the Notes -- Optional Redemption" in this prospectus.



     We May Issue Additional Series of Notes Whose Holders have Conflicting Interests. We may issue other series of notes without your prior review or approval. These series may include terms and provisions that would be unique to that particular series. We may not issue a new series of notes if the issuance would result in the credit ratings on any outstanding class of notes being reduced or withdrawn. However, we cannot assure you that a new series would not cause reductions or delays in payments on your notes. In order to issue an additional series of notes, CPL or any successor seller may need to obtain an additional financing order. An additional financing order would specify the amount of additional transition charges created for each additional series of notes. Any additional transition charges would reduce the ability of CPL or any successor seller to recover its bundled rates during the rate freeze period or for a CPL affiliated REP to recover its remaining rates during the price to beat period. In addition, all outstanding notes will have an equal lien with respect to all transition property held by us. Please refer to "Description of the Notes" and "Security for the Notes" in this prospectus. In addition, some matters relating to the notes require the vote of the holders of all series and classes of notes. Your interests in these votes may conflict with the interests of the noteholders of another series or of another class. Thus, these votes could result in an outcome that is materially unfavorable to you.



     CPL or any successor seller may sell additional transition property to one or more entities other than us in connection with the issuance of a new series of transition bonds under a separate financing order. Neither any sales nor the terms of any transition bonds issued by that entity or entities will be subject to the prior review by or consent of the noteholders of any series. Transition charge collections will be prorated among us and the other entities based on the respective amounts of transition charges billed. The sale of transition property to an entity other than us will be subject, among other things, to notification in writing by each rating agency to us and to our managers, the servicer and the indenture trustee that the sale will not result in the reduction or withdrawal of the then current rating of any outstanding class of notes. We cannot assure you, however, that the issuance of other transition bonds secured by transition property would not cause reductions or delays in payments on your notes.



     You May Receive Principal Payments Later, or in Limited Circumstances, Earlier, Than You Expected. The amount and the rate of collection of transition charges that the servicer will collect from each customer class will partially depend on actual electricity usage and the amount of delinquencies and write-offs for that customer class. The amount and the rate of collection of transition charges, together with the transition charge adjustments described above, will generally determine whether there is a delay in the scheduled repayments of note principal. If the servicer collects transition charges at a slower rate than expected from any customer class, it may have to request adjustments of the transition charges. If those adjustments are not timely and accurately made, you may experience a delay in payments of principal and interest or a material decrease in the value of your investment. If there is an acceleration of the notes before maturity, all classes will be paid pro rata. Therefore, some classes may be paid earlier and some classes may be paid later than expected. Unless there is a redemption or an acceleration of the notes before maturity, the notes will not be retired earlier than scheduled.


     Additional Risks of Floating Rate Notes. A termination event under a swap agreement may adversely affect the liquidity and the market value of any floating rate notes. As described under "Description of the Notes -- Floating Rate Notes," in the event that we issue floating rate notes, upon the occurrence of an event of default or termination event under the swap agreement, the swap agreement pursuant to which interest will be paid on any floating rate notes will terminate or may be terminated. In particular, we will terminate the swap agreement if the swap counterparty's rating by either Moody's or S&P falls below AA (or the equivalent rating) and the swap agreement is not assigned to a replacement swap counterparty satisfying that ratings criteria or a lower ratings criteria that may be permitted by the swap agreement within the time period specified in the related prospectus supplement. In no event will any successor swap counterparty be rated below A (or the equivalent rating) by either Moody's or S&P. The failure to assign the swap agreement after a downgrade of the counterparty's rating constitutes a termination of the swap agreement. Upon any swap termination, the interest rate payable with respect to the floating rate notes will convert permanently to the fixed swap rate payable to the swap counterparty, which may be substantially less than the rate otherwise payable on the floating rate notes. A conversion to a fixed interest rate may adversely affect both the liquidity and the market value of the floating rate notes.

     Risks Associated With the Use of Credit Enhancements, Hedge or Swap Transactions. We may enter into certain forms of credit enhancement, interest rate swaps or hedge arrangements with respect to a series or class of floating rate notes that entail certain kinds of risks. These risks include credit risks, which are the risks associated with the credit of any party providing the credit enhancement, interest rate swap or hedge. The applicable prospectus supplement will contain the risk factors, if any, associated with any applicable credit enhancement, interest rate swap or hedge arrangement.



                               REPORTS TO HOLDERS


     Pursuant to the indenture, the indenture trustee will provide to noteholders of record regular reports prepared by the servicer containing information concerning, among other things, the issuer and the collateral. Unless and until notes are no longer issued in book-entry form, the reports will be provided to the depository for the notes, or its nominee, as sole beneficial owner of the notes. The reports will be available to noteholders upon request to the indenture trustee or the servicer. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The financial information provided to noteholders will not be examined and reported upon by an independent public accountant. In addition, an independent public accountant will not provide an opinion on the financial information. Please refer to "Description of the Notes -- Reports to Noteholders" in this prospectus.

               ENERGY DEREGULATION AND NEW TEXAS MARKET STRUCTURE

THE RESTRUCTURING ACT'S GENERAL EFFECT ON THE ELECTRIC UTILITY INDUSTRY IN TEXAS


     An Overview of the Restructuring Act. The restructuring act, including the provisions relating to securitization, was enacted by the Texas legislature in June 1999 and became effective on September 1, 1999. The restructuring act, among other things:



     - authorizes competition in the retail electric markets beginning in January 2002;


     - provides for recovery of stranded costs and regulatory assets;


     - requires a rate freeze for all retail customers until January 2002, and certain rate reductions for residential and small commercial retail customers for up to five years thereafter;



     - sets certain limits on electric generation capacity owned and controlled by power generation companies;



     - provides for an earnings test for each of the three years of the rate freeze period;



     - provides for elimination of the fuel clause reconciliation process; and



     - provides for a 2004 true-up proceeding for stranded costs, including final fuel recovery balances, net regulatory assets, certain environmental costs, accumulated excess earnings and other issues. Any changes to utility rates resulting from such proceeding will not affect the transition charges payable to us.



     Unbundling. Each electric utility was required to separate its customer related energy services business activities that are otherwise already widely available in the competitive market from its regulated activities prior to September 1, 2000. The restructuring act requires that by January 1, 2002, each electric utility must separate its business into the following units:


     - a power generation company, which generates electricity that is intended to be sold at wholesale, and which may not, in general, own a transmission or distribution facility and may not have a certificated service area,

     - an REP, which sells electric energy to retail customers and which may not own or operate generation assets, and

     - a transmission and distribution utility or separate transmission and distribution companies, which own or operate facilities to transmit or distribute electricity.


     Retail Competition. Utilities were required to implement a pilot project covering 5% of the utility's load in all customer classes on June 1, 2001. The commencement of the pilot project was delayed until July 2001. Retail customers electing to participate in the pilot project choose their own REP, but cannot choose the REP affiliated with their existing utility. Beginning on January 1, 2002, all retail customers will be able to choose their own REP, which may be the REP affiliated with their existing utility. The restructuring act freezes base rates of most investor owned electric utilities until competition begins on January 1, 2002. The affiliated REP of the utility serving a retail customer on December 31, 2001 may continue service, unless the customer chooses another REP. Competition in a particular region of the state may be delayed if the Texas commission determines that the region is unable to offer fair competition and reliable service to all retail customer classes. In this prospectus and the prospectus supplement, we have assumed that the date of full retail competition in CPL's service territory will occur on January 1, 2002. If a delay occurs, the Texas commission may establish new rates for utilities in that region using traditional rate making principles.

     "Price to Beat" and Services. Effective January 1, 2002, until January 1, 2007, the affiliated REP of a utility must make available a "price to beat" to residential and small commercial retail customers in the electric utility's service area. The "price to beat" must be targeted to equal 6% less than the bundled rates of the electric utility in effect on January 1, 1999 adjusted for recovery of fuel costs. The aggregate transition charges in the first year after issuance of the transition bonds are expected to be 5.6% of total billed electric revenues over the same period. The relative percentage of a customer's total bill comprised of transition charges will vary by customer based upon, among other factors, the customer's choice of REP, the customer's rate schedule, and the customer's usage characteristics. CPL estimates that the percentage will not vary significantly by customer class. Commencing on January 1, 2002, for all residential, and most small commercial retail customers, the affiliated REP may not charge rates that are different from the "price to beat" until the earlier of (i) three years or (ii) until 40% of customers in that class have chosen new REPs. The "price to beat" is subject to adjustment only in limited circumstances.



     The Texas commission will designate an "REP of last resort" for each customer class in each service area in the state. The REP of last resort will be required to offer a standard retail service package for each class of retail customers in a designated service area at a fixed rate approved by the Texas commission.


     The transmission and distribution affiliate of the utility that was serving the area before competition begins will provide metering services for residential retail customers until the later of September 1, 2005 or when 40% of those retail customers are taking service from unaffiliated REPs. For commercial and industrial retail customers, metering services will become competitive on January 1, 2004.

RECOVERY OF STRANDED COSTS FOR CPL AND OTHER TEXAS UTILITIES


     The restructuring act allows utilities an opportunity to recover their net, verifiable, nonmitigatible stranded costs incurred in purchasing power and providing electric generation service. Stranded costs means the amount by which the net book value of generation-related assets exceeds the market value of the assets. Stranded costs are calculated taking into account:


     - all of a utility's generation-related assets,

     - any above-market purchased power costs, and

     - any deferred debit relating to a utility's discontinuance of the application of Statement of Financial Accounting Standards No. 71 ("Accounting for the Effects of Certain Types of Regulation") for generation-related assets if required by the provisions of the restructuring act.


     The restructuring act provides that recovery of retail stranded costs by an electric utility shall be through collection of competition transition charges imposed on all existing or future retail customers, including the facilities, premises, and loads of those retail customers within a utility's certificated service area as it existed on May 1, 1999. The restructuring act allows the following retail customers to avoid paying stranded costs: (1) retail customers with on-site power production facilities with rated capacities of 10 megawatts or less (as of the date of this prospectus, there were no such customers); (2) retail customers whose load has been lawfully served by qualifying facilities that are fully operational before September 1, 2001, and that made substantially complete filings for all necessary site-specific environmental permits by December 31, 1999 (for calendar year 2000, such customers would have represented approximately 4.3% of the retail customer load within CPL's certificated service area); and (3) retail customers in dually certificated service areas that requested to switch providers on or before May 1, 1999, or were not taking service from the utility on, and do not do so after, May 1,

1999 (for calendar year 2000, these customers would have represented approximately .001% of the retail customer load within CPL's certificated service area). In addition, CPL's initial financing order provides an exception for the facilities and premises of retail customers that are not taking retail service from CPL by reason of taking service from Sharyland Utilities, L.P. pursuant to a Texas commission order issued prior to the issuance of the initial financing order (for calendar year 2000, these customers represented approximately .01% of the retail customer load with CPL's certificated service area). Customers who are exempt from paying stranded costs are also exempted from paying transition charges.


CPL AND OTHER UTILITIES MAY SECURITIZE STRANDED COSTS AND REGULATORY ASSETS

     We May Issue Transition Bonds to Recover CPL's Stranded Costs and Regulatory Assets. The restructuring act authorizes the Texas commission to issue financing orders approving the issuance of transition bonds, such as the notes, to recover regulatory assets and stranded costs of an electric utility. A utility, its successors or a third-party assignee of a utility may issue transition bonds. The proceeds of the transition bonds are to be used solely for the purpose of reducing the amount of recoverable regulatory assets and stranded costs of a utility through the refinancing or retirement of debt or equity of the utility. The transition bonds are secured by and payable from transition property, which includes the right to impose, collect and receive transition charges. Transition bonds may have a maximum maturity of 15 years. The amounts of transition charges must be allocated to customer classes based in part on the methodology used to allocate the costs of the underlying assets in the utility's most recent Texas commission order addressing rate design and in part based on the energy consumption of the customer classes. Transition charges can be imposed only when and to the extent that transition bonds are issued.


     The restructuring act contains a number of provisions designed to facilitate the securitization of regulatory assets and stranded costs.


     Creation of Transition Property. Under the restructuring act, transition property is created when the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect and receive transition charges established in the order, are first transferred to an assignee, such as us, or pledged in connection with the issuance of transition bonds.


     A Financing Order is Irrevocable. A financing order, once effective, together with the transition charges established in the order, is irrevocable and not subject to reduction, impairment, or adjustment by the Texas commission. The only exception is for periodic true-up adjustments pursuant to the restructuring act in order to correct overcollections or undercollections and to provide that sufficient funds are available for payments of debt service and other required amounts in connection with the transition bonds. In addition, under the restructuring act, the State of Texas has pledged, and the Texas commission will pledge in each financing order, for the benefit and protection of transition bondholders and the electric utilities covered by the restructuring act, that it will not take or permit any action that would impair the value of the transition property, or, except for adjustments discussed in the following paragraph, reduce, alter, or impair the transition charges to be imposed, collected and remitted to the issuer of transition bonds. The State's pledge remains effective until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. However, even after a financing order is effective, the Texas commission retains the power to interpret the financing order. Please refer to "Risk Factors -- Risks Associated with Potential Judicial, Legislative or Regulatory Actions" in this prospectus.



     Although a financing order is irrevocable, the restructuring act allows for applicants to apply for one or more new financing orders to provide for retiring and refunding transition bonds if such retirement or refunding would result in lower transition charges. Any such retirement or refunding option with respect to a series of notes will be described in the prospectus supplement for such series.



     The Texas Commission May Adjust Transition Charges. The restructuring act requires the Texas commission to provide in all financing orders a mechanism requiring that transition charges be reviewed and adjusted at least annually. The purpose of these adjustments is:


     - to correct any overcollections or undercollections during the preceding 12 months, and

     - to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the transition bonds.


     Current Retail Customers Cannot Avoid Paying Transition Charges. The restructuring act provides that the transition charges are non-bypassable. "Non-bypassable" means that a utility collects these charges from all existing retail customers of a utility and all future retail customers located within the utility's certificated service area as it existed on May 1, 1999. There are exceptions for certain categories of existing retail customers. For more information on these exceptions, please refer to "-- Recovery of Stranded Costs for CPL and Other Texas Utilities".



     The Restructuring Act Protects the Lien on Transition Property for the Benefit of Holders of Transition Bonds. The restructuring act provides that a valid and enforceable lien and security interest in transition property may be created only by a financing order and the execution and delivery of a security agreement in connection with the issuance of transition bonds. The security interest automatically attaches from the time value is received by the issuer of the transition bonds and, on perfection through filing with the Secretary of State of Texas, will be a continuously perfected lien and security interest in the transition property.


Upon perfection, the statutorily created lien attaches both to transition property and to all proceeds of transition property, whether the related transition charges have accrued or not. The restructuring act provides that the transfer of an interest in transition property will be perfected against all third parties, including subsequent judicial or other lien creditors, when:

     - the financing order becomes effective,

     - transfer documents have been delivered to the assignee, and

     - a notice of the transfer has been filed with the Secretary of State of Texas.

If the notice of the transfer is not filed within 10 days after the delivery of transfer documentation, the transfer is not perfected against third parties until the notice is filed. The restructuring act provides that priority of security interests in transition property will not be impaired by:

     - commingling of funds arising from transition charges with other funds, or

     - modifications to the financing order resulting from any true-up adjustment.

     The Restructuring Act Characterizes the Transfer of Transition Property as a True Sale. The restructuring act provides that an electric utility's or an assignee's transfer of transition property is a "true sale" and is not a secured transaction and that legal and equitable title passes to the transferee, if the agreement governing that transfer expressly states that the transfer is a sale or other absolute transfer. Please refer to "Risk Factors -- The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.


     The Restructuring Act Provides a Tax Exemption. The restructuring act provides that "transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts and other taxes or similar charges."

RESTRUCTURING OF CPL


     In anticipation of electric deregulation in Texas under the restructuring act, CPL filed a revised structural separation plan with the Texas commission in May 2000. The Texas commission approved the plan on July 7, 2000 in an interim order. AEP subsequently filed the structural separation plan as approved by the Texas commission with the Federal Energy Regulatory Commission ("FERC") and the SEC under the Public Utility Holding Company Act of 1935 ("PUHCA").



     Under the structural separation plan filed with FERC and the SEC, AEP will restructure its business in order to separate its unregulated businesses from its regulated businesses. AEP will have a first-tier subsidiary which will hold all subsidiaries that continue to be regulated by state public utility commissions including all transmission and distribution assets of CPL. This subsidiary is referred to herein as Regulated Holdco. Another first-tier subsidiary, which is referred to herein as Unregulated Holdco, will hold all subsidiaries that derive their revenue from competitive activities including all unregulated generation assets of AEP's public utilities which assets, as a result of restructuring under state law, have been transferred by such utilities to non-regulated entities, including those of CPL.



     Under the structural separation plan and to fulfill the requirements of the restructuring act, CPL will transfer its generation assets to a subsidiary of Unregulated Holdco. CPL will maintain its transmission and distribution assets and will be a subsidiary of Regulated Holdco. In addition, a subsidiary of Unregulated Holdco will control CPL's affiliated REP. CPL's affiliated REP was incorporated on April 4, 2001 and will include many of the customer billing and collection functions currently part of CPL. On or after January 1, 2002, retail customers of CPL will be assigned to this affiliated REP unless they choose an unaffiliated REP offering electricity in CPL's service area.



     As of the date of this prospectus, neither FERC nor the SEC has issued an order approving AEP's structural separation plan. It is possible that no such orders will be issued prior to January 1, 2002 and that, as a result, CPL will not be able to legally restructure and separate its regulated and unregulated assets prior to January 1, 2002. In such case, CPL will implement functional unbundling as of January 1, 2002. In either case, CPL's customers will be moved according to the Texas commission's rules to the affiliated and nonaffiliated REPs during January, 2002. Please refer to "The Servicing Agreement -- Retail Electric Providers." Based on advice from CPL, we do not believe that a delay in restructuring would have an adverse effect on our ability to make payments on the notes.


                     DESCRIPTION OF THE TRANSITION PROPERTY

CREATION OF TRANSITION PROPERTY; FINANCING ORDER


     The restructuring act defines transition property as the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect and receive transition charges established in the financing order. Transition property becomes property at the time that it is first transferred to an assignee or pledged in connection with the issuance of transition bonds, such as the notes. The notes will be secured by transition property, as well as the other collateral described under "Security for the Notes."


     Unless otherwise specified in the accompanying prospectus supplement, in addition to the right to impose, collect and receive transition charges, each financing order will:

     - authorize the transfer of transition property to us and the issuance of notes;

     - establish procedures for periodic true-up adjustments to transition charges in the event of overcollection or undercollection;

     - implement guidelines for REPs who collect transition charges; and

     - provide that the financing order is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Texas commission (except for the periodic adjustments to the transition charges).


     A form of issuance advice letter and a form of tariff will be attached to each financing order. We will complete and file both documents with the Texas commission immediately after the pricing of the notes. The terms set forth in the issuance advice letter become effective on the later of the third business day after filing or issuance of the notes unless, prior to such third business day, the Texas commission issues an order finding that the proposed issuance does not comply with requirements of the financing order concerning the issuance advice letter. The Texas commission's review of the issuance advice letter and the tariff will be limited to confirming the arithmetic accuracy of the calculations and to compliance with the specific requirements contained in the issuance advice letter. Any terms of the issuance advice letter and tariff affecting the terms of the notes will be more fully described in the related prospectus supplement.



     The issuance advice letter confirms to the Texas commission the interest rate and expected amortization schedule for the notes and sets forth the actual dollar amount of the initial transition charges. The issuance advice letter also establishes that the seller and we have satisfied all requirements for the issuance of the notes.


     The tariff establishes the initial transition charges. It also implements the minimum requirements for REPs which collect transition charges, the procedures for periodic adjustments to the transition charges, the procedures for REPs to remit transition charge payments and the annual procedures allowing REPs to reconcile remittances with actual charge-offs.


     Each financing order, along with the transition charges established under the financing order, is binding on:



     - any successor to CPL that provides transmission and distribution service directly to retail customers in CPL's existing service area as of May 1, 1999, (or, if such services are provided by different entities, the entity that provides distribution service directly to customers),



     - any other entity that provides transmission and distribution or wire services to retail customers within CPL's existing service area as of May 1, 1999,



     - each REP that sells electric energy to retail customers located within CPL's existing service area as of May 1, 1999, and any successor to such REP,


     - any other entity responsible for billing and collecting transition charges on our behalf, and

     - any successor to the Texas commission.

TARIFF


     The following is a description of the initial tariff to be filed by CPL with the Texas commission pursuant to the initial financing order creating transition property. We expect that future tariffs will have substantially similar terms. We will describe any material differences between the initial tariff and future tariffs in the prospectus supplement relating to the classes or series of notes subject to such tariffs.



     The initial tariff applies primarily to energy consumption and demand of retail customers taking transmission and/or distribution service from CPL and its successors and assigns that provide transmission and distribution service, or if transmission and distribution services are not provided by a single entity, the successor entity providing distribution service directly to retail customers taking service at facilities, premises or loads located within CPL's certificated service area as it existed on May 1, 1999. In no event will transition charges provided for in the tariff be collected after 15 years from the issuance of the related notes, except through judicial process, and the initial tariff will remain in effect throughout the period. Delinquencies and end of period billings may be collected after the fifteen-year period solely through the use of judicial process.



     Transition Charges. The transition charges will be payable by all existing retail customers of CPL and all existing and future retail customers located within CPL's certificated service area as it existed on May 1, 1999. There are exceptions for certain categories of existing retail customers. For more information on these exceptions please refer to "Electric Deregulation and New Texas Market Structure -- Recovery of Stranded Costs for CPL and Other Texas Utilities." The defined classes of transition charge retail customers are:


     - Residential -- This service is applicable to customers consisting of individual private dwellings and individually metered apartments. In addition, security or flood lighting services provided on residential end-use customers premises will be included in this rate class.

     - Commercial and Small Industrial -- Energy -- This service is applicable to non-residential customers (1) with annual maximum measured demands less than 12,500 KVA and (2) whose current rate class for the purpose of transmission and distribution usage is billed without any demand charges. In addition, security or flood lighting services provided on applicable end-use customer's premises will be included in this rate class.

     - Commercial and Small Industrial -- Demand -- This service is applicable to non-residential customers (1) with annual maximum measured demands less than 12,500 KVA and (2) whose current rate class for the purpose of transmission and distribution usage requires a demand meter.

     - Large Industrial -- Firm -- This service is applicable to non-residential customers taking non-interruptible service with annual maximum measured demands equal to 12,500 KVA or more. In addition, firm standby and maintenance power will be included in this rate class.


     - Large Industrial -- Non-Firm -- This service is applicable to non-residential customers taking interruptible service including as available standby service with annual maximum measured demands equal to 12,500 KVA or more. In addition, as available standby and maintenance power will be included in this rate class.



     - Standby -- Firm -- This service is applicable to non-residential customers taking non-interruptible standby service when such service may be substituted, either directly or indirectly, for customer-owned and operated power production equipment.



     - Standby -- Non-Firm -- This service is applicable to non-residential customers whose service is provided to the entire premises at not less than 60,000 volts who are taking as-available standby service when such service may be substituted, either directly or indirectly, for customer-owned and operated power production equipment not billed primarily for emergency use.



     - Municipal and Cotton Gin -- This service is applicable to municipalities, other utilities, and other public agencies for electric service for the operation of water supply, sewage, and/or drainage systems serving the general public supplied at one point of delivery and measured by one meter. In addition, this service is applicable to political subdivisions and "non-profit" institutions for traffic lighting, flood lighting and street lighting service on public streets and highways, in public areas, and upon the grounds of public schoolyard or educational institutions not organized for profit.


     Because of differences in the tariff rate for each class of retail customers and the provisions of the restructuring act, the transition charges payable by each class of retail customers will differ. The restructuring act requires that transition charges be allocated to each of CPL's classes of retail customers according to the same formula used to allocate competition transition charges. Under this formula:


     - The servicer will determine the allocation to the residential class by allocating 50% of all transition charges to all customer classes in accordance with the methodology used to allocate the costs of the underlying assets in CPL's most recent commission order addressing rate design (the "rate design methodology"). The servicer will allocate the remaining transition charges on the basis of energy consumption of the classes for the twelve month period ending April 30, 1999 and adjusted for normal weather conditions and line losses. For purposes of determining the amount of transition charges to be allocated to the residential class under this formula, allocations are made to all classes but only the result for the residential class is retained.



     - After the allocation to the residential class, the servicer will determine the allocation to the large industrial and standby non-firm classes by allocating the transition charges which have not been allocated to the residential class as described above to all classes other than the residential class in accordance with the rate design methodology and then multiplying the resulting amount for the large industrial and standby non-firm classes by 150%. For purposes of determining the amount of transition charges to be allocated to the large industrial and standby non-firm classes, allocations are made to all classes other than the residential class but only the result for the large industrial and standby non-firm class is retained.



     After the allocation to the residential and large industrial and standby non-firm classes, the servicer will determine the allocation of remaining transition charges to all classes other than the residential class and the large industrial and standby non-firm classes in accordance with the rate design methodology.



     Prior to January 1, 2002, customers in the large industrial non-firm class will be charged separately for any economic-as-available-power-service they receive. Economic-as-available-power-service is any service received by these customers beyond 12,500 KVA. Transition charges for economic-as-available-power-service will be a percentage of the actual rate for such customers and will be calculated by dividing the transition charges allocated to the industrial non-firm class by the base revenues for that class and multiplying by 100. Beginning January 1, 2002, transition charges rates for the large industrial non-firm class will be computed in accordance with the rate design methodology and there will be no separate charge for economic-as-available-power services.



     In the case of commercial and small industrial retail customers, demand metered rates will be applicable to customers in those transmission and distribution rate classes who are billed on a demand basis. All other retail customers will be billed on a kilowatt-hour, non-demand metered basis. Each new retail customer will be assigned to the appropriate customer class.


     Transition charges will not change the total rate levels required to be paid by retail customers through the rate freeze period, which ends January 1, 2002. During the price to beat period, generally from January 1, 2002 until January 1, 2007, bundled rates, including the transition charges, charged to residential and small commercial retail customers by the utility's affiliated REP may not exceed the price to beat.


     In order to comply with the statutory provisions of the restructuring act which state that transition charges be allocated to each of CPL's classes of retail customers according to the same formula used to allocate competition transition charges, CPL, for purposes of allocating the transition charges required to be billed in order to recover the qualified costs that are the subject of the financing order, established the allocation percentages listed below for the eight transition charge retail customer classes, each of which was approved in the financing order issued by the Texas commission.



TRANSITION CHARGE RETAIL CUSTOMER CLASSES



TRANSITION CHARGE RETAIL CUSTOMER CLASS                        ALLOCATION PERCENTAGE
---------------------------------------                        ---------------------
Residential.................................................         37.0664%
Commercial and Small Industrial: Energy.....................         21.5756%
Commercial and Small Industrial: Demand.....................         26.9570%
Large Industrial: Firm......................................          4.4891%
Large Industrial: Non-Firm..................................          5.5190%
Standby -- Firm.............................................          1.4227%
Standby -- Non-Firm.........................................          0.3844%
Municipal and Cotton Gin....................................          2.5858%



     The restructuring act provides that transition charges must be allocated among retail customers in the same manner as competition transition charges provided for elsewhere in the restructuring act. The final amount of stranded cost recovery and therefore the final allocations of competition transition charges among retail customers may not be known for some time. Please refer to "Risk Factors -- Servicing Risks -- Future Adjustments to Transition Charges by Customer Class May Result in Insufficient Collection" and "The Servicing Agreement -- The Texas Commission's Transition Charge Adjustment Process" in this prospectus.



     For the initial transition charges that will be assessed to customers comprising each of the above transition charge retail customer classes as of the issuance date for any series of transition bonds, see the related prospectus supplement.



     True-Ups. Each financing order will require that transition charges be reviewed and adjusted at least annually. Transition charges will be adjusted to correct any overcollections or undercollections in the preceding 12 months. These adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the notes. The servicing agreement and the financing order require the servicer to calculate and implement these true-up adjustments to the transition charges by providing written notice to the Texas commission. The initial financing order provides for a non-standard true-up procedure if the forecasted billing units for one or more of the customer classes for an upcoming period decrease by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. The purpose of the non-standard true-up is to reallocate the transition charges among the customer classes in order to avoid overburdening the remaining members of a customer class the size of which has decreased significantly. There is no assurance that future financing orders in connection with subsequent series of notes will authorize a non-standard true-up.



     For the non-standard true-up, the servicer will make a filing with the Texas commission at least 90 days before the date that the transition charges to be imposed in connection with such non-standard true-up are to go into effect. The servicer will issue appropriate notice of the filing and the Texas commission will conduct a contested case proceeding on the proposed non-standard true-up. The scope of the proceeding will be limited to determining whether the proposed adjustment complies with the financing order. The Texas commission will issue a final order by the proposed true-up adjustment date specified by the servicer in the non-standard true-up filing. If the Texas commission cannot issue an order by that date, the servicer may implement the proposed adjustments and any modifications subsequently ordered by the Texas commission will be made by the servicer in the next true-up filing.

     As of the date of this prospectus, the forecasted billing units for the large industrial non-firm classes have decreased by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. Accordingly, on October 1, 2001, the servicer made a non-standard true-up filing with the Texas commission for adjusted transition charges to be effective beginning with the first billing cycle of January, 2002.



     The true-up adjustments will be implemented annually; provided, however, that the servicer may also be required to implement interim true-up adjustments to the transition charges by providing written notice to the Texas commission if, as of the end of the month prior to any payment date, the servicer determines that


     - the aggregate outstanding principal balance of any series of notes together with amounts on deposit in the reserve subaccount will vary by more than 5% from the principal balance set forth on the expected amortization schedule for such payment date, or

     - commencing after the payment date specified in the related prospectus supplement, any series of notes will not have been paid in full as of its scheduled final payment date.


     Billing and Collection Terms and Conditions. Transition charges will be assessed by the servicer for our benefit as owner of the transition property. Transition charges will be based on a retail customer's actual consumption of electricity or electric demand from time to time. Transition charges will be collected by the servicer, either directly from retail customers until the introduction of customer choice or indirectly from an REP that collects transition charges from retail customers after the introduction of customer choice as part of its normal collection activities. Transition charges will be deposited by the servicer into the collection account under the terms of the indenture and the servicing agreement. The servicer will deposit in the collection account estimated payments of transition charges on each business day.



     After the introduction of customer choice, the REPs will be responsible for billing, collecting and paying to the servicer the retail customer's transition charges. Each REP will be responsible for paying transition charges billed to retail customers of the REP, whether or not the retail customers pay the REP, less a specified percentage allowance for charge-offs or delinquent customer accounts whose service has been terminated and except as otherwise provided in tariffs to be filed with the Texas commission, subject to limited rights of refund and credit as described in "The Servicing Agreement -- Retail Electric Providers." Such percentage will initially be based on the servicer's system-wide charge-off percentage but will then be recalculated annually for each REP in conjunction with the true-up adjustment process.



     The obligation to pay transition charges is not subject to right of set-off. Transition charges are "non-bypassable" in accordance with the provisions set forth in the restructuring act and the financing order. If a retail customer that is billed directly by the servicer or an REP pays only a portion of its bill, a pro-rata amount (based on all charges billed to such REP or retail customer) of transition charge revenues will be deemed to be collected. The servicer will allocate any shortfall first, ratably based on the amount owed to transition charges and the amount owed for other fees and charges, other than late charges, owed to the servicer, and second, all late charges will be allocated to the servicer. The servicer may terminate electric service to any retail customer who fails to pay any transition charges in accordance with the restructuring act and Texas commission guidelines. After the introduction of customer choice, which generally begins in January 2002, an REP who is billing any such retail customers may transfer billing and collection rights to another certified REP or the REP of last resort, or direct the servicer to terminate service to such customers in accordance with the financing order.



     In the event that the REP defaults, the servicer will be entitled, within ten business days thereafter, to seek recourse against any form of credit support provided by the REP, and the REP must either (i) allow the REP of last resort or another certified REP of the customer's choosing to assume responsibility for billing and collecting the transition charges from the REP's retail customers, (ii) implement other mutually agreeable arrangements with the servicer or (iii) arrange at the REP's own expense for all amounts owed by its customers to be paid into a lock-box controlled by the servicer. In addition, if the REP of last resort defaults or is not eligible to provide billing and collection services, the servicer may bill and collect from retail end-use customers any accrued transition charges which were not billed by the REP or which were unpaid by the customer until a new REP of last resort can be named or the customer requests the services of a certified REP.


                     CPL TRANSITION FUNDING LLC, THE ISSUER


     We are a special purpose limited liability company formed under the Delaware Limited Liability Company Act pursuant to the limited liability company agreement executed by our sole member, CPL, as such agreement may be amended, and the filing of a certificate of formation with the Secretary of the State of Delaware. The amended and restated limited liability company agreement restricts us from engaging in activities other than those described herein. We do not have any employees, but we will pay our member for administrative services in accordance with the amended and restated limited liability company agreement. We have summarized selected provisions of the amended and restated limited liability company agreement below.


     Our assets will consist of

     - the transition property,


     - our rights under the sale agreement, the servicing agreement and the intercreditor agreement,



     - collections of transition charges that are allocated to us, trust accounts (other than the REP deposit accounts) held by the indenture trustee and other credit enhancements acquired or held to ensure payment of the notes, and


     - any money distributed by the indenture trustee from the collection account in accordance with the indenture.

     As of the date of this prospectus, we have not carried on any business activities and have no operating history. Our limited liability company agreement will be amended and restated immediately prior to the initial issuance of notes. The form of the amended and restated limited liability company agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Our audited financial statements are included as an exhibit to this prospectus.

OUR PURPOSE

     We have been created for the sole purpose of:


     - purchasing and owning the transition property and the other transition bond collateral;



     - registering and issuing from time to time one or more series of notes, each of which may be comprised of one or more classes;



     - making payment on the notes;



     - distributing amounts released to us;


     - pledging our interest in the transition property and other collateral to the indenture trustee under the indenture in order to secure the notes; and


     - performing other activities that are necessary, suitable or convenient to accomplish these purposes.

     The amended and restated limited liability company agreement does not permit us to engage in any activities not directly related to these purposes.


OUR INTERACTION WITH CPL


     On the issue date for each series of notes, except in the event of a series issued solely to refund outstanding notes, CPL will sell transition property to us pursuant to a sale agreement between us and CPL. CPL will service the transition property pursuant to a servicing agreement between us and CPL. Please refer to "The Sale Agreement" and "The Servicing Agreement" in this prospectus.


OUR MANAGEMENT


     Pursuant to the amended and restated limited liability company agreement, our business will be managed by five managers appointed from time to time by CPL or, in the event that CPL transfers its interest in us, by our owner or owners. Following the initial issuance of notes, we will have at least two independent managers who, among other things, are not and have not been for at least five years from the date of their appointment:



     - a direct or indirect legal or beneficial owner of us, our owner, any of our respective affiliates or any of CPL's affiliates,



     - a relative, supplier, employee, officer, director, manager, contractor or material creditor of us, our owner or any of our affiliates or any of CPL's affiliates, or



     - a person who controls (whether directly, indirectly or otherwise) our owner or its affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of our owner or its affiliates.



The remaining managers will be employees or officers of CPL, its affiliates or any new owner. The managers will devote the time necessary to conduct our affairs. The following is a list of our managers as of the date of the initial issuance of notes:



NAME                                   AGE                     BACKGROUND
----                                   ----                    ----------
Armando A. Pena......................    56   Mr. Pena is vice president and treasurer of
                                              CPL, treasurer of AEP, and senior vice
                                              president-finance and treasurer of American
                                              Electric Power Service Corporation ("AEPSC").
                                              He is a director of CPL and other AEP
                                              affiliates. Prior to assuming his current
                                              position, Mr. Pena was senior vice president
                                              of AEPSC.
Geoffrey S. Chatas...................    38   Mr. Chatas is assistant treasurer of CPL,
                                              assistant treasurer of AEP, and vice
                                              president-corporate finance of AEPSC. Prior
                                              to assuming his current position, Mr. Chatas
                                              was managing director-corporate finance for
                                              AEPSC.
Wendy G. Hargus......................    44   Ms. Hargus is assistant treasurer of CPL,
                                              assistant treasurer of AEP, and vice
                                              president-treasury operations of AEPSC. Prior
                                              to assuming her current position, Ms. Hargus
                                              was treasurer of CPL and Central and South
                                              West Corporation, the parent of CPL.

CPL, as our sole member, will appoint two independent managers prior to the issuance of the initial series of the notes. None of our managers or officers has been involved in any legal proceedings which are specified in Item 401(f) of the SEC's Regulation S-K.


THE MANAGERS' COMPENSATION AND LIMITATION ON LIABILITIES


     We have not paid any compensation to any manager since we were formed. We are not required to compensate the managers other than the independent managers for their services on our behalf. We will pay the independent managers annual fees from our revenues and will reimburse them for their reasonable expenses. These expenses include the reasonable compensation, expenses and disbursements of the agents, representatives, experts and counsel that the independent managers may employ in connection with the exercise and performance of their rights and duties under our amended and restated limited liability company agreement, the indenture, the sale agreement and the servicing agreement. The amended and restated limited liability company agreement provides that the managers will not be personally liable for any of our debts, obligations or liabilities. The amended and restated limited liability company agreement further provides that, except as described below, to the fullest extent permitted by law, we will indemnify the managers against any liability incurred in connection with their services as managers for us if they acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests. With respect to a criminal action, the managers will be indemnified unless they had reasonable cause to believe their conduct was unlawful. Unless ordered by a court, we will not indemnify the managers if a final adjudication establishes that their acts or omissions involved intentional misconduct, bad faith, fraud or a knowing violation of the law and were material to the cause of action. We will pay any indemnification amounts owed to the managers out of funds in the collection account, subject to the priority of payments described in "Security for the Notes -- Allocation; Payments."


WE ARE A SEPARATE AND DISTINCT LEGAL ENTITY


     Under the amended and restated limited liability company agreement, we may not file a voluntary petition for relief under the bankruptcy code, without a unanimous vote of our managers, including the independent managers. CPL has agreed that it will not cause us to file a voluntary petition for relief under the bankruptcy code. The amended and restated limited liability company agreement requires us to maintain our existence separate from CPL including:


     - taking all reasonable steps to continue our identity as a separate legal entity;

     - making it apparent to third persons that we are an entity with assets and liabilities distinct from those of CPL, other affiliates of CPL, the managers or any other person; and

     - making it apparent to third persons that, except for federal and certain other tax purposes, we are not a division of CPL or any of its affiliated entities or any other person.


     Our principal place of business is 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 220-4916.


                            THE SELLER AND SERVICER


     CPL is an electric utility providing retail service in southern Texas. At September 30, 2001, CPL provided retail service to approximately 680,000 retail customers in a service territory covering approximately 44,000 square miles. The retail customer base includes a mix of residential, commercial and diversified industrial retail customers. In 2000, CPL sold approximately 23.5 million kilowatt hours of electricity resulting in operating revenues of $1.771 billion and operating income of $307 million.

     CPL, incorporated under the laws of the State of Texas in 1945, is an operating subsidiary of AEP. AEP is a multinational energy company based in Columbus, Ohio. AEP owns and operates more than 38,000 megawatts of generating capacity, making it America's largest generator of electricity. The company is also a leading wholesale energy marketer and trader, ranking second in the U.S. in electricity volume with a growing presence in natural gas. AEP provides retail electricity to more than 7 million customers worldwide and has holdings in the U.S. and select international markets. Wholly owned subsidiaries are involved in power engineering and construction services, energy management and telecommunications.



     CPL is subject to the jurisdiction of the SEC under PUHCA with respect to the issuance of securities, acquisitions and divestitures of utility assets, certain affiliate transactions and other matters. CPL is regulated by the Texas commission and the Federal Energy Regulatory Commission. CPL is also regulated by the Nuclear Regulatory Commission because of its part ownership of the South Texas Project nuclear generating units.



     Texas law may authorize certain local municipalities to seek to acquire portions of CPL's electric distribution facilities through the power of eminent domain for use as part of municipally-owned utility systems. Although the power of eminent domain has not been used by municipalities in Texas in recent times to acquire electric distribution systems, there have been recent reports of increased interest by municipalities in other states in acquiring electric distribution systems. There can be no assurance that one or more municipalities will not seek to acquire some or all of CPL's electric distribution facilities while securitization bonds remain outstanding. The restructuring act specifies that transition charges approved by a Texas commission order shall be collected by an electric utility as well as its "successors." In the servicing agreement, CPL has covenanted to assert in an appropriate forum that any municipality that acquires any portion of CPL's electric distribution facilities by eminent domain must be treated as a successor to CPL under the restructuring act and the financing order and that retail customers in such municipalities remain responsible for payment of transition charges. However, the involved municipality might assert that it should not be treated as a successor to CPL for these purposes and that its distribution customers are not responsible for payment of transition charges. In any such cases, there can be no assurance that the transition charges will be collected from customers of municipally-owned utilities who were formerly customers of CPL.


CPL CUSTOMER BASE AND ELECTRIC ENERGY CONSUMPTION


     CPL's retail customer base consists of four FERC revenue reporting customer classes: residential, commercial, industrial and other. The revenue reporting customer classes are broad groups that include accounts with a wide range of load characteristics served under a variety of rate designs.



     The tables below show the retail electricity sales, retail electric revenues and number of retail customers for each of the four revenue reporting customer classes for the first nine months of 2001 and each of the five preceding years. Any updated information relating to the tables below will be set forth in a prospectus supplement. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

INFORMATION BY FERC FORM 1 CUSTOMER CLASS ALLOCATION:

RETAIL ELECTRIC SALES, RETAIL ELECTRIC REVENUES AND RETAIL CUSTOMERS


RETAIL ELECTRIC SALES (GWH):    1996        1997        1998        1999        2000      2001 YTD(1)
----------------------------  ---------   ---------   ---------   ---------   ---------   -----------
Residential...............        6,680       6,770       7,167       7,248       7,815       6,219
Commercial................        4,773       4,846       5,122       5,256       5,554       4,295
Industrial................        7,610       7,999       8,350       8,219       7,116       4,744
Other.....................          499         487         553         581         622         457
                              ---------   ---------   ---------   ---------   ---------     -------
Total.....................       19,562      20,102      21,192      21,304      21,107      15,715


---------------


(1) 2001 Year-to-date information through September 30, 2001.



RETAIL ELECTRIC REVENUES
($000S):                     1996        1997        1998        1999        2000      2001 YTD(1)
------------------------   ---------   ---------   ---------   ---------   ---------   -----------
Residential..............    528,916     541,169     527,081     540,452     649,959      541,243
Commercial...............    388,008     400,412     377,492     393,595     460,433      378,093
Industrial...............    308,186     330,481     309,543     330,629     370,161      283,352
Other....................     37,961      38,249      38,599      42,295      49,205       38,981
                           ---------   ---------   ---------   ---------   ---------    ---------
Total....................  1,263,071   1,310,311   1,252,715   1,306,971   1,529,758    1,241,669


---------------


(1)2001 Year-to-date information through September 30, 2001.



AVERAGE RETAIL ELECTRIC
CUSTOMERS:                   1996        1997        1998        1999        2000      2001 YTD(1)
-----------------------    ---------   ---------   ---------   ---------   ---------   -----------
Residential..............    529,143     538,723     550,016     562,036     573,119     579,729
Commercial...............     78,035      79,675      82,021      87,743      90,043      91,812
Industrial...............      5,737       5,637       5,522       5,289       5,255       5,289
Other....................      3,846       3,886       4,463       4,354       4,325       4,290
                           ---------   ---------   ---------   ---------   ---------     -------
Total....................    616,761     627,921     642,022     659,422     672,742     681,080


---------------


(1) 2001 Year-to-date information through September 30, 2001.


    INFORMATION BY TRANSITION CHARGE RETAIL CUSTOMER CLASS ALLOCATION:

    RETAIL ELECTRIC SALES, BILLED RETAIL ELECTRIC REVENUES AND RETAIL CUSTOMERS


     RETAIL ELECTRIC SALES (GWH):         1996     1997     1998     1999     2000    2001 YTD(1)
     ----------------------------        ------   ------   ------   ------   ------   -----------
Residential............................   6,680    6,771    7,167    7,248    7,815      6,219
Commercial and Small Industrial:
  Energy...............................   2,340    2,375    2,608    2,720    2,988      2,362
Commercial and Small Industrial:
  Demand...............................   4,541    4,621    4,765    4,805    4,926      3,676
Large Industrial: Firm(2)..............     783      999    1,395    1,852    2,813      3,073
Large Industrial: Non-Firm(2)..........   4,773    4,902    4,787    4,186    2,041         --
Municipal and Cotton Gin...............     445      434      470      493      524        385
                                         ------   ------   ------   ------   ------     ------
Total..................................  19,562   20,102   21,192   21,304   21,107     15,715


---------------


(1) 2001 Year-to-date information through September 30, 2001.



(2)Includes all power consumed by Standby classes.

BILLED RETAIL ELECTRIC REVENUES
          ($000)(1):               1996        1997        1998        1999        2000      2001 YTD(2)
-------------------------------  ---------   ---------   ---------   ---------   ---------   -----------
Residential..................      528,916     541,169     527,081     540,452     649,959      541,243
Commercial and Small
  Industrial: Energy.........      232,358     238,752     228,934     237,580     283,435      236,461
Commercial and Small
  Industrial: Demand.........      281,702     290,955     270,610     283,076     328,416      268,282
Large Industrial: Firm(3)....       65,153      68,072      74,217      98,699     150,627      164,012
Large Industrial:
  Non-Firm(3)................      121,902     138,109     119,907     113,003      77,898           --
Municipal and Cotton Gin.....       33,040      33,254      31,966      34,161      39,423       31,671
                                 ---------   ---------   ---------   ---------   ---------    ---------
Total........................    1,263,071   1,310,311   1,252,715   1,306,971   1,529,758    1,241,669


---------------


(1) The Billed Retail Electric Revenue includes only the billed base and fuel revenue by transition charge customer class. It does not include unbilled revenue, revenue related taxes, facilities rental charges and miscellaneous fees.



(2) 2001 Year-to-date information through September 30, 2001.



(3)Includes all power consumed by Standby classes.



AVERAGE RETAIL ELECTRIC CUSTOMERS:   1996      1997      1998      1999      2000     2001 YTD(1)
----------------------------------  -------   -------   -------   -------   -------   -----------
Residential......................   529,143   538,723   550,016   562,036   573,119     579,729
Commercial and Small Industrial:
  Energy.........................    74,890    76,496    79,402    85,304    87,699      89,533
Commercial and Small Industrial:
  Demand.........................     9,752     9,680     9,542     9,193     9,035       8,928
Large Industrial: Firm(2)........        24        24        22        11        13          24
Large Industrial: Non-Firm(2)....        16        16        14        14        11          --
Municipal and Cotton Gin.........     2,936     2,982     3,026     2,864     2,865       2,866
                                    -------   -------   -------   -------   -------     -------
Total............................   616,761   627,921   642,022   659,422   672,742     681,080


---------------


(1)2001 Year-to-date information through September 30, 2001.



(2)Includes all power consumed by Standby classes.


FORECASTING ELECTRICITY CONSUMPTION


     CPL produces short-term forecasts which typically extend for two years. CPL determines the accuracy of its short-term forecasts by conducting sales forecast variance analyses on a monthly basis by comparing forecasts to weather normalized consumption. Using this process, CPL establishes the need for revised megawatt-hour sales forecasts throughout the year. Otherwise, CPL normally revises its short-term megawatt-hour sales forecasts on a quarterly basis. CPL usually adopts the forecast produced during the third quarter as its official megawatt-hour sales, usage and number of customers forecasts for the following year. CPL also produces longer-term forecasts of number of customers, energy consumption, usage and peak demand. These long-term forecasts are updated every year.



     CPL uses the Box-Jenkins time series methods for short-term forecasting. The advantages of these methods over econometric methods are of a statistical nature and of primary importance in the short-term horizon. CPL uses univariate ARIMA models and some variations of ARIMA to arrive at the forecast for the number of customers, and regression models with time series errors to forecast the megawatt-hours per customer. The company also uses state space models. In general, these time series methods extract the past patterns and extrapolate them into the future by using sophisticated statistical processes.


     The regression models with time series errors contain only cooling and heating-degree days as explanatory variables, as contrasted with econometric models which usually include several variables of an economic nature, such as income, employment, electricity price, and other economic variables that are thought to influence electricity sales.

     An important consideration in CPL's decision to utilize time series methods is that the short-term trends and cycles in electricity consumption are often the result of customer behavior reacting to abnormal changes in weather, changes in season, and short term contingencies such as fuel price shocks and emergency conservation measures. Using the cause and effect models containing economic drivers mainly implies or suggests long-term adjustments in the capital stock when, usually, the short-term infrastructure tends to remain fairly constant.

ANNUAL FORECAST VARIANCE FOR RETAIL ELECTRIC SALES (GWH)(1)


                                1996      1997      1998      1999      2000     2001 YTD(2)
                               ------    ------    ------    ------    ------    -----------
Residential
Forecast...................     6,411     6,766     7,008     7,373     7,686       6,094
Actual.....................     6,680     6,771     7,167     7,248     7,815       6,219
Variance (%)...............      4.19%     0.07%     2.28%    -1.70%     1.68%       2.05%
Commercial
Forecast...................     4,794     4,914     5,056     5,216     5,438       4,243
Actual.....................     4,773     4,846     5,122     5,256     5,554       4,295
Variance (%)...............     -0.43%    -1.39%     1.30%     0.77%     2.12%       1.24%
Industrial
Forecast...................     7,587     7,756     8,516     8,753     7,493       5,271
Actual.....................     7,610     7,999     8,350     8,219     7,116       4,744
Variance (%)...............      0.31%     3.13%    -1.95%    -6.09%    -5.03%      -9.99%
Other Retail
Forecast...................       484       510       514       539       575         452
Actual.....................       498       487       553       581       622         457
Variance (%)...............      2.98%    -4.50%     7.52%     7.66%     8.14%      -0.98%
TOTAL
Forecast...................    19,276    19,946    21,094    21,881    21,193      16,060
Actual.....................    19,562    20,102    21,192    21,304    21,107      15.715
Variance (%)...............      1.48%     0.78%     0.47%    -2.64%    -0.40%      -2.14%


---------------


(1) Variance amounts may not be exact due to rounding.



(2) 2001 Year-to-date information through September 30, 2001.


     During the last five years, there has been no discernible trend in the variance between projected retail electric sales and actual retail electric sales.

BILLING AND COLLECTIONS


     The following credit practices, policies and procedures apply to retail electric customers who will be directly billed by CPL (non-pilot participants) until customer choice is instituted in January 2002. Beginning in January 2002, the servicer of the notes will bill a retail electric customer's REP for the transition charges attributable to that customer. Please refer to "The Servicing Agreement -- Retail Electric Providers and -- Credit Practices, Policies and Procedures of Retail Electric Providers."


     Credit Policy. Under Texas law, CPL is generally required to provide electric service to all retail customers in its service area. CPL's review of the credit history of a new applicant for electric service generally consists of a review to determine if the applicant has previously received service from CPL and, if so, whether there are any delinquent billed amounts outstanding. CPL relies on information provided by the applicant, and on its customer information system, to determine whether CPL has previously served the customer and whether any delinquent billed amounts are outstanding. In accordance with the Texas commission's regulations, deposits may be required from certain applicants for service or existing customer accounts to protect CPL against losses. Accounts from which deposits are most frequently obtained are new commercial and industrial customers (i.e., applicants with limited or no credit history), and residential customers with poor payment histories (as defined in the Texas commission's regulations). The maximum allowable amount of the deposit is one-sixth of the projected annual billings to the customer. The deposit will be refunded to a residential customer after one year if the customer has not been disconnected for non-payment and has not paid a bill after the due date more than twice during the year. Under the same circumstances, the deposit will be refunded after two years for a non-residential customer. Deposits are typically credited to a customer's account automatically, but may be refunded upon request.

     CPL may change its credit policies and procedures, consistent with Texas commission guidelines, from time to time. It is expected that any change would be designed to enhance CPL's ability to make timely recovery of amounts billed to customers.


     Billing and Meter Reading. CPL bills its customers once every 26 to 34 days, with approximately an equal number of bills being distributed each business day. For the year ending December 31, 2000, CPL mailed out an average of 40,610 bills on each business day to customers in its various customer categories. Accounts with potential billing errors are held for review. This review examines accounts that have abnormally high or low bills, potential meter reading errors, safety problems as identified by the meter-reading staff and possible meter malfunctions.


     Billings for electric service, except for unmetered electric service, are based upon registration of meters furnished, installed and maintained by CPL. All billings are tariff driven and a customer must meet the availability of that tariff to be billed under it. Kilowatt demand is available to non-residential customers and is stated in the tariff.


     Customer bills are due 16 calendar days after issuance or, in the case of state agencies subject to Texas Governmental Code, Chapter 2251, 30 days from receipt. If the due date falls on a holiday or weekend, the due date for payment purposes is the next business day. A bill not paid on or before the due date is considered delinquent. These billing guidelines are the same for all customer classes.



     CPL also has an alternative payment plan that allows residential and commercial customers who have satisfactory credit the opportunity for a monthly budget payment which allows the customer to pay roughly equal monthly amounts based on its expected average consumption for the year. CPL currently has approximately 54,000 customers on this plan.


     Collection Process. CPL receives the majority of its payments via the U.S. mail and paystations; however, other payment options are also available. These options include electronic payments, electronic fund transfers, credit/debit cards and direct payment at field office locations.

     CPL's collection process begins when balances are unpaid for 17 days or more from the billing date. At that time CPL begins collection activities ranging from delinquency notice mailings and telephone calls to termination of electric service. CPL also uses collection agencies and legal collection experts as needed throughout this process.

     CPL tracks credit history based upon a customer's payment habits over the past twelve months. A customer who is considered as having a poor payment history is sent a disconnection notice 17 days after an unpaid bill is issued. In late 1999, CPL installed a new calling system that allows CPL to attempt to contact the customer via telephone in order to discuss payment options within 29 days after the date the delinquent bill was issued. If the customer cannot be reached and payment is still not made, the customer may be disconnected approximately 30 days after billing. A customer in good standing with the Company who has made payment in a timely fashion over the past twelve months will receive a reminder notice 17 days after an unpaid bill is mailed. It is not until 17 days following a second bill that such a customer would receive a disconnection notice and be subject to the disconnection time frame outlined for a customer with a poor payment history.

     If a customer requests termination of service, or if a customer does not make a payment after service is canceled, a final bill is sent. A customer has 16 days to pay a final bill after which point it becomes delinquent. When a final bill becomes delinquent, three collection letters are mailed to the customer, one every eight business days. Unpaid bills are charged-off between 90 and 120 days after the disconnection date. The charged-off account is then transferred to a collection agency and the major credit bureaus are notified.


     Under certain circumstances, customers may enter into deferred payment arrangements that allow the customer to make partial payments or to extend an arrearage. A customer's electric service would not be terminated if the customer has entered into one of these payment agreements and is abiding by the agreement. In addition, CPL may not terminate electric service under certain conditions, such as when there is a "heat advisory day" as issued by the National Weather Service. When a "heat advisory day" is announced, CPL cannot terminate service for non-payment on that day or on the two following days. There were a total of 23 heat advisory days in 1999 and a two month heat moratorium was declared by the Texas commission in 2000. Additionally, CPL may not disconnect power when the previous day's highest temperature did not exceed 32 degrees Fahrenheit, and the temperature is predicted to remain at that level for the next 24 hours as determined by the National Weather Service.


     CPL may change its collection policies and procedures, consistent with Texas commission guidelines, from time to time; however, it is expected that any changes would be designed to enhance CPL's ability to make timely recovery of amounts billed to customers.

     Restoration of Service. Before restoring service that has been shut-off for non-payment, CPL has the right to require the payment of all of the following charges: (i) amounts owing on an account including the amount of any past-due balance for charges for which CPL may terminate electric service if they are unpaid and legal noticing requirements were met prior to service termination,
(ii) a credit deposit, if applicable; (iii) any miscellaneous charges associated with the reconnection of service (i.e., reconnection charges, field collection charges and/or returned check charges); (iv) any charges assessed for unusual costs incidental to the termination or restoration of service which have resulted from the customer's action or negligence; and (v) any unpaid closing bills from other accounts in the name of the customer of record.

     CPL may change its restoration of service policies and procedures, consistent with Texas commission guidelines, from time to time. It is expected that any change would be designed to enhance CPL's ability to make timely recovery of amounts billed to customers.

LOSS EXPERIENCE


     CPL's policy is to charge-off an account approximately 90 to 120 days after the final bill has been issued. The final bill is generally issued from 35 to 90 days from issuance of the original bill. The following table sets forth information relating to CPL's annual net charge-offs for retail customers for the years 1996 through 2001:



                               1996        1997        1998        1999        2000      2001 YTD(1)
                               ----        ----        ----        ----        ----      -----------
Billed Retail Electric
  Revenues ($000)(2)......   1,263,071   1,310,311   1,252,715   1,306,971   1,529,758    1,241,669
Net Charge-offs ($000)....       3,985       4,674       3,094       5,869       2,867        4,394
Percentage of Billed
  Revenue(%)..............        0.32%       0.36%       0.25%       0.45%       0.19%        0.35%


---------------


(1) 2001 Year-to-date information through September 2001.


(2) Billed Retail Electric Revenues includes billed base, fuel and revenue related taxes.

     From 1996 through 1997, the annual net charge-offs for all retail customers trended up due to increases in revenue and the waiver of residential deposits. During 1997, CPL changed its deposit requirements so that any new residential customer who did not have a proven or a good credit history would be required to make a deposit. In addition, CPL added 11 additional credit collectors. As a result, charge-offs declined in 1998. In 1999, the charge-offs increased due to the heat moratorium in 1998 in which CPL did not terminate customers' service for non-payment. In addition, a large industrial customer of CPL went bankrupt in 1999. The net charge-offs decreased in 2000 because no heat moratorium was declared in 1999. The charge-offs reported for the period ended September 30, 2001, have increased due to the declaration of a two month heat moratorium in 2000.


DAYS SALES OUTSTANDING

     The following table sets forth information relating to the average number of days retail customer bills remain outstanding:


                                          1996    1997    1998    1999    2000    2001 YTD(1)
                                          ----    ----    ----    ----    ----    -----------
Average Days Sales Outstanding..........  21.86   22.95   22.59   23.21   24.60      25.29


---------------


(1) 2001 Year-to-date information through September 2001 calculated using a rolling 12 month period.



     From 1996 through September 2001, the average number of days that retail customers' bills have remained outstanding has been relatively stable, although there has been a slight upward trend.


DELINQUENCIES


     The table below sets forth the delinquency experience with respect to payments to CPL.


             DELINQUENCIES AS A PERCENTAGE OF TOTAL BILLED REVENUES


                                    AS OF      AS OF      AS OF      AS OF      AS OF      AS OF
                                   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   9/30/01
                                   --------   --------   --------   --------   --------   -------
30-59 days.......................    1.24%      1.14%      1.68%      1.06%      1.48%     3.18%(1)
60-89 days.......................    0.17%      0.14%      0.35%      0.18%      0.25%     0.30%
90+ days.........................    0.14%      0.18%      0.42%      0.17%      0.21%     0.21%
Total............................    1.55%      1.46%      2.45%      1.41%      1.94%     3.69%


---------------


(1)This percentage is higher as a result of cyclical billing patterns related to higher electricity consumption during the summer months. CPL expects that the delinquency experience for the year ending December 31, 2001 will be consistent with prior years.

                               THE SALE AGREEMENT


     The following summary describes the material terms and provisions of the sale agreement pursuant to which we will purchase transition property from the seller. We have filed the form of the sale agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary is subject to the provisions of the sale agreement.


SALE AND ASSIGNMENT OF TRANSITION PROPERTY


     From time to time the seller will offer and sell transition property to us, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. We will finance each purchase of transition property through the issuance of notes. On each date of issuance of a series of notes, the seller will sell to us, without recourse, its entire right, title and interest in and to the transition property to be transferred to us on that transfer date. The transition property will include all of the seller's rights under the financing order related to such transition property, including the irrevocable right to impose, collect and receive transition charges in an amount sufficient to recover the qualified costs approved in that financing order.



     In accordance with the restructuring act, a valid and enforceable lien and security interest in the transition property will be created upon the issuance of the financing order and the execution and delivery of the sale agreement in connection with the issuance of a series of the transition bonds. The lien and security interest attaches automatically from the time that value is received for the series of the transition bonds and, on perfection through the timely filing of a notice with the Secretary of State of the State of Texas, in accordance with the rules prescribed under the restructuring act, will be a continuously perfected lien and security interest in the transition property. Upon the issuance of the financing order, the execution and delivery of the sale agreement and the related bill of sale and the filing of a notice with the Texas Secretary of State in accordance with the rules prescribed under the restructuring act, the transfer of the transition property will be perfected as against all third persons, including subsequent judicial or other lien creditors.


CONDITIONS TO THE SALE OF TRANSITION PROPERTY

     Our obligation to purchase transition property on any transfer date is subject to the satisfaction or waiver of each of the following conditions:

     - on or prior to the transfer date, the seller must deliver to us a duly executed bill of sale identifying transition property to be conveyed on that date;

     - on or prior to the transfer date, the seller must have received a financing order from the Texas commission;

     - as of the transfer date, the seller may not be insolvent and may not be made insolvent by the sale of transition property to us, and the seller may not be aware of any pending insolvency with respect to itself;

     - as of the transfer date, the representations and warranties of the seller in the sale agreement must be true and correct, the seller may not have breached any of its covenants in the sale agreement, and the servicer may not be in default under the servicing agreement;

     - as of the transfer date, we must have sufficient funds available to pay the purchase price for transition property to be conveyed and all conditions to the issuance of one or more series of notes intended to provide the funds to purchase that transition property must have been satisfied or waived;

     - on or prior to the transfer date, the seller must have taken all action required to transfer ownership of transition property to be conveyed to us on the transfer date, free and clear of all liens other than liens created by us pursuant to the indenture; and we or the servicer, on our behalf, must have taken any action required for us to grant the indenture trustee a first priority perfected security interest in the collateral and maintain that security interest as of the transfer date;

     - in the case of a sale of transition property after the initial issuance of notes only, on or prior to the transfer date, the seller must provide timely notice to us and to the rating agencies;

     - the seller must deliver appropriate opinions of counsel to us and to the rating agencies;


     - the seller must receive and deliver to us and the indenture trustee: (i) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) to the effect that we will not be subject to United States federal income tax as an entity separate from our sole owner and that the notes will be treated as debt of our sole owner for United States federal income tax purposes, (ii) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the Internal Revenue Service ("IRS"), in either case to the effect that, for United States federal income tax purposes, the issuance of the notes will not result in gross income to the seller and (iii) in the case of a subsequent issuance of notes only, an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that such issuance will not adversely affect the characterization of any then outstanding notes as obligations of our sole owner. The opinion of outside tax counsel described in clause (i) may, if the seller so chooses, be conditioned on the receipt by the seller of one or more letter rulings from the IRS and in rendering such opinion outside tax counsel shall be entitled to rely on the rulings contained in such ruling letters and to assume the truthfulness, correctness and completeness of all representations made, and information supplied, to the IRS in connection with such letter rulings;


     - on and as of the transfer date, our limited liability company agreement, the servicing agreement, the sale agreement, the indenture, the restructuring act, any issued financing order and any tariff authorizing the collection of transition charges must be in full force and effect;

     - each rating agency has notified us, the servicer and the indenture trustee that the acquisition of the transition property will not result in a reduction or withdrawal of the then-current rating of any outstanding class of notes; and

     - the seller must deliver to us and to the indenture trustee an officers' certificate confirming the satisfaction of each of these conditions.

SELLER REPRESENTATIONS AND WARRANTIES

     In the sale agreement, the seller will represent and warrant to us, as of each transfer date, among other things, that:

          (1) no portion of the transferred transition property has been sold, transferred, assigned or pledged or otherwise conveyed by the seller to any person other than us and immediately prior to the sale of the transition property, the seller owns the transition property free and clear of all liens and rights of any other person, and no offsets, defenses or counterclaims exist or have been asserted with respect to the transition property;

          (2) on the transfer date, immediately upon the sale under the sale agreement, the transition property transferred on the transfer date will be validly transferred and sold to us, we will own the transferred transition property free and clear of all liens (except for liens created in your favor by the restructuring act and the basic documents) and all filings (including filings with the Secretary of State of Texas under the restructuring act) necessary in any jurisdiction to give us a perfected ownership interest (subject to any lien created by us under the basic documents or the restructuring act) in the transferred transition property will have been made;


          (3) subject to clause (6) below, all written information, as amended or supplemented from time to time, provided by the seller to us with respect to the transition property (including the expected amortization schedule, the financing order and the issuance advice letter relating to the transition property) is true and correct in all material respects;


          (4) under the laws of the State of Texas (including the restructuring act) and the U.S. in effect on the transfer date:


           -- the financing order pursuant to which the rights and interests of the seller have been created, including the right to impose, collect and receive the transition charges and, the interest in and to the transition property, has become final and non-appealable and is in full force and effect;



           -- as of the issuance of the related notes, those notes are entitled to the protection provided in the restructuring act and, accordingly, under the restructuring act, the related financing order, transition charges and issuance advice letter are not revocable by the Texas commission;


           -- as of the issuance of the related notes, the related tariff is in full force and effect and is not subject to modification by the Texas commission except for true-up adjustments made in accordance with the restructuring act;


           -- the process by which the financing order was approved and the financing order, issuance advice letter and tariff comply with all applicable laws and regulations;



           -- the issuance advice letter and the tariff have been filed in accordance with the related financing order and an officer of the seller has provided the certification to the Texas commission required by the issuance advice letter;



           -- no other approval, authorization, consent, order or other action of, or filing with any governmental authority is required in connection with the creation of the transition property transferred on the transfer date, except those that have been obtained or made; and



           -- the State of Texas could not take any action of a legislative character, including the repeal or amendment of the restructuring act, which would substantially limit, alter or impair the transition property or other rights vested in the noteholders pursuant to the financing order, or substantially limit, alter, impair or reduce the value or amount of the transition property, unless that action is a reasonable exercise of the State of Texas's sovereign powers and of a character reasonable and appropriate to further a legitimate public purpose, and, under the takings clauses of the Texas and United States Constitutions, the State of Texas could not repeal or amend the restructuring act or take any other action in contravention of its pledge and agreement quoted above without paying just compensation to the noteholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the noteholders in the transition property and deprive the noteholders of their reasonable expectations arising from their investments in the notes; however, there is no assurance that, even if a court were to award just compensation, it would be sufficient to pay the full amount of principal and interest on the notes;



          (5) under the restructuring act, the State of Texas has pledged that it will not take or permit any action that would impair the value of the transition property, or, except for true-up adjustments made in accordance with the restructuring act, reduce, alter, or impair the transition charges relating to such transition property until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related notes have been paid and performed in full;



          (6) based on information available to the seller on the transfer date, the assumptions used in calculating the transition charges as of the transfer date are reasonable and are made in good faith;



          (7) upon the effectiveness of the financing order, the issuance advice letter and the tariff with respect to the transferred transition property and the transfer of such transition property to us:


           -- the rights and interests of the seller under the financing order, including the right to impose, collect and receive the transition charges established in the financing order, become transition property;

           -- the transition property constitutes a present property right;


           -- the transition property includes the right, title and interest of the seller in the financing order and the transition charges, the right to impose, collect and obtain periodic adjustments (with respect to adjustments, in the manner and with the effect provided in the servicing agreement) of the transition charges, and the rates and other charges authorized by the financing order and all revenues, claims, payments, money or proceeds of or arising from the transition charges;



           -- the owner of the transition property is legally entitled to bill transition charges and collect payments in respect of the transition charges in the aggregate sufficient to pay the interest on and principal of the related notes in accordance with the indenture, to pay the fees and expenses of servicing the notes, to replenish the capital subaccount to the required capital level and to fund the overcollateralization subaccount to the required overcollateralization level until the notes are paid in full or until the last date permitted for the collection of payments in respect of the transition charges under the financing order, whichever is earlier and the customer class allocation percentages in the financing order do not prohibit the owner of the transferred transition property from obtaining adjustments and effecting allocations to the transition charges in order to collect payments of such amounts; and



           -- the transition property is not subject to any lien other than the lien created by the indenture;



          (8) the seller is duly organized, validly existing and in good standing under the laws of the state of its organization, with requisite corporate or other power and authority to own its properties as owned on the transfer date and to conduct its business as conducted by it on the transfer date, to obtain financing orders and own, sell and transfer transition property and to execute, deliver and perform the terms of the sale agreement;



          (9) the seller is duly qualified to do business and is in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (except where a failure to qualify or obtain such licenses and approvals would not be reasonably likely to have a material adverse effect on the business, operations, assets, revenues or properties of the seller);



          (10) the seller has the requisite corporate or other power and authority to execute and deliver the sale agreement and to carryout its terms and the execution, delivery and performance of the sale agreement have been duly authorized by all necessary action on the part of the seller under its organizational or governing documents and laws;



          (11) the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' or secured parties' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or law;



          (12) the consummation of the transactions contemplated by the sale agreement do not conflict with the seller's organizational documents or any indenture, or other agreement or instrument to which the seller is a party or by which it is bound, result in the creation or imposition of any lien upon the seller's properties pursuant to the terms of any such indenture, agreement or other instrument (other than any that may be granted under the basic documents or any liens created by us pursuant to the restructuring act) or violate any existing law or any existing order, rule or regulation applicable to the seller;



          (13) except as disclosed in this prospectus or the prospectus supplement, no proceeding is pending and, to the seller's knowledge, no proceeding is threatened and no investigation is pending or threatened before any governmental authority:



           -- asserting the invalidity of the restructuring act, any financing order, the sale agreement, the notes of any series and the basic documents;



           -- seeking to prevent the issuance of the notes of the relevant series or the consummation of any of the transactions contemplated by the sale agreement or any of the other basic documents;



           -- seeking a determination that could reasonably be expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the restructuring act, any financing order, the notes of any series, the sale agreement or the other basic documents; or


           -- seeking to adversely affect the federal income tax or state income or franchise tax classification of the notes of any series as debt; and


          (14) no governmental approvals, authorizations, consents, orders or other actions or filings, other than filings under the Uniform Commercial Code, are required for the seller to execute, deliver and perform its obligations under the sale agreement except those which have previously been obtained or made or are required to be made by the servicer in the future pursuant to the servicing agreement;



          (15) there is no order by any court providing for the revocation, alteration, limitation or other impairment of the restructuring act, the financing order, the issuance advice letter, the transferred transition property or the transition charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the financing order;



          (16) after giving effect to the sale of any transferred transition property under the sale agreement, CPL:



           -- is solvent and expects to remain solvent;



           -- is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

           -- is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital;



           -- reasonably believes that it will be able to pay its debts as they become due; and



           -- is able to pay its debts as they mature and does not intend to incur, or believes that it will incur, indebtedness that it will not be able to repay at its maturity;



          (17) in the event CPL converts into a Texas limited liability company, such conversion will not:



           -- interrupt CPL's existence;



           -- affect CPL's rights, title and interests in its real estate and other property or its power, authority or ability to perform its obligations under the sale agreement, the servicing agreement or the other basic documents; or



           -- impair or diminish the liabilities and obligations of CPL, including, without limitation, its obligations under the sale agreement or any other basic document.



          Although CPL is considering a number of possible changes to its corporate structure, CPL has informed us that it does not have a current intent to convert into a Texas limited liability company.


     The seller makes no representation or warranty that any amounts actually collected in respect of the transition charges will in fact be sufficient to meet payment obligations on the notes or that assumptions made in calculating the transition charges will in fact be realized.

     Certain of the representations and warranties that the seller makes in the sale agreement involve conclusions of law. The seller makes those representations and warranties in order to reflect the understanding of the basis on which we are issuing the notes and to reflect the agreement that if this understanding proves to be incorrect, the seller will be obligated to indemnify us.


     The representations and warranties made by the seller will survive the execution and delivery of the sale agreement, will be re-made on each transfer date and may not be waived by us or the seller if such waiver would cause the notes not to be rated in one of the four highest categories by each of the applicable rating agencies.


COVENANTS OF THE SELLER

     In the sale agreement, the seller makes the following covenants:


     - Subject to its right to assign its rights and obligations under the sale agreement, so long as any of the notes of any series are outstanding, the seller will keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, obtain and preserve its qualifications to do business in those jurisdictions necessary to protect the validity and enforceability of the sale agreement and the other basic documents or to the extent necessary to perform its obligations under the sale agreement and the other basic documents and will provide wire service directly to customers taking service at facilities, premises or loads located in CPL's certificated service area as it existed on May 1, 1999.



     - Except for the conveyances under the sale agreement or any lien under the restructuring act or for the benefit of us (as issuer), the noteholders or the indenture trustee, the seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any lien on, any of the transferred transition property, or any interest therein, and the seller will defend the right, title and interest of us and of the indenture trustee on behalf of the noteholders, in, to and under the transferred transition property against all claims of third parties claiming through or under the seller. The seller also covenants that, in its capacity as seller, it will not at any time assert any lien against, or with respect to, any of the transferred transition property.


     - If the seller receives any payments in respect of the transition charges or the proceeds thereof when it is not acting as the servicer, the seller agrees to pay all those payments to the servicer and, for so long as the intercreditor agreement is in force, it will do so in accordance with the intercreditor agreement and to hold such amounts in trust for us prior to such payment.



     - The seller will notify us and the indenture trustee promptly after becoming aware of any lien on any of the transferred transition property, other than the conveyances under the sale agreement, or any lien under the basic documents or under the restructuring act or the UCC for our benefit or for the benefit of the noteholders.



     - The seller agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental authority applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the indenture trustee's interests in the transferred transition property or under the basic documents to which the seller is a party or the seller's performance of its obligations under the basic documents to which the seller is a party.



     - So long as any of the notes are outstanding, the seller will treat the notes as debt for all purposes and specifically as our debt, other than for financial reporting or tax purposes or as required under PUHCA.



     - Solely for purposes of federal taxes and, to the extent consistent with applicable state, local and other tax law, solely for purposes of state, local and other taxes, so long as any of the notes are outstanding, the seller agrees to treat the notes as indebtedness of seller secured by the note collateral unless otherwise required by appropriate taxing authorities.


     - So long as any of the notes are outstanding:


      -- The seller will disclose in its financial statements that we and not the seller are the owner of the transferred transition property and that our assets are not available to pay creditors of the seller or its affiliates (other than us);



      -- The seller will not own or purchase any notes; and



      -- The seller shall disclose the effects of all transactions between us and the seller in accordance with generally accepted accounting principles.


     - The seller agrees that, upon the sale by the seller of transition property to us pursuant to the sale agreement

      -- to the fullest extent permitted by law, we will have all of the rights originally held by the seller with respect to the transition property, including the right (subject to the terms of the servicing agreement) to exercise any and all rights and remedies to collect any amounts payable by any retail customer or REP in respect of the transferred transition property, notwithstanding any objection or direction to the contrary by the seller, and

      -- any payment by any retail customer or REP to us will discharge that customer's or REP's obligations in respect of the transferred transition property to the extent of that payment, notwithstanding any objection or direction to the contrary by the seller.

     - So long as any of the notes are outstanding:


      -- in all proceedings relating directly or indirectly to the transferred transition property, the seller will affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting or tax purposes),

      -- the seller will not make any statement or reference in respect of the transferred transition property that is inconsistent with our ownership interest (other than for financial accounting or tax purposes or as required under PUHCA),



      -- the seller will not take any action in respect of the transferred transition property except solely in its capacity as servicer pursuant to the servicing agreement or as otherwise contemplated by the basic documents including the intercreditor agreement,



      -- the seller will not sell notes under a separate financing order in connection with the issuance of additional notes unless the rating agency condition has been satisfied, and



      -- neither the seller nor the issuer will take any action, file any tax return, or make any election inconsistent with the treatment of the issuer, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the seller (or, if relevant, from another sole owner of the issuer).



     - The seller will execute and file the filings required by law to fully preserve, maintain and protect our ownership interest in the transferred transition property. The seller will institute any action or proceeding necessary to compel performance by the Texas commission, the State of Texas or any of their respective agents of any of their obligations or duties under the restructuring act, any financing order or any issuance advice letter. The seller also agrees to take those legal or administrative actions that may be reasonably necessary (i) to protect us from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation or warranty of the seller in the sale agreement and (ii) to block or overturn any attempts to cause a repeal of, modification of or supplement to the restructuring act, the financing order, any issuance advice letter or the rights of holders by legislative enactment or constitutional amendment that would be materially adverse to us, the indenture trustee or the noteholder or which would otherwise cause an impairment of the rights of us or the holders. The costs of any such actions or proceedings will be paid by the seller.


     - Even if the sale agreement or the indenture is terminated, the seller will not, prior to the date which is one year and one day after the termination of the indenture, petition or otherwise invoke or cause us to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against us under any federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or any substantial part of our property, or ordering the winding up or liquidation of our affairs.

     - So long as any of the notes are outstanding, the seller will, and will cause each of its subsidiaries to, pay all material taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the transferred transition property.

     - The seller agrees not to withdraw the filing of any issuance advice letter with the Texas commission.

     - The seller will make all reasonable efforts to keep each tariff in full force and effect.


     - Subject to its right to assign its rights and obligations under the sale agreement, the seller will continue to operate its electric transmission and distribution system to provide service to its customers (or, if transmission and distribution are split, to provide distribution service directly to its customers) so long as the notes are outstanding.

     - Promptly after obtaining knowledge of any breach in any material respect of its representations and warranties in the sale agreement, the seller will notify us and the rating agencies of the breach.



     - The seller will use the proceeds of the sale of the transition property in accordance with the financing order and the restructuring act.



     - Upon our request, the seller will execute and deliver such further instruments and do such further acts as may be necessary to carry out more effectively the provisions and purposes of the sale agreement.


INDEMNIFICATION


     The seller will indemnify and hold harmless us and the indenture trustee (for your benefit) and any of our respective officers, directors, employees and agents and any swap counterparty against



     - any and all amounts of principal and interest on the notes not paid when due or when scheduled to be paid,



     - any deposits required to be made by or to us under the basic documents or any financing order which are not made when required, and



     - any and all other liabilities, obligations, losses, claims, damages, payment, costs or expenses incurred by any of these persons in each case, as a result of a breach by the seller of any of its representations, warranties and covenants in the sale agreement.



     The seller will indemnify us and the indenture trustee (for itself and for the benefit of the noteholders) and each of their respective officers, directors, employees, trustees, managers, and agents for, and defend and hold harmless each such person from and against, any and all taxes (other than taxes imposed on the noteholders as a result of their ownership of a note) that may at any time be imposed on or asserted against any such person as a result of
(i) the sale of the transferred transition property to us, (ii) our ownership and assignment of the transferred transition property, (iii) the issuance and sale by us of the notes or (iv) the other transactions contemplated in the basic documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes but excluding any taxes imposed as a result of a failure of such person to withhold or remit taxes with respect to payments on any note.



     In addition, the seller will indemnify and hold harmless the indenture trustee (for itself), our independent managers and any of our respective affiliates, officers, directors, employees and agents against any and all liabilities, obligations, losses, claims, damages, payment, costs or expenses incurred by any of these parties as a result of the seller's breach of any of its representations and warranties or covenants contained in the sale agreement, except to the extent of losses either resulting from the willful misconduct, bad faith or gross negligence of such indemnified persons or resulting from a breach of a representation or warranty made by such indemnified persons in the indenture or any related documents that gives rise to the seller's breach.



     The seller will indemnify the servicer (if the servicer is not the seller) for the costs of any action instituted by the servicer pursuant to the servicing agreement which are not paid as an operating expense under the indenture.

     The seller will not be in breach of any representation or warranty under the sale agreement as a result of a change in law by means of any legislative enactment, constitutional amendment or voter initiative.

     The indemnification provided for in the sale agreement will survive the termination of the sale agreement and will rank in priority with other general, unsecured obligations of the seller.


     Please refer to "Risk Factors -- Other Risks Associated With an Investment in the Notes -- The Obligation of the Seller of Transition Property or the Servicer to Indemnify Us for a Breach of a Representation, Warranty or Covenant May not be Sufficient to Protect Your Investment."


AMENDMENT


     The sale agreement may be amended with the prior written consent of the indenture trustee unless the Texas commission objects to any such amendment within the time periods set forth in the sale agreement. In addition, any amendment will not be effective unless we receive notice from the rating agencies that the amendment will not result in a reduction or withdrawal of the then current ratings on any class of notes. We will notify the rating agencies promptly after the execution of any such amendment or consent.


ASSUMPTIONS OF THE OBLIGATIONS OF THE SELLER


     Any entity which becomes the successor by merger, sale, transfer, lease, management contract or otherwise to all or substantially all of the electric transmission and distribution business of CPL may assume the rights and obligations of CPL under the sale agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to retail customers taking service at facilities, premises or loads located in CPL's certificated service area as it existed on May 1, 1999 may assume CPL's rights and obligations under the sale agreement. So long as the conditions of any such assumption are met, CPL will automatically be released from its obligations under the sale agreement. The conditions include that:



     - immediately after giving effect to any transaction referred to in this paragraph, no representation or warranty made in the sale agreement will have been breached, and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default will have occurred and be continuing,



     - officers' certificates and opinions of counsel specified in the sale agreement will have been delivered to us, the indenture trustee and the rating agencies, and



     - the rating agencies specified in the sale agreement will have received prior written notice of the transaction.



     Notwithstanding the foregoing, CPL will be able to convert to a Texas limited liability company without complying with the requirements set forth above.



                            THE SERVICING AGREEMENT



     The following summary describes the material terms and provisions of the servicing agreement pursuant to which the servicer is undertaking to service the transition property. We have filed the form of the servicing agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary is subject to the provisions of the servicing agreement.

SERVICING PROCEDURES


     The servicer, as our agent, will manage, service and administer, and bill and collect payments in respect of the transition property according to the terms of the servicing agreement. The servicer's duties will include: calculating, billing and collecting the transition charges; responding to inquiries of retail customers, REPs and the Texas commission regarding the transition property; calculating electricity usage; accounting for collections; furnishing periodic reports and statements to us, the rating agencies and to the indenture trustee; making all filings with the Texas commission and taking all other actions necessary to perfect our ownership interests in and the indenture trustee's lien on the transition property; making all filings and taking such other action as may be necessary to perfect the indenture trustee's lien on and security interest in all note collateral that is not transition property; selling, as our agent, as our interests may appear, defaulted or written off accounts; and taking all necessary action in connection with true-up adjustments. The servicer is required to notify us, the indenture trustee and the rating agencies in writing of any laws or Texas commission regulations promulgated after the execution of the servicing agreement that have a material adverse effect on the servicer's ability to perform its duties under the servicing agreement. The servicer is also authorized to execute and deliver documents and to make filings and participate in proceedings on our behalf. Please refer to "Description of the Transition Property -- Creation of Transition Property; Financing Order" in this prospectus.



     In addition, if we request, the servicer will provide to us public information about the servicer, any material information about the transition property that is reasonably available and, so long as any notes are outstanding, any information necessary to calculate the transition charges applicable to each customer class. The servicer will also prepare any reports to be filed by us with the SEC and will cause to be delivered required opinions of counsel to the effect that all filings with the Texas commission necessary to preserve and protect the interests of the indenture trustee in the transition property have been made.


SERVICING STANDARDS AND COVENANTS

     The servicing agreement will require the servicer, in servicing and administering the transition property, to employ or cause to be employed procedures and exercise or cause to be exercised the same care it customarily employs and exercises in servicing and administering bill collections for its own account and for others.


     The servicing agreement requires the servicer to implement procedures and policies to ensure that REPs remit the transition charges collected from their retail customers to the servicer on behalf of us and the noteholders. These procedures and policies include creating and maintaining records that would permit prompt transfer of billing responsibilities in the event that an REP defaults. The servicer will also monitor payments from REPs and will take all permitted steps to ensure and collect payment by the REPs. The servicer will impose credit and collection policies on the REPs, as permitted under each financing order and the rules of the Texas commission. Any agreement entered into between the servicer and a defaulted REP must satisfy the rating agency condition. Please refer to "-- Retail Electric Providers" below.



     The servicer is responsible for instituting any proceeding to compel performance by the State of Texas or the Texas commission of their respective obligations under the restructuring act, any financing order, any issuance advice letter, any true-up adjustment or any tariff. The servicer is also responsible for instituting any proceeding to block or overturn any attempts to cause a repeal, modification or judicial invalidation of the restructuring act or any financing order or the rights of holders of transition property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to holders or which would cause an impairment of the rights of the issuer or the holders. In any proceedings related to the exercise of the power of eminent domain by any municipality to acquire a portion of CPL's electric distribution facilities, the servicer will assert that the court ordering such condemnation must treat such municipality as a successor to CPL under the restructuring act and the financing order. The servicing agreement also designates the servicer as the custodian of our records and documents. The servicing agreement requires the servicer to indemnify us, our independent managers and the indenture trustee (for itself and for your benefit) for any negligent act or omission relating to the servicer's duties as custodian.



THE TEXAS COMMISSION'S TRANSITION CHARGE ADJUSTMENT PROCESS



     Among other things, the servicing agreement requires the servicer to file, and the restructuring act requires the Texas commission to approve, annual true-up adjustments. For more information on the true-up process, please refer to "Description of the Transition Property -- Tariff -- True-Ups" in this prospectus. These adjustments are to be based on actual transition charge collections and updated assumptions by the servicer as to projected future billed revenue from which transition charges are allocated, projected electricity usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the transition property and the notes. In addition to the annual true-up adjustment the servicer may file for a non-standard true-up adjustment if the forecasted billing units for one or more of the retail customer classes for an upcoming period decreases by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. As of the date of this prospectus, the forecasted billing units for large industrial non-firm classes have decreased by more than 10% compared to the billing units for such class for the 12 months ending April 30, 1999. Accordingly, on October 1, 2001, the servicer made a non-standard true-up filing with the Texas commission to be effective beginning with the first billing cycle of January, 2002. We have included a portion of this filing below in order to illustrate the calculations performed to implement a non-standard true-up adjustment. As a result of the decline in forecasted billing units for large industrial non-firm classes, CPL currently expects to file a non-standard true-up with the Texas commission annually.



                       CALCULATION OF TRANSITION CHARGES


                                  UTILIZING A


         NON-STANDARD TRUE-UP ADJUSTMENT FOR YEAR ENDING DECEMBER 2002


                                                                                                       E
                                     A            B              C                D             GREATER OF 1999
                                   RAAF          PBR           2002        THRESHOLD UNITS     THRESHOLD OR 2002
TC CLASS                         ALLOCATOR    (REV REQ)    BILLING UNITS   (90% 1999 UNITS)   UNITS FOR EACH CLASS
--------                         ---------   -----------   -------------   ----------------   --------------------

Residential....................   37.0664%   $33,421,509   8,179,712,339    6,418,213,644        8,179,712,339
Commercial Energy..............   21.5756%    19,453,983   2,874,417,476    2,352,364,124        2,874,417,476
Muni & Cotton Gin Energy.......    2.5858%     2,331,528     494,220,386      424,347,880          494,220,386
Commercial Demand..............   26.9570%    24,306,208      12,128,484       10,375,278           12,128,484
Large Industrial Firm..........    4.4891%     4,047,668       4,147,899        3,621,890            4,147,899
Standby Firm...................    1.4227%     1,282,800      17,416,816        9,809,259           17,416,816
Large Industrial Non-Firm......    5.5190%     4,976,294       3,842,958        7,230,727            7,230,727
Standby Non-Firm...............    0.3844%       346,600       2,985,539        2,431,583            2,985,539
                                             -----------
Total..........................  100.0000%   $90,166,591*
                                             ===========


                                          F
                                      THRESHOLD
TC CLASS                                RATE
--------                         -------------------
                                      (COL B/E)
Residential....................  $0.004086   per kWh
Commercial Energy..............   0.006768   per kWh
Muni & Cotton Gin Energy.......   0.004718   per kWh
Commercial Demand..............   2.004060   per kW
Large Industrial Firm..........   0.975836   per kW
Standby Firm...................   0.073653   per kW
Large Industrial Non-Firm......   0.688215   per kW
Standby Non-Firm...............   0.116093   per kW
Total..........................

                                                 G                H
                                              EXPECTED                         I                 J                     K
                                            COLLECTIONS                    ALLOCATION     FINAL PERIODIC        ADJ. TRANSITION
TC CLASS                                  (THRESHOLD RATE)   DIFFERENCE    PER RAAFS    BILLING REQUIREMENT       CHARGE RATE
--------                                  ----------------   -----------   ----------   -------------------   -------------------
                                            (COL F X C)      (COL B - G)                    (COL G + I)            (COL J/C)
Residential.............................    $33,421,509      $        0    $ 864,208       $  34,285,717      $0.004192   per kWh
Commercial Energy.......................     19,453,983               0      503,038          19,957,021       0.006943   per kWh
Muni & Cotton Gin Energy................      2,331,528               0       60,288           2,391,816       0.004840   per kWh
Commercial Demand.......................     24,306,208               0      628,506          24,934,714       2.055880   per kW
Large Industrial Firm...................      4,047,668               0      104,664           4,152,332       1.001069   per kW
Standby Firm............................      1,282,800               0       33,170           1,315,970       0.075557   per kW
Large Industrial Non-Firm...............      2,644,781       2,331,513      128,676           2,773,457       0.721699   per kW
Standby Non-Firm........................        346,600               0        8,962             355,563       0.119095   per kW
                                            -----------      ----------    ----------      -------------
Total...................................    $87,835,077      $2,331,513    $2,331,513      $  90,166,591
                                            ===========      ==========    ==========      =============


---------------


*Because the financing order requires the initial PBR to be set at fixed levels relating to revenue requirements, the PBR for the year 2002 will not depend on actual interest rates or other factors known only at issuance.



     Non-standard true-up adjustments under the initial financing order must be filed with the Texas commission ninety days before the date of the proposed adjustment and will be determined by a contested proceeding limited to determining if the non-standard true-up complies with the financing order. If the Texas commission does not issue an order by the proposed adjustment date, the servicer will be allowed to implement its proposed changes and any modifications subsequently ordered by the Texas commission will be made in the next true-up filing. Any such modification could result in delays in payments on the notes.



     In addition to the annual adjustment process, the servicer will file an interim true-up adjustment request if as of the month-end preceding any payment date it determines that


     - the outstanding principal of any series of notes (less amounts in the reserve subaccount) would be greater than 105% or less than 95% of the anticipated outstanding principal balance of the notes as of such payment date, and

     - any series of notes which matures after the date specified in the related prospectus supplement will not have been paid in full as of its scheduled final payment date.


An interim true-up adjustment will allocate amounts to customer classes in the same manner as amounts were allocated in the most recent annual true-up adjustment or non-standard true-up adjustment, as applicable.


     The servicer will calculate the transition charges necessary to result in

     - all accrued and unpaid interest being paid in full,


     - the outstanding principal balance of each series equaling the amount provided in the expected amortization schedule,



     - the amount on deposit in the overcollateralization subaccount equaling the overcollateralization level,


     - the amount on deposit in the capital subaccount equaling the required capital level, and


     - all other fees, expenses and indemnities of the issuer (up to the authorized amounts of such payments set forth in the financing order) being paid,


by (1) the date for payment immediately succeeding the next scheduled true-up adjustment filing date, or (2) with respect to a true-up adjustment occurring after the last scheduled final payment date for any notes, the earlier of the payment date preceding the next date for a true-up adjustment and the final maturity date for those notes. The servicer will file true-up adjustments and, in accordance with the financing order, the Texas commission has the right to review the adjustments. Under the initial financing order, the Texas commission has fifteen days to review annual or interim true-up adjustment filings. The commission's rights of review are limited to (i) in the case of an annual or an interim true-up adjustment, arithmetic errors and (ii) in the case of a non-standard true-up adjustment, whether the non-standard true-up complies with the provisions of the financing order. The servicer will implement adjustments to the transition charges annually, unless more frequent adjustments are required as described above.


REMITTANCES TO COLLECTION ACCOUNT


     The servicer will make periodic payments on account of transition charge collections to the indenture trustee for deposit in the collection account. The servicer will remit estimated collection payments on the transition charges to the collection account each business day. For a description of the allocation of the deposits, please refer to "Security for the Notes -- Allocations; Payments" in this prospectus.



     The servicer will remit to the indenture trustee transition charge collections based on its estimated system-wide charge-off percentage and the average number of days outstanding of bills. Annually, the servicer and the indenture trustee will reconcile remittances of estimated payments arising from transition charges with actual transition charge payments received by the servicer to more accurately reflect the amount of billed transition charges that should have been remitted, based on the actual system-wide charge-off percentage. To the extent the remittances of estimated payments arising from the transition charge exceed the amounts that should have been remitted based on actual system-wide charge-offs, the servicer will be entitled to receive a payment from the indenture trustee in an amount equal to the excess remittance, or to withhold the excess amount from any subsequent remittance to the indenture trustee. To the extent the remittances of estimated payments arising from the transition charge are less than the amount that should have been remitted based on actual system with charge-offs, the servicer will remit the amount of the shortfall to the indenture trustee within two business days. Although the servicer will remit estimated payments arising from the transition charge to the indenture trustee, the servicer is not obligated to make any payments on the notes.


     In the event that the servicer makes changes to its current computerized customer information system which would allow the servicer to track actual transition charge payments and/or otherwise monitor payment and collection activity more efficiently or accurately than is being done today, the servicing agreement will allow the servicer to substitute actual remittance procedures for the estimated remittance procedures described above and otherwise modify the remittance procedures described above as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities. However, the servicer will not be allowed to make any modification or substitution that will materially adversely affect the noteholders. The servicer must also give notice to the rating agencies of any such computer system changes no later than 60 business days after the date on which all retail customer accounts are billed on the new system.

SERVICING COMPENSATION


     The servicer will be entitled to receive an annual servicing fee in an amount equal to:



     - 0.05% of the aggregate initial principal amount of all outstanding series of notes for so long as the servicer remains CPL or any of its permitted successors or assigns or an affiliate; or



     - an amount agreed upon by the successor servicer and the indenture trustee, but not more than 0.60% of the aggregate initial principal amount of all outstanding series of notes if CPL, any permitted successor or assign or an affiliate is not the servicer.

     The servicing fee shall be paid semi-annually with half of the servicing fee being paid on each payment date. The servicer will also be entitled to retain any interest earnings on transition charge collections prior to remittance to the collection account, and all late payment charges collected from REPs or retail customers. However, if the servicer has failed to remit the transition charge collections to the collection account on the same business day that the servicer received such transition charge collections on more than three occasions during the period that the notes are outstanding, then thereafter the servicer will be required to pay to the indenture trustee any interest earnings on transition charge collections received by the servicer and invested by the servicer during each collection period prior to remittance to the collection account for so long as the notes remain outstanding. The indenture trustee will pay the servicing fee on each payment date (together with any portion of the servicing fee that remains unpaid from prior payment dates) to the extent of available funds prior to the distribution of any interest on and principal of the notes. Please refer to "Security for the Notes -- Allocations; Payments" in this prospectus.


RETAIL ELECTRIC PROVIDERS


     As part of the restructuring of the Texas electric industry, retail customers of CPL will, as of the introduction of customer choice beginning in January, 2002 or in limited circumstances, sooner, purchase electricity and related services from REPs rather than CPL. CPL will no longer be permitted to sell electricity directly to retail customers. CPL has organized an affiliated REP to provide electricity and related services to retail customers. The restructuring act grants all retail customers the option to have all electric service provided on a single bill. REPs, including CPL's affiliated REP, will issue a single bill to retail customers purchasing electricity from an REP. This single bill would include all charges related to purchasing electricity from the REP, delivery services from CPL or a successor servicer and the applicable transition charges under the financing order. Therefore, we expect that retail customers will pay the transition charges to REPs who supply them with electric power. The REPs will be obligated to forward payments on the transition charges to the servicer within 35 calendar days of billing by the servicer even if they do not collect the charge from retail customers. This obligation is subject to the right to credits or refunds for amounts written off as uncollectible as described below. The servicer will have limited rights to collect the transition charges directly from those retail customers who receive their electricity bills from a third party in the event that the REP fails to pay the transition charge. Because REPs will bill most retail customers for the transition charges, we will have to rely on a relatively small number of entities for the collection of the bulk of the transition charges. The servicer will not pay any shortfalls resulting from the failure of any REP to forward transition charge collections.



     REPs must provide the servicer with timely information necessary for billing and true-up adjustments. In addition, prior to billing or collecting any transition charges, the REP must provide either a cash deposit equal to two months' maximum estimated collections of transition charges, which deposit will be put into the REP deposit account, or an affiliate guarantee, surety bond, or letter of credit, of which the indenture trustee is the beneficiary, providing for payment of two months' maximum estimated collections if the REP defaults. An REP may also choose to provide a combination of these forms of credit support. There will be a quarterly evaluation of the REP's estimated transition charge collections to determine the correct size of the deposit or other support. If the REP's customer base has grown, then the REP will have to deposit additional cash or provide other additional credit support. If the REP's customer base has declined or if the earnings on the REP's deposit have caused the deposit to exceed two months' maximum estimated collections of transition charges, the REP will be entitled to a refund of the excess, provided that the REP is not in default. An REP who maintains a credit rating of BBB- by S&P and Baa3 by Moody's or better will be exempt from this requirement. In the event that the servicer is billing customers for transition charges, the servicer shall have the right to terminate service for nonpayment of transition charges pursuant to the Texas commission rules. If an REP, including the REP of last resort, is billing customers for transition charges, the REP shall have the right to transfer a non-paying customer to the REP of last resort or to another REP or to direct the servicer to terminate service pursuant to the Texas commission rules.



     The REP must pay the transition charges billed to it by the servicer within 35 calendar days after billing by the servicer regardless of whether the REP collects such charges from end-use retail customers. In the initial year, the amount of payments that an REP must remit will incorporate the same system-wide charge off percentage then used by the servicer to remit payments to the indenture trustee. On an annual basis in connection with the true-up adjustment process, the REP and the servicer will reconcile the amounts held back with amounts actually written-off as uncollectible in accordance with the terms agreed to by the REP and the servicer and the servicer will recalculate the charge-off rate. The REP's right to reconciliation for write-offs will be limited to retail customers whose service has been permanently terminated and whose entire accounts have been written off. The REP's recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements. The REP will not have recourse to the indenture trustee or to us or our funds for such payments. The REP's rights to credits will not take effect until after adjusted transition charges which take the REP's uncollectible bills into account have been implemented.



     The above standards are the most stringent that the servicer can impose on REPs under the initial financing order. In the future, the Texas commission may determine that different standards should be applied to REPs in particular areas, such as payment terms. Any such standards may replace specific standards described above. The initial financing order provides, however, that any modifications to the foregoing standards may not be implemented absent prior written confirmation from each rating agency rating the notes that such modifications will not cause a suspension, withdrawal or downgrade of the ratings on the notes.



     Neither CPL nor any successor servicer will pay any shortfalls resulting from the failure of any REP to remit payments arising from the transition charges to the servicer. The annual true-up and interim true-up adjustment mechanisms for the transition charges, as well as the overcollateralization amount and the amounts deposited in the capital subaccount, are intended to mitigate the risk of shortfalls. Any shortfalls that occur may delay the distribution of interest on and principal of the notes.



CREDIT PRACTICES, POLICIES AND PROCEDURES OF RETAIL ELECTRIC PROVIDERS



     Billing and collection standards will be imposed on REPs with respect to transition charges. The standards relate only to the billing and collection of transition charges authorized under the financing order, and do not apply to collection of any other nonbypassable charges or other charges. The standards apply to all REPs other than REPs that have contracted with the servicer to have it bill and collect transition charges from retail electric customers. REPs may contract with parties other than the servicer to bill and collect transition charges from retail customers, but such REPs will remain subject to the REP standards. If the Texas commission later determines that different standards are to be applied to REPs in particular areas (e.g., payment terms), then those new standards, with appropriate modifications to related provisions, may replace those specific items. Upon adoption of any rule addressing any of these REP standards, the Texas commission's Office of Regulatory Affairs will open a proceeding to investigate the need to modify the standards to conform to that rule, with the understanding that such modifications may not be implemented absent prior written confirmation from each of the rating agencies that have rated the notes that such modifications will not cause a suspension, withdrawal, or downgrade of the ratings on the notes.



     The following subsections summarize the REPs standards required under the initial financing order and tariff.



     Rating, Deposit and Related Requirements. Each REP must (1) have a long-term, unsecured credit rating of not less that "BBB-" and "Baa3" (or the equivalent) from S&P and Moody's, respectively, or (2) provide (A) a deposit of two months' maximum expected transition charge collections in the form of cash, (B) an affiliate guarantee, surety bond, or letter of credit providing for payment of such amount of transition-charge collections in the event that the REP defaults in its payment obligations, or (C) a combination of any of the foregoing. An REP that does not have or maintain the requisite long-term, unsecured credit rating may select which alternate form of deposit, credit support, or combination thereof it will utilize, in its sole discretion. The indenture trustee will be the beneficiary of any affiliate guarantee, surety bond or letter of credit. The provider of any affiliate guarantee, surety bond, or letter of credit must have and maintain long-term, unsecured credit ratings of not less than "BBB-" and "Baa3" (or the equivalent) from S&P and Moody's, respectively.



     Loss of Rating. If the long-term, unsecured credit rating from either S&P or Moody's of an REP that did not previously provide the alternate form of deposit, credit support, or combination thereof or of any provider of an affiliate guarantee, surety bond, or letter of credit is suspended, withdrawn, or downgraded below "BBB-" or "Baa3" (or the equivalent), the REP must provide the alternate form of deposit, credit support, or combination thereof, or new forms thereof, in each case from providers with the requisite ratings, within 10 business days following such suspension, withdrawal, or downgrade. An REP failing to make such provision is required to comply with the provisions set forth in the section below labeled "-- Remedies Upon Default".



     Computation of Deposit, etc. The computation of the size of a required deposit will be agreed upon by the servicer and the REP, and reviewed no more frequently than quarterly to ensure that the deposit accurately reflects two months' maximum collections. Within 10 business days following such review (1) the REP will remit to the indenture trustee the amount of any shortfall in such required deposit or (2) the servicer will instruct the indenture trustee to remit to the REP any amount in excess of such required deposit. An REP failing to so remit any such shortfall is required to comply with the provisions set forth below under "-- Remedies Upon Default." REP cash deposits will be held by the indenture trustee in a REP deposit account and invested in eligible investments. Investment earnings on REP cash deposits will be considered part of such cash deposits so long as they remain on deposit with the indenture trustee. At the instruction of the servicer, cash deposits will be remitted with investment earnings to the REP once all notes have been retired unless otherwise utilized for the payment of the REP's obligations. If at any time the deposit is no longer required, the servicer will promptly (but not later than 30 calendar days) instruct the indenture trustee in writing to remit the applicable amounts in the REP deposit account to the REP.



     Payment of Transition Charges. Payments of transition charges are due 35 calendar days following each billing by the servicer to the REP, without regard to whether or when the REP receives payment from its retail electric customers. The servicer will accept payment by electronic funds transfer, wire transfer, and/or check and payment will be considered received by the servicer on the date the electronic funds transfer or wire transfer is received by the servicer, or the date the check clears. A 5% penalty will be charged on amounts received after 35 calendar days; however, a 10 calendar-day grace period will be allowed before the REP is considered to be in default. An REP in default is required to comply with the provisions set forth below under "-- Remedies Upon Default". The 5% penalty will be a one-time assessment measured against the current amount overdue from the REP to the servicer. The "current amount" consists of the total unpaid transition charges existing on the 36th calendar day after the billing by the servicer. Any and all such penalty payments will be made to the indenture trustee to be applied against transition charge obligations. An REP shall not be obligated to pay the overdue transition charges of another REP. If an REP agrees to assume the responsibility for the payment of overdue transition charges as a condition of receiving the customers of another REP that has decided to terminate service to those customers for any reason, the new REP will not be assessed the 5% penalty upon such transition charges; however, the prior REP will not be relieved of the previously-assessed penalties.

     Remedies Upon Default. After the 10 calendar-day grace period (the 45th calendar day after the billing date) referred to above under the heading
"-- Payment of Transition Charges," the servicer will be entitled to have the option to seek recourse against any cash deposit, affiliate guarantee, surety bond, letter of credit, or combination thereof provided by the REP, and avail itself of such legal remedies as may be appropriate to collect any remaining unpaid transition charges and associated penalties due the servicer after the application of the REP's deposit or alternate form of credit support. In addition, an REP that is in default with respect to the requirements set forth under "-- Loss of Rating," "-- Computation of Deposit, etc." or "-- Payment of Transition Charges" above will be required to select and implement one of the following options:



     - Transfer the billing and collection responsibility for all charges to the REP of last resort or a qualified REP of the customer's choosing;



     - Immediately implement other mutually suitable and agreeable arrangements with the servicer;



     - Arrange that all amounts owed by retail electric customers for services rendered be timely billed and immediately paid directly into a lock-box controlled by the servicer with such amounts to be applied first to pay transition charges before the remaining amounts are released to the REP. All costs associated with this mechanism will be borne solely by the REP.



If an REP that is in default fails to immediately select and implement one of the foregoing options or, after so selecting one of the foregoing options, fails to adequately meet its responsibilities thereunder, then the servicer will immediately implement the first option listed above. Upon re-establishment of compliance with the requirements set forth in "-- Loss of Rating,"
"-- Computation of Deposit, etc." and "-- Payment of Transition Charges" and the payment of all past-due amounts and associated penalties, the REP will no longer be considered in default and will not be required to comply with this paragraph.



     Billing by REPs of Last Resort, etc. Each REP of last resort appointed by the Texas commission must meet the minimum credit rating or deposit/credit support requirements applicable to other REPs in addition to any other standards that may be adopted by the Texas commission. If a REP of last resort defaults or is not eligible to provide such services, responsibility for billing and collection of transition charges will immediately be transferred to and assumed by the servicer until a new REP of last resort can be named by the Texas commission or the customer requests the services of another qualified REP. Retail electric customers cannot be re-billed by a successor REP (although future transition charges will be adjusted to reflect REP and other system-wide charge-offs). Additionally, if the amount of the penalty detailed in "-- Payment of Transition Charges" is the sole remaining past-due amount after the 45th calendar day, the REP will not be required to comply with the provisions set forth under "-- Remedies Upon Default", unless the penalty is not paid within an additional 30 calendar days.



     Disputes. In the event that an REP disputes any amount of billed transition charges, the REP will pay the disputed amount under protest according to the timelines detailed in "-- Payment of Transition Charges". In the event of a dispute, the REP and the servicer will first attempt to informally resolve the dispute, but if they fail to do so within 30 calendar days, either party may file a complaint with the Texas commission. If the REP is successful in the dispute process (informal or formal), the REP will be entitled to interest on the disputed amount paid to the servicer at the Texas commission-approved interest rate. Disputes about the date of receipt of transition charge payments (and penalties arising thereof) or the size of a required REP deposit will be handled in a like manner. Interest paid by the servicer on disputed amounts may not be recovered through transition charges if it is determined that the servicer's claim to the funds is clearly unfounded. No interest will be paid by the servicer if it is determined that the servicer has received inaccurate metering data from another entity providing competitive metering services.



     Metering Data. If the servicer is providing metering service to the retail electric customer, metering data will be provided to the REP at the same time as the REP is billed. If the servicer is not providing metering service to the retail electric customer, the entity providing metering service will be responsible for complying with Texas commission rules and ensuring that the servicer and the REP receive timely and accurate metering data in order for the servicer to meet its obligations under the servicing agreement and the financing order with respect to billing and true-up adjustments.



     Charge-Off Allowance. The REP will be allowed to hold back an allowance for charge-offs in its payments to the servicer. In the initial year, the REP will remit payments based on the same system-wide charge-off percentage then being used by the servicer to remit payments to the indenture trustee. Such charge-off rate will be recalculated each year in connection with the annual true-up procedure. On an annual basis in connection with the true-up process, the REP and the servicer will be responsible for reconciling the amounts held back with amounts actually written off as uncollectible in accordance with the terms agreed to by the REP and the servicer, provided that:



     - The REP's right to reconciliation for write-offs will be limited to customers whose service has been permanently terminated and whose entire accounts (i.e., all amounts due the REP for its own account as well as the portion representing transition charges) have been written off.



     - The REP's recourse will be limited to a credit against future transition charge payments unless the REP and the servicer agree to alternative arrangements, but in no event will the REP have recourse to the indenture trustee, us or our funds for such payments.



     - The REP is required to provide information on a timely basis to the servicer so that the servicer can include the REP's default experience and any subsequent credits into its calculation of the adjusted transition-charge rates for the next transition-charge billing period and the REP's rights to credit will not take effect until after such adjusted transition-charges rates have been implemented.



     Service Termination. In the event that the servicer is billing customers for transition charges, the servicer will have the right to terminate service to the customer for non-payment by the customer pursuant to applicable Texas commission rules. In the event that an REP or the REP of last resort is billing customers for transition charges, the REP will have the right to transfer the customer to the REP of last resort (or to another certified REP) or to direct the servicer to terminate service to the customer for non-payment by the customer pursuant to applicable Texas commission rules.



     Codification of REP Standards. The Texas commission codified the standards for REPs regarding the billing and collection of transition charges in July 2000 as Substantive Rule sec.25.108. Rule sec.25.108 provides that:



     - If a REP's actual charge-offs are greater than the allowance for charge-offs, the REP may collect the difference, with interest, in 12 equal monthly installments.



     - The REP will be responsible for providing the servicer accurate metering data (including metering identification information) for REP customers whose meters are not read by the servicer.



     - If a REP of last resort or qualified REP assumes responsibility for billing and collecting transition charges, the REP of last resort, replacement REP or servicer will bill all transition charges which have not been billed as of the date it assumes such responsibility.

SERVICER REPRESENTATIONS AND WARRANTIES

     In the servicing agreement, the servicer will represent and warrant to us, as of the date of each issuance of a series of notes, among other things, that:


     - the servicer is duly organized, validly existing and is in good standing under the laws of the state of its organization, with requisite corporate or other power and authority to own its properties, to conduct its business as such properties are currently owned and such business is presently conducted by it and to service the transition property and hold the records related to the transition property, and to execute, deliver and carry out the terms of the servicing agreement;



     - the servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, (except where a failure to qualify would not be reasonably likely to have a material adverse effect on the servicer's business, operations, assets, revenues or properties or to its servicing of the transition property);



     - the servicer has the requisite corporate or other power and authority to execute and deliver the servicing agreement and to carry out its term and the execution, delivery and performance of the terms of the servicing agreement have been duly authorized by all necessary action on the part of the servicer under its organizational or governing documents and laws;


     - the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against it in accordance with its terms, subject to insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;


     - the consummation of the transactions contemplated by the servicing agreement does not conflict with, result in any breach of, nor constitute a default under the servicer's organizational documents or any indenture or other agreement or instrument to which the servicer is a party or by which it is bound, result in the creation or imposition of any lien upon the servicer's properties pursuant to the terms of any such indenture or agreement or other instrument (other than any lien that may be granted under the basic documents or any lien created pursuant to Section 39.309 of the restructuring act) or violate any existing law or any existing order, rule or regulation applicable to the servicer;



     - each report or certificate delivered in connection with an issuance advice letter or delivered in connection with any filing made to the Texas commission by the issuer with respect to the transition charges or true-up adjustments will be true and correct in all material respects, or, if based on predictions and assumptions, will be based on predictions and assumptions that are reasonably based on historical performance (and facts known to the servicer on the date such report or certificate is delivered);



     - no governmental approvals, authorizations consents, orders or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement except those which have previously been obtained or made or are required to be made by the servicer in the future; and



     - except as disclosed in this prospectus or the prospectus supplement, no proceeding or investigation is pending and, to the servicer's knowledge, no proceeding or investigation is threatened before any governmental authority, asserting the invalidity of the servicing agreement or the other basic documents, seeking to prevent issuance of notes or the consummation of the transactions contemplated by the servicing agreement or other basic documents, seeking a determination that could reasonably be expected to materially and adversely affect the performance by the servicer of its obligations under or the validity or enforceability of the servicing agreement or the other basic documents or which could reasonably be expected to adversely affect the federal income tax or state income or franchise tax attributes of the notes as debt.



     - in the event CPL converts into a Texas limited liability company, such conversion will not:



      - interrupt CPL's existence,



      - affect CPL's rights, title and interests in real estate and other property or its power, authority or ability to perform its obligations under the sale agreement, the servicing agreement or the other basic documents, or



      - impair or diminish the liabilities and obligations of CPL, including, without limitation its obligations under the servicing agreement or any other basic document.



     The servicer is not responsible for any ruling, action or delay of the Texas commission, except those caused by the servicer's failure to file required applications in a timely and correct manner or other breach of its duties under the servicing agreement. The servicer also is not liable for the calculation of the transition charges and adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in a negligent manner.



     The servicer will indemnify, defend and hold harmless us and the indenture trustee (for itself and for your benefit) and the independent managers and each of their respective officers, directors, employees and agents from any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, arising from the servicer's willful misconduct, bad faith or negligence in the performance of its duties, the servicer's reckless disregard of its obligations and duties, the servicer's breach of any of its representations or warranties or any finding that interest payable to an REP with respect to disputed funds must be paid by us or from the transition property. The servicer will not be liable, however, for any liabilities, obligations, losses, damages, payments or claims, or reasonable costs or expenses, resulting from the willful misconduct or gross negligence of the party seeking indemnification.


     The servicing agreement also provides that the servicer releases us and our independent managers, the indenture trustee and each of our respective officers, directors and agents from any actions, claims and demands which the servicer, in the capacity of servicer or otherwise, may have against those parties relating to the transition property or the servicer's activities, other than actions, claims and demands arising from the willful misconduct, bad faith or gross negligence of the parties.

EVIDENCE AS TO COMPLIANCE


     The servicing agreement provides that a firm of independent public accountants, at the servicer's expense, will furnish to us, the indenture
trustee and the rating agencies on or before           of each year, beginning
          , a statement as to compliance by the servicer with standards relating to the servicing of the transition property during the preceding twelve months
ended           (or preceding period since the closing date of the issuance of the notes in the case of the first statement). This report will state that the accounting firm has performed agreed upon procedures in connection with the servicer's compliance with the servicing procedures of the servicing agreement, identifying the results of the procedures and including any exceptions noted. The report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

     The servicing agreement will also provide for delivery to us and to the
indenture trustee and the rating agencies, on or before           of each year,
beginning           , of a certificate signed by an officer of the servicer
stating that the servicer has fulfilled its obligations in all material respects under the servicing agreement throughout the preceding twelve months ended
          (or preceding period since the closing date of the issuance of the notes in the case of the first certificate) or, if there has been a servicer default or an event which the giving of notice, the lapse of time, or both would become a servicer default, describing each default or event. The servicer has agreed to give us, the indenture trustee and the ratings agencies notice of servicer defaults under the servicing agreement.


     You may obtain copies of the statements and certificates by sending a written request addressed to the indenture trustee.

     The servicer will also be required to deliver monthly reports and copies of any filings made with the Texas commission to us and to the indenture trustee and the rating agencies. In addition, the servicer is required to make certain disclosures to its retail customers and REPs, and must provide information about the REPs as is reasonably requested by the rating agencies.

MATTERS REGARDING THE SERVICER

     The servicing agreement will provide that CPL may not resign from its obligations and duties as servicer thereunder, except when either:


     - CPL determines that performance of its duties under the servicing agreement is no longer permissible under applicable law; or



     - CPL receives notice from the rating agencies rating the notes that CPL's resignation will not result in a reduction or withdrawal of the then current ratings on any class of notes.


     No resignation by CPL as servicer will become effective until a successor servicer has assumed CPL's servicing obligations and duties under the servicing agreement.

     The servicing agreement further provides that neither the servicer nor any of its directors, officers, employees, and agents will be liable to us or to the indenture trustee, our managers, you or any other person or entity, except as provided under the servicing agreement, for taking any action or for refraining from taking any action under the servicing agreement or for errors in judgment. However, neither the servicer nor any person or entity will be protected against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel reasonably acceptable to the indenture trustee or on any document submitted by any person respecting any matters under the servicing agreement. In addition, the servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action, except as provided in the servicing agreement at our expense.


     Under the circumstances specified in the servicing agreement, any entity which becomes the successor by merger, sale, transfer, lease, management contract or otherwise to all or substantially all of the servicer's electric transmission and distribution business may assume all of the rights and obligations of the servicer under the servicing agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to retail customers taking service as facilities, premises located in the servicer's certificated service area as it existed on May 1, 1999 may assume all of the servicer's rights and obligations under the servicing agreement. The following are conditions to the transfer of the duties and obligations to a successor servicer:



     - immediately after the transfer, no representation or warranty made by the servicer in the servicing agreement will have been breached and no servicer default or event which after notice of, lapse of time or both, would become a servicer default, has occurred and is continuing;



     - the servicer has delivered to us and to the indenture trustee an officer's certificate and an opinion of counsel stating that the transfer complies with the servicing agreement and all conditions to the transfer under the servicing agreement have been complied with;


     - the servicer has delivered to us and to the indenture trustee and the rating agencies an opinion of counsel stating either that all necessary filings, including those with the Texas commission, to protect our interests in all of the transition property have been made or that no filings are required; and


     - the servicer has given prior written notice to the rating agencies.


     So long as the conditions of any such assumptions are met, then the prior servicer will automatically be released from its obligations under the servicing agreement.


     The servicing agreement permits the servicer to appoint any person to perform any or all of its obligations including a collection agent acting pursuant to the intercreditor agreement. However, unless the appointed person is an affiliate of CPL, the servicer must receive notice from the rating agencies that the appointment will not result in a reduction or withdrawal of the then current ratings on any class of notes. In all cases, the servicer must remain obligated and liable under the servicing agreement.


SERVICER DEFAULTS

     Servicer defaults under the servicing agreement will include, among other things:


     - any failure by the servicer to remit payments arising from the transition charges into the collection account as required under the servicing agreement, which failure continues unremedied for five business days after written notice from us or the indenture trustee is received by the servicer or after discovery of the failure by an officer of the servicer;



     - any failure by the servicer or CPL to observe or perform in any material respect any covenants or agreements in the servicing agreement or the other basic documents to which it is a party in its capacity as servicer, which failure materially and adversely affects the rights of noteholders and which continues unremedied for 60 days after written notice of this failure has been given to the servicer or CPL by us or by the indenture trustee or after such failure is discovered by an officer of the servicer;



     - any representation or warranty made by the servicer in the servicing agreement or any basic document will prove to have been incorrect in a material respect when made, which has a material adverse effect on us or the noteholders and which material adverse effect continues unremedied for a period of 60 days after the giving of written notice to the servicer by us or the indenture trustee after such failure is discovered by an officer of the servicer; and


     - events of bankruptcy, insolvency, receivership or liquidation of the servicer.

RIGHTS WHEN SERVICER DEFAULTS


     In the event of a servicer default that remains unremedied, the indenture trustee may, and upon the instruction of the holders of notes evidencing not less than a majority in principal amount of then outstanding notes of all series the indenture trustee will terminate, except as described below under "Intercreditor Agreement," all the rights and obligations of the servicer under the servicing agreement, other than the servicer's indemnity obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed. After the termination, the indenture trustee will appoint a successor servicer who will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements. In addition, when a servicer defaults, the noteholders (subject to the provisions of the indenture) and the indenture trustee as beneficiary of any statutory lien permitted by the restructuring act will be entitled to (i) apply to a Travis County, Texas district court for sequestration and payment of revenues arising from the transition property, (ii) foreclose on or otherwise enforce the lien and security interests in any transition property and (iii) apply to the Texas commission for an order that amounts arising from the transition charges be transferred to a separate account for the benefit of the noteholders. If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than an appointment of a bankruptcy trustee or similar official has occurred, that trustee or official may have the power to prevent the indenture trustee or the noteholders from effecting a transfer of servicing. The indenture trustee may appoint, or petition a court of competent jurisdiction for the appointment of, a successor servicer which satisfies criteria specified by the nationally recognized statistical rating agencies rating the notes. The indenture trustee may make arrangements for compensation to be paid to the successor servicer.


WAIVER OF PAST DEFAULTS

     Holders of notes evidencing not less than a majority in principal amount of the then outstanding notes, on behalf of all noteholders, may waive any default by the servicer in the performance of its obligations under the servicing agreement and its consequences, except a default in making any required remittances to the collection account under the servicing agreement. The servicing agreement provides that no waiver will impair the noteholders' rights relating to subsequent defaults.

SUCCESSOR SERVICER

     If for any reason a third party assumes the role of the servicer under the servicing agreement, the servicing agreement will require the servicer to cooperate with us and with the indenture trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreement, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired. The servicing agreement will provide that we will be liable for its reasonable costs and expenses incurred in transferring servicing responsibilities (which will not include any set-up costs for the successor) to the successor servicer.

AMENDMENT


     The servicing agreement may be amended with the prior written consent of the indenture trustee unless the Texas commission objects to any such amendment within the time periods set forth in the servicing agreement. In addition, any amendment will not be effective unless we receive notice from the rating agencies that the amendment will not result in a reduction or withdrawal of the then current ratings on any class of notes. We will notify the rating agencies promptly after the execution of any such amendment or consent.



INTERCREDITOR AGREEMENT



     CPL has a trade receivables purchase and sale arrangement under which it sells a portion of its accounts receivable on a daily basis to an affiliate, which in turn grants a security interest in those receivables to a trustee for the benefit of holders of debt securities issued by such affiliate. CPL has been appointed such affiliate's agent for purposes of collecting and servicing the receivables sold under this arrangement. CPL does not expect this accounts receivable purchase and sale arrangement to continue after the first quarter of 2002, although similar arrangements may be entered into in the future. The transition charges are not subject to this arrangement. The investors have the right, through their trustee, to replace CPL as sub-collection agent upon the occurrence of certain events. The investor's trustee and the indenture trustee for your notes have entered into an intercreditor agreement which requires the indenture trustee for your notes and the investor's trustee to act jointly in the replacement of CPL as collection agent under the receivables purchase agreement and as servicer under the servicing agreement whenever either has the right under its agreement to effect a replacement of CPL. Neither party is entitled to replace CPL under its agreement without the consent of the other party. The form of the intercreditor agreement will be filed as an exhibit to the registration statement of which this prospectus forms a part. Please refer to "Risk Factors -- Servicing
Risks -- CPL's Accounts Receivable Arrangement May Trigger the Need to Replace CPL as Servicer or May Limit the Ability to Replace CPL as Servicer."


                            DESCRIPTION OF THE NOTES

GENERAL


     We will issue the notes pursuant to the terms of an indenture between us and U.S. Bank National Association, as the indenture trustee. The particular terms of the notes of any series will be established in a supplement to the indenture or an issuance certificate and, in either case, the material terms will be described in the related prospectus supplement. Although we have disclosed the material terms of the notes and the indenture in this prospectus, this summary is subject to the terms and provisions of the indenture and related supplements or issuance certificates, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.


     We may issue the notes in one or more series, any one or more of which may be comprised of one or more classes. Classes of notes may differ as to the interest rate and the timing, sequential order and amount of payments of principal or interest, or both. Each series of notes may include one or more classes of notes that accrue interest at a variable rate based on an index described in the related prospectus supplement. A swap agreement may serve as security for any class of floating rate notes, in addition to the security provided under the indenture. Please refer to "-- Floating Rate Notes" below.

     While the prospectus supplement will describe the specific terms of only a series of notes (and the classes of that series (if any)) in respect of which this prospectus is being delivered, the terms of that series and any classes will not be subject to the prior review of or consent of the holders of outstanding notes. All notes of the same series will be identical in all respects except for the denominations, unless that series is comprised of more than one class, in which case all notes of the same class will be identical in all respects except for the denominations.


     All notes that we issue under the indenture will be payable solely from, and secured solely by, a pledge of and lien on the transition property and the other collateral as provided in the indenture. Please refer to "Security for the Notes -- Pledge of Collateral" in this prospectus.


     The prospectus supplement for a series of notes will describe the following terms of that series of notes and, if applicable, the classes of that series:

     - the designation of the series and, if applicable, the classes of that series,

     - the principal amount of the series and, if applicable, the classes of that series,


     - the annual rate at which interest accrues or the method or methods of determining such annual rate,


     - the payment dates,

     - the scheduled final payment date and the final maturity date of the series and, if applicable, the classes of that series,


     - the issuance date of the series,


     - the authorized denominations,

     - any provisions for optional redemption of the series or class,


     - the expected amortization schedule for principal of the series and, if applicable, the classes of that series,


     - any other material terms of the class that are not inconsistent with the provisions of the indenture and that will not result in any rating agency reducing or withdrawing its rating of any outstanding class of notes,

     - the identity of the indenture trustee, and

     - solely if a series includes floating rate notes, the terms of any swap agreement executed to permit such issuance and the identity of any swap counterparty related thereto.

     The notes are not a debt, liability or other obligation of the State of Texas or of any political subdivision, agency or instrumentality of the State and do not represent an interest in or legal obligation of CPL or any of its affiliates, other than us. Neither CPL nor any of its affiliates will guarantee or insure the notes. Financing orders authorizing the issuance of the notes do not constitute a pledge of the full faith and credit of the State of Texas or of any of its political subdivisions. The issuance of the notes under the restructuring act will not directly, indirectly or contingently obligate the State of Texas or any of its political subdivisions to levy or to pledge any form of taxation for the notes or to make any appropriation for their payment.


INTEREST AND PRINCIPAL ON THE NOTES



     Interest will accrue on the principal balance of a class of notes at the annual rate either specified in or determined in the manner specified in the related prospectus supplement and will be payable on the payment dates specified in the related prospectus supplement. Interest payments will be made from collections of transition charges, including amounts available in the reserve subaccount, the overcollateralization subaccount and, if necessary, the amounts available in the capital subaccount. In the event of default by an REP, the amounts in the REP deposit account or available from other credit support (up to an amount of the lesser of the payment defaults of an REP or that REP's deposit or other credit support amount) will be used to make interest payments to the noteholders of each class on each payment date for the notes. Please refer to "Security for the Notes -- Allocations; Payments."



     Principal of the notes of each class will be payable in the amounts and on the payment dates specified in the related prospectus supplement, but only to the extent that amounts in the collection account are available, and subject to the other limitations described below, under "Security for the Notes -- Allocations; Payments." Each prospectus supplement will set forth the expected amortization schedule for each series of notes and, if applicable, the classes of that series. The expected amortization schedule will be established in a manner required by the financing order to, among other things, limit the periodic billing requirements of the transition charges to the revenue requirements associated with the securitized regulatory assets included in CPL's rates prior to securitization, as adjusted for the 6% required reduction to those rates during the price-to-beat period. On any payment date, unless an event of default has occurred and is continuing and the notes have been declared due and payable, the indenture trustee will make principal payments on the notes only until the outstanding principal balances of those notes have been reduced to the principal balances specified in the applicable expected amortization schedule for that payment date. The indenture trustee will retain in the reserve subaccount for payment on later payment dates any collections of transition charges in excess of amounts payable as

     - expenses of the servicer, the independent managers and the indenture trustee (including the servicing fee),

     - payments of interest on and principal of the notes,


     - investment earnings on amounts in the capital subaccount released to us,


     - allocations to the capital subaccount, and

     - allocations to the overcollateralization subaccount (all as described under "Security for the Notes -- Allocations; Payments").


If the indenture trustee receives insufficient collections of transition charges for any payment date, and amounts in the collection account (and the applicable subaccounts of the collection account) are not sufficient to make up the shortfall, principal of any class of notes may be payable later than expected, as described in this prospectus. Please refer to "Risk Factors -- Other Risks Associated with an Investment in the Notes." The entire unpaid principal amount of the notes of all series will be due and payable on the date on which an event of default (other than a breach by the State of Texas of its pledge) has occurred and is continuing, if the indenture trustee or the holders of not less than a majority in principal amount of the notes of all series then outstanding have declared the notes to be immediately due and payable. Please refer to "Description of the Notes -- Events of Default; Rights Upon Event of Default" in this prospectus.


     Unless the context requires otherwise, all references in this prospectus to principal of the notes of a series include any premium that might be payable if notes of that series are redeemed, as described in the related prospectus supplement.

PAYMENTS ON THE NOTES


     The indenture trustee will pay on each payment date to the holders of each class of notes to the extent of available funds in the collection account all payments of principal and interest then due. In the case of floating rate notes, in lieu of interest, the indenture trustee will make payments under any related swap agreement with respect to interest. The indenture trustee will make each payment other than the final payment with respect to any notes to the holders of record of the notes of the applicable class on the record date for that payment date. The indenture trustee will make the final payment for each class of notes, however, only upon presentation and surrender of the notes of that class at the office or agency of the indenture trustee specified in the notice given by the indenture trustee of the final payment. The indenture trustee will mail notice of the final payment to the noteholders no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.



     The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in transition charges received) will result in an event of default for the applicable series of notes unless such failure is cured within five business days. Please refer to "-- Events of Default; Rights Upon Event of Default," below. Any interest not paid within such five business day period (plus interest on the defaulted interest at the applicable note's interest rate to the extent lawful) will be payable to the noteholders on a special record date. The special record date will be at least fifteen business days prior to the date on which the indenture trustee is to make a special payment (a "special payment date"). We will fix any special record date and special payment date. At least 10 days before any special record date, the indenture trustee will mail to each affected noteholder a notice that states the special record date, the special payment date and the amount of defaulted interest (plus interest on the defaulted interest) to be paid.

     At the time, if any, we issue the notes of any series in the form of definitive notes and not to DTC or its nominee, the indenture trustee will make payments with respect to that class on a payment date or a special payment date by check mailed to each holder of a definitive note of the class of record on the applicable record date at its address appearing on the register maintained with respect to the notes of that series. Upon application by a holder of any class of notes in the principal amount of $10,000,000 or more to the indenture trustee not later than the applicable record date, the indenture trustee will make payments by wire transfer to an account maintained by the payee in New York, New York.


     If any special payment date or other date specified for any payments to noteholders is not a business day, the indenture trustee will make payments scheduled to be made on that special payment date or other date on the next succeeding business day and no interest will accrue upon the payment during the intervening period. "Business day" means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York or Dallas, Texas are authorized or obligated by law, regulation or executive order to remain closed.


FLOATING RATE NOTES


     If we issue any floating rate notes of any class, we will enter into one or more swap agreements with a swap counterparty identified and having the terms described in the related prospectus supplement. Generally, a swap agreement, on each payment date, will obligate us to pay to the swap counterparty, solely from payments of transition charges, an amount equal to the fixed interest due under the swap agreement on the payment date. The swap agreement will obligate the swap counterparty to pay to us an amount equal to the product of (1) the floating rate and (2) the principal balance of the floating rate notes as of the close of business on the preceding payment date, after giving effect to all payments of principal made to the floating rate noteholders on the preceding payment date. Please refer to "Risk Factors -- Other Risks Associated With an Investment in the Notes -- Additional Risks of Floating Rate Notes" in this prospectus.


NO THIRD-PARTY CREDIT ENHANCEMENT


     We do not currently anticipate that the notes will have the benefit of any third-party credit enhancement, such as guarantees, letters of credit, insurance or the like. If, however, we issue any series of notes with any third-party credit enhancement, such credit enhancement will be described in the related prospectus supplement.


REGISTRATION AND TRANSFER OF THE NOTES

     If specified in the related prospectus supplement, we may issue one or more classes of notes in definitive form, which will be transferable and exchangeable at the office of the registrar identified in the related prospectus supplement. Unless otherwise specified in the related prospectus supplement, there will be no service charge for any registration or transfer of the notes, but the indenture trustee may require the owner to pay a sum sufficient to cover any tax or other governmental charge.

     We will issue each class of notes in the minimum initial denominations set forth in the related prospectus supplement and, except as otherwise provided in the related prospectus supplement, in integral multiples thereof.

     The indenture trustee will make payments of interest and principal on each payment date to the noteholders in whose names the notes were registered on the record date.

BOOK-ENTRY REGISTRATION


     Unless otherwise specified in the related prospectus supplement, all classes of notes will initially be represented by one or more notes registered in the name of Cede & Co., as nominee of DTC, or another securities depository. The notes will be available to investors only in the form of book-entry notes. We will initially register any book-entry notes in the name of Cede & Co., the nominee of DTC. Noteholders may also hold notes through Clearstream Banking, Luxembourg S.A. ("Clearstream") or Euroclear in Europe, if they are participants in those systems or indirectly through organizations that are participants in those systems.



     Cede & Co., as nominee for DTC, will hold the global note or notes. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. These depositaries will in turn hold these positions in customers' securities accounts in the depositaries' names on the books of DTC.



     DTC is a limited-purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and to facilitate the settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system also is available to indirect participants.



     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the operator of the Euroclear System, referred to as the Euroclear Operator or Euroclear, to facilitate settlement of trades between Clearstream and Euroclear. In November 2000, Clearstream and Euroclear signed an agreement, effective in 2001, to establish a new daytime transaction processing capability to supplement the existing overnight bridge between Clearstream and Euroclear. The new daytime bridge will initially operate manually but it is expected to become automated by the end of 2001.



     Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by the Euroclear operator, under contract with the Euroclear Clearance System S.C., a Belgian cooperative corporation, which is referred to in this prospectus as the cooperative. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include central banks, commercial banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.



     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law, which are referred to in this prospectus as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.



     Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositories.



     Unless and until we issue definitive notes, we anticipate that the only "holder" of notes of any series will be Cede & Co., as nominee of DTC. Noteholders will only be permitted to exercise their rights as noteholders indirectly through participants and DTC. All references herein to actions by noteholders thus refer to actions taken by DTC upon instructions from its participants. In addition, all references in this prospectus to payments, notices, reports and statements to noteholders refer to payments, notices, reports and statements to Cede & Co., as the registered holder of the notes, for payments to the beneficial owners of the notes in accordance with DTC procedures, unless definitive notes are issued.



     Except under the circumstances described below, while any book-entry notes of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry notes. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry notes. Participants with whom beneficial owners of notes have accounts are similarly required to make book-entry transfers and receive and transmit these payments on behalf of such beneficial owners. Accordingly, although beneficial owners of notes will not possess definitive notes, DTC's rules provide a mechanism by which such beneficial owners will receive payments and will be able to transfer their interests.



     DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the notes to pledge notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these notes, may be limited due to the lack of a definitive note for the notes.



     DTC has advised the indenture trustee that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more participants to whose account with DTC the notes are credited.



     Payments with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant systems' rules and procedures, to the extent received by its depository. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Material U.S. Federal Tax Consequences" in this prospectus. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect these actions on its behalf through DTC.



     DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.


DEFINITIVE NOTES

     Unless otherwise specified in the related prospectus supplement, we will issue notes of a series in registered, certificated form to noteholders, or their nominees, rather than to DTC only under the circumstances provided in the indenture, which will include: (1) our advising the indenture trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as nominee and depositary with respect to the book-entry notes of that series and that we are unable to locate a qualified successor, (2) our electing to terminate the book-entry system through DTC, with written notice to the indenture trustee, or (3) after the occurrence of an event of default under the indenture, holders' of notes representing not less than a majority of the aggregate outstanding principal amount of the notes of any series maintained as book-entry notes advising us, the indenture trustee, and DTC in writing that the continuation of a book-entry system through DTC (or a successor) is no longer in the best interests of those noteholders. Upon issuance of definitive notes of a series, those notes will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the indenture trustee with respect to transfers, notices and payments.

     Upon surrender by DTC of the definitive securities representing the notes and instructions for registration, the indenture trustee will issue the notes in the form of definitive notes, and thereafter the indenture trustee will recognize the registered holders of the definitive notes as noteholders under the indenture.

     The indenture trustee will make payment of principal of and interest on the notes directly to noteholders in accordance with the procedures set forth herein and in the indenture and the related prospectus supplement. The indenture trustee will make interest payments and principal payments to noteholders in whose names the definitive notes were registered at the close of business on the related record date. The indenture trustee will make payments by check mailed to the address of the noteholder as it appears on the register maintained by the indenture trustee or in such other manner as may be provided in the related trustee's issuance certificate or supplement to the indenture and except that certain payments will be made by wire transfer as described in the indenture. The indenture trustee will make the final payment on any note (whether definitive notes or notes registered in the name of Cede & Co.), however, only upon presentation and surrender of the note on the final payment date at the office or agency that is specified in the notice of final payment to noteholders. The final payment of any note listed on the Luxembourg Stock Exchange may also be made upon presentation and surrender of the note at the office of the paying agent in Luxembourg as specified in the notice of final distribution. A notice of such final distribution will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, not later than the fifth day of the month of such final distribution. Definitive notes listed on the Luxembourg Stock Exchange will also be transferable and exchangeable at the offices of the transfer agent in Luxembourg. With respect to any transfer of these listed definitive notes, the new definitive notes registered in the names specified by the transferee and the original transferor will be available at the offices of the transfer agent in Luxembourg. The indenture trustee will provide the notice to registered noteholders not later than the fifth day prior to the final payment date.


     Definitive notes will be transferable and exchangeable at the offices of the transfer agent and registrar, which initially will be the indenture trustee. There will be no service charge for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

OPTIONAL REDEMPTION


     We may redeem a series of notes on any payment date if, after giving effect to payments that would otherwise be made on that date, the outstanding principal balance of the series of notes has been reduced to less than five percent of the initial principal balance. If specified in the prospectus supplement related to any series or class of notes, the indenture may also permit the redemption of the series or class of notes in full for cash on any payment date using proceeds received from the issuance of any additional series or class of notes. These new notes will be payable solely out of the transition property and other collateral and will have no more than an equal priority lien thereon as against all existing series of notes. In addition, a series of notes will be subject to redemption if and to the extent provided in the related prospectus supplement. We may redeem less than all of the notes of any series or class of any series. We will select the particular notes to be redeemed not less than 25 days nor more than 50 days prior to the date of redemption.



     The indenture does not permit a redemption under the indenture unless each rating agency, to which prior written notice will be given, has notified us and our managers, the servicer and the indenture trustee that the redemption will not result in a reduction or withdrawal of the then current rating of any outstanding class of notes. Upon any redemption of any series or class of notes, we will have no further obligations under the indenture with respect thereto. We may redeem the notes in all instances of optional redemptions permitted by the indenture upon payment of the outstanding principal amount of the notes to be redeemed, premium, if any thereon and accrued but unpaid interest thereon as of the date of redemption. We will give notice of redemption to the indenture trustee and the rating agencies not less than 25 days nor more than 50 days prior to the date of redemption. We will give written notice to each holder of notes to be redeemed by first-class mail, postage prepaid, mailed not less than five days nor more than 25 days prior to the applicable date of redemption. For so long as any notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, we also will give notice of redemption by publication pursuant to such rules at least ten days prior to the date of redemption. In the event that we redeem a note in part, we will execute and the indenture trustee will authenticate and deliver to the holder a new note representing the unredeemed portion of the original note.

CONDITIONS OF ISSUANCE OF ADDITIONAL SERIES AND ACQUISITION OF ADDITIONAL TRANSITION PROPERTY

     Our acquisition of transition property and issuance of any series of notes with respect thereto after the initial acquisition and issuance is subject to the following conditions, among others:

     - all parties required to do so by the terms of the relevant documents must have authorized, executed and delivered appropriate documentation required by the indenture and the limited liability company agreement, including trustee's certificates or supplements to the limited liability company agreement;

     - the seller must have irrevocably assigned all of its right, title and interest in the additional transition property to us and made a filing required by Section 39.309 of the restructuring act with respect to the assignment;

     - each rating agency must have notified us and our managers, the servicer and the indenture trustee that the transactions will not result in a reduction or withdrawal of the then current rating of any outstanding class of notes;


     - the seller must receive and deliver to us and the indenture trustee: (i) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) to the effect that we will not be subject to United States federal income tax as an entity separate from our sole owner and that the notes will be treated as debt of our sole owner for United States federal tax purposes,
      (ii) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that, for United States federal income tax purposes, the issuance of the notes will not result in gross income to the seller and (iii) in the case of a subsequent issuance of notes only, an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that such issuance will not adversely affect the characterization of any then outstanding notes as obligations of our sole owner. The opinion of outside tax counsel described in clause (i) may, if the seller so chooses, be conditioned on the receipt by the seller of one or more letter rulings from the IRS and in rendering such opinion outside tax counsel shall be entitled to rely on the rulings contained in such ruling letters and to assume the truthfulness, correctness and completeness of all representations made, and information supplied, to the IRS in connection with such letter rulings;


     - no event of default may have occurred and be continuing under the indenture;

     - as of the date of issuance, we must have sufficient funds available to pay the purchase price for the additional transition property, and all conditions to the issuance of a new series of notes must have been satisfied or waived; and

     - we must deliver certain certificates and opinions specified in the indenture to the indenture trustee.

     Our obligation to purchase transition property on any transfer date is also subject to the satisfaction or waiver of the conditions described in "The Sale Agreement -- Conditions to the Sale of Transition Property."

ACCESS OF NOTEHOLDERS

     Upon written request of any noteholder or group of noteholders of any series or of all outstanding series of notes evidencing not less than 10 percent of the aggregate outstanding principal amount of the notes of that series or all series, as applicable, the indenture trustee will afford the noteholder or noteholders access during business hours to the current list of noteholders of that series or of all outstanding series, as the case may be, for purposes of communicating with other noteholders with respect to their rights under the indenture.

     The indenture does not provide for any annual or other meetings of noteholders.

REPORTS TO NOTEHOLDERS

     On or prior to each payment date, special payment date or any other date specified in the indenture for payments with respect to any series or class of notes, the indenture trustee will deliver to the noteholders of that series or class a statement with respect to the payment to be made on the payment date, special payment date or other date, as the case may be, setting forth the following information:

     - the amount of the payment to noteholders allocable to (1) principal and
       (2) interest,

     - the aggregate outstanding principal balance of the notes, after giving effect to payments allocated to principal reported immediately above, and

     - the difference, if any, between the amount specified immediately above and the principal amount scheduled to be outstanding on that date according to the related expected amortization schedule.


     Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the notes, the indenture trustee will mail to certain persons who at any time during the calendar year were noteholders and received any payment on the notes, a statement containing certain information for the purposes of the noteholder's preparation of U.S. federal and state income tax returns. Please refer to "Material U.S. Federal Tax Consequences."


SUPPLEMENTAL INDENTURES

     From time to time, and without the consent of the noteholders of any series (but with prior notice to the rating agencies), we may enter into one or more agreements supplemental to the indenture for various purposes described in the indenture, including:

     - to correct or amplify the description of any property subject to the indenture, or to better convey the property subject to the indenture, or to add additional property,

     - to add to the covenants for the benefit of the noteholders,


     - to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee,



     - to cure any ambiguity or correct or supplement any provision in the indenture or in any supplemental indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture, provided however, any such action will not (i) adversely affect in any material respect the interests of the noteholders or (ii) result in a reduction or withdrawal of the then-current ratings on any class of notes,


     - to evidence the succession of another person to us or to the indenture trustee in accordance with the terms of the indenture,

     - to effect qualification under the Trust Indenture Act of 1939, or

     - to set forth the terms of any additional series or class of notes or to provide for the terms of any swap agreement in connection with such series.



We may also, without the consent of the noteholders, enter into one or more other agreements supplemental to the indenture so long as the supplemental agreement does not, as evidenced by an opinion of counsel, adversely affect the interests of any holders of notes then outstanding in any material respect and each rating agency has notified us, the servicer and the indenture trustee that the supplemental agreement will not result in a reduction or withdrawal of the then current rating of any outstanding class of notes.


     In addition, we may, with the consent of noteholders holding not less than a majority of the aggregate outstanding principal amount of the notes of all affected series or classes, enter into one or more indentures supplemental to the indenture for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture. No supplement, however, may, without the consent of each noteholder of each series or class affected thereby, take certain actions enumerated in the indenture, including:

     - reduce in any manner the amount of, or delay the timing of, deposits or payments on any note,

     - reduce the percentage of the aggregate outstanding principal amount of the notes the holders of which are required to consent to any supplement,

     - modify the provisions in the indenture relating to amendments with the consent of noteholders to decrease any minimum percentage of noteholders required to approve amendments,

     - permit the creation of any lien on the collateral ranking prior to or on a parity with the lien of the indenture, or


     - cause any material adverse federal income tax consequences to us, our managers, the seller, the indenture trustee or the then existing noteholders.



     Promptly following the execution of any supplement to the indenture, the indenture trustee will furnish written notice of the substance of the supplement to each noteholder. Any supplement to the indenture or trustee's issuance certificate executed in connection with the issuance of one or more additional series of notes will not be considered an amendment to the indenture. No supplemental indenture will be effective if the Texas commission objects to such supplemental indenture within the time periods set forth in the indenture.


COVENANTS OF THE ISSUER

     We may not consolidate with or merge into any other entity, unless:


     - the entity formed by or surviving the consolidation or merger is organized under the laws of the U.S. or any State;



     - the entity expressly assumes, by an indenture supplemental to the indenture, the performance or observance of all of our agreements and covenants under the indenture;



     - the entity expressly assumes all of our obligations and succeeds to all of our rights under the sale agreement, servicing agreement and any swap agreement;



     - no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the merger or consolidation;


     - each rating agency has notified us, the servicer and the indenture trustee that the transaction will not result in a reduction or withdrawal of the then current rating of any outstanding class of notes;

     - we have delivered to CPL, the indenture trustee and the rating agencies an opinion or opinions of outside tax counsel (as selected by us, in form and substance reasonably satisfactory to CPL and the indenture trustee, and which may be based on a ruling from the IRS) to the effect that the consolidation or merger will not result in a material adverse federal or state income tax consequence to us, CPL, the indenture trustee or the then existing noteholders;



     - any action as is necessary to maintain the first perfected security interest in the note collateral created by the indenture has been taken, as evidenced by an opinion of counsel of external counsel; and



     - we have delivered to the indenture trustee an officer's certificate and an opinion of counsel of external counsel, each stating that all conditions precedent in the indenture provided for relating to the transaction have been complied with.



     We may not sell, convey, exchange, transfer or otherwise dispose of any of our properties or assets included in the note collateral to any person or entity, unless:


     - the person or entity acquiring the properties and assets


      -- is a U.S. citizen or an entity organized under the laws of the U.S. or any State,



      -- expressly assumes, by an indenture supplemental to the indenture, the performance or observance of all of our agreements and covenants under the notes,


      -- expressly agrees by the supplemental indenture that all right, title and interest so conveyed or transferred will be subject and subordinate to the rights of noteholders,


      -- unless otherwise specified in the supplemental indenture referred to above, expressly agrees to indemnify, defend and hold us harmless against and from any loss, liability or expense arising under or related to the indenture and the notes,



      -- expressly agrees by means of the supplemental indenture that the person
         (or if a group of persons, then one specified person) will make all filings with the SEC (and any other appropriate person) required by the Securities Exchange Act of 1934 in connection with the notes; and



      -- if such sale, conveyance, exchange, transfer or disposal relates to our rights and obligations under the sale agreement or the servicing agreement, assumes all obligations and succeeds to all of our rights under the sale agreement and the servicing agreement, as applicable;



     - no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the transactions;


     - each rating agency has notified us, the servicer and the indenture trustee that the transactions will not result in a reduction or withdrawal of the then current rating of any outstanding class of notes;


     - we have delivered to CPL, the indenture trustee and the rating agencies an opinion or opinions of outside tax counsel (as selected by us, in form and substance reasonably satisfactory to CPL and the indenture trustee, and which may be based on a ruling from the IRS) to the effect that the disposition will not result in a material adverse federal or state income tax consequence to us, CPL, the indenture trustee or the then existing noteholders;



     - any action as is necessary to maintain a first perfected security interest in the note collateral created by the indenture has been taken as evidenced by an opinion of counsel of external counsel; and

     - we have delivered to the indenture trustee an officer's certificate and an opinion of counsel of external counsel, each stating that the conveyance or transfer complies with the indenture and all conditions precedent therein provided for relating to the transaction have been complied with.


     We will not, among other things, for so long as any notes are outstanding:

     - except as expressly permitted by the indenture, sell, transfer, exchange or otherwise dispose of any of our assets unless directed to do so by the indenture trustee,


     - claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the notes (other than amounts properly withheld from such payments under the Internal Revenue Code of 1986, as amended ("Code") or other tax laws) or assert any claim against any present or former noteholder by reason of the payment of the taxes levied or assessed upon any part of the note collateral.


     - terminate our existence, or dissolve or liquidate in whole or in part,

     - permit the validity or effectiveness of the indenture to be impaired,

     - permit the lien of the indenture to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the notes except as may be expressly permitted by the indenture,

     - permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance, other than the lien and security interest granted under the indenture, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein or the proceeds thereof (other than tax liens arising by operation of law with respect to amounts not yet due),


     - permit the lien granted under the indenture not to constitute a valid first priority security interest in the collateral,



     - elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action, file any tax return, or make any election inconsistent with our treatment, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from our sole member,



     - change our name, identity or structure or the location of our chief executive office, unless at least ten (10) days prior to the effective date of any such change, we deliver to the indenture trustee such documents, instruments or agreements, executed by us, as are necessary to reflect such change and to continue the perfection of the security interest of the indenture, or



     - take any action which is expressly stated in the basic documents to require notice from the rating agencies that such actions will not result in a reduction or withdrawal of the current rating of any outstanding class of notes, without in each case obtaining such notice.


     We may not engage in any business other than financing, purchasing, owning and managing the transition property and the other collateral and the issuance of the notes in the manner contemplated by the notes, the basic documents or certain related activities incidental thereto.

     We will not issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the notes.

     We will not, except as contemplated by the notes and the basic documents, make any loan or advance or credit to, or guarantee, endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person. We will not, except as contemplated by the notes and the basic documents, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty).

     We will not make any payments, distributions, dividends or redemptions to any holder of our equity interests in respect of that interest for any calendar month unless no event of default has occurred and is continuing and any distributions do not cause the book value of our remaining equity to decline below 0.50% of the initial principal amount of all series of notes issued and outstanding pursuant to the indenture.

     We will cause the servicer to deliver to the indenture trustee the annual accountant's certificates, compliance certificates, reports regarding distributions and statements to noteholders required by the servicing agreement.

EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT


     An "event of default" with respect to any series of notes is defined in the indenture as any one of the following events:



     - a default for five business days in the payment of any interest on any note (whether such failure to pay interest is caused by a shortfall in transition charges received or otherwise),


     - a default in the payment of the then unpaid principal of any note on the final maturity date for the series,

     - a default in the payment of the optional redemption price for any note on the optional redemption date therefor,


     - a default in the observance or performance of any of our covenants or agreements made in the indenture (other than defaults described above) and the continuation of any default for a period of 30 days after the earlier of (i) the date that written notice of the default is given to us by the indenture trustee or to us and the indenture trustee by the holders of at least 25% in principal amount of the notes of that series then outstanding or (ii) the date that we had actual knowledge of the default,



     - any representation or warranty made by us in the indenture or in any certificate delivered pursuant to the indenture or in connection with the indenture having been incorrect in any material respect as of the time made, and such breach not having been cured within 30 days after the earlier of (i) the date that notice of the breach is given to us by the indenture trustee or to us and the indenture trustee by the holders of at least 25% in principal amount of the indenture of that series then outstanding or (ii) the date that we had actual knowledge of the default,


     - certain events of bankruptcy, insolvency, receivership or liquidation,


     - a breach by the State of Texas or any of its agencies (including the Texas commission), officers or employers of the State's pledge, or


     - any other event designated as such in an issuance certificate or series supplement relating to that series as described in the related prospectus supplement.


     If an event of default (other than as specified in the seventh bullet point above) should occur and be continuing with respect to any series of notes, the indenture trustee or holders of not less than a majority in principal amount of the notes of all series then outstanding may declare the unpaid principal of the notes of all series and all accrued and unpaid interest thereon to be immediately due and payable. The holders of a majority in principal amount of the notes of all series then outstanding may rescind that declaration under certain circumstances set forth in the indenture. Additionally, the indenture trustee may exercise all of our rights, remedies, powers, privileges and claims against the seller or the servicer under or in connection with the sale agreement, the servicing agreement or the intercreditor agreement or against any swap counterparty under any swap agreement. If an event of default as specified in the seventh bullet above has occurred, the servicer will be obligated to institute (and the indenture trustee, for the benefit of the noteholders, will be entitled and empowered to institute) any suits, actions or proceedings at law, in equity or otherwise, to enforce the State's pledge and to collect any monetary damages as a result of a breach thereof, and each of the servicer and the indenture trustee may prosecute any suit, action or proceeding to final judgment or decree. The servicer would be required to advance its own funds in order to bring any suits, actions or proceedings and, for so long as the legal actions were pending, the servicer would, unless otherwise prohibited by applicable law or court or regulatory order in effect at that time, be required to bill and collect the transition charges, perform adjustments and discharge its obligations under the servicing agreement. The costs of any such action would be payable by the seller pursuant to the sale agreement.



     If the notes of all series have been declared to be due and payable following an event of default, the indenture trustee may, in its discretion, either sell the transition property or elect to have us maintain possession of the transition property and continue to apply transition charge collections as if there had been no declaration of acceleration. There is likely to be a limited market, if any, for the transition property following a foreclosure, in light of the event of default, the unique nature of the transition property as an asset and other factors discussed in this prospectus. In addition, the indenture trustee is prohibited from selling the transition property following an event of default with respect to any series, other than a default in the payment of any principal or redemption price or a default for five business days or more in the payment of any interest on any note of any series unless


     - the holders of all the outstanding notes of all series consent to the sale,

     - the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on the outstanding notes of all series, or

     - the indenture trustee determines that the proceeds of the collateral would not be sufficient on an ongoing basis to make all payments on the notes of all series as those payments would have become due if the notes had not been declared due and payable, and the indenture trustee obtains the consent of the holders of 66 2/3% of the aggregate outstanding amount of the notes of all series.

     Subject to the provisions of the indenture relating to the duties of the indenture trustee, if an event of default occurs and is continuing, the indenture trustee will be under no obligation to exercise any of the rights or powers under the notes at the request or direction of any of the holders of notes of any series if the indenture trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with the request. Subject to the provisions for indemnification and certain limitations contained in the indenture:

     - the holders of not less than a majority in principal amount of the outstanding notes of all series (or, if less than all series or classes are affected, the affected series, class or classes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee and,

     - the holders of not less than a majority in principal amount of the notes of all series then outstanding may, in certain cases, waive any default with respect thereto, except a default in the payment of principal or interest or a default in respect of a covenant or provision of the indenture that cannot be modified without the consent of all of the holders of the outstanding notes of all series or classes affected thereby.

     With respect to the notes, no holder of any note of any series will have the right to institute any proceeding with respect to the notes, unless:

     - the holder previously has given to the indenture trustee written notice of a continuing event of default with respect to that series,

     - the holders of not less than a majority in principal amount of the outstanding notes of all series have made written request of the indenture trustee to institute the proceeding in its own name as indenture trustee,

     - the holder or holders have offered the indenture trustee satisfactory indemnity,

     - the indenture trustee has for 60 days failed to institute the proceeding, and

     - no direction inconsistent with the written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding notes of all series.

     In addition, each of the indenture trustee, the noteholders and the servicer will covenant that it will not, prior to the date which is one year and one day after the termination of the indenture, institute against us or against our managers or our member or members any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law, subject to the right of a Travis county, Texas district court to order sequestration and payment of revenues arising with respect to the transition property.

     Neither any manager nor the indenture trustee in its individual capacity, nor any holder of any ownership interest in us, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the notes of any series or for our agreements contained in the indenture.

ACTIONS BY NOTEHOLDERS

     Subject to certain exceptions, the holders of not less than a majority of the aggregate outstanding amount of the notes of all series (or, if less than all series or classes are affected, the affected series or class or classes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, of exercising any trust or power conferred on the indenture trustee under the indenture; provided that:

     - the direction is not in conflict with any rule of law or with the indenture and would not involve the indenture trustee in personal liability or expense;

     - the consent of 100% of the noteholders of all series is required to direct the indenture trustee to sell the collateral; and

     - the indenture trustee may take any other action deemed proper by the indenture trustee which is not inconsistent with the direction.

In circumstances under which the indenture trustee is required to seek instructions from the holders of the notes of any class with respect to any action or vote, the indenture trustee will take the action or vote for or against any proposal in proportion to the principal amount of the corresponding class, as applicable, of notes taking the corresponding position. Notwithstanding the foregoing, the indenture allows each noteholder to institute suit for the nonpayment of (1) the interest, if any, on its notes which remains unpaid as of the applicable due date and (2) the unpaid principal, if any, of its notes on the final maturity date therefor.

ANNUAL REPORT OF INDENTURE TRUSTEE

     If required by the Trust Indenture Act of 1939, the indenture trustee will be required to mail each year to all noteholders a brief report. The report must state, among other things:

     - the indenture trustee's eligibility and qualification to continue as the indenture trustee under the indenture,

     - any amounts advanced by it under the indenture,

     - the amount, interest rate and maturity date of specific indebtedness owing by us to the indenture trustee in the indenture trustee's individual capacity,

     - the property and funds physically held by the indenture trustee,

     - any additional issue of a series of notes not previously reported, and

     - any action taken by it that materially affects the notes or any series and that has not been previously reported.

ANNUAL COMPLIANCE STATEMENT

     We will file annually with the indenture trustee and the rating agencies rating the notes a written statement as to whether we have fulfilled our obligations under the indenture.


SATISFACTION AND DISCHARGE OF INDENTURE



     The indenture will cease to be of further effect with respect to the notes of any series and the indenture trustee, on our demand and at our expense, will execute instruments acknowledging satisfaction and discharge of the indenture with respect to the notes of such series, when:



     - either all notes of such series which have already been authenticated or delivered, with certain exceptions set forth in the indenture, have been delivered to the indenture trustee for cancellation or we have irrevocably deposited with the indenture trustee cash, U.S. government obligations or a combination thereof, in trust for this purpose, in an amount sufficient to make payments of principal of and interest on the notes of such series and to pay and discharge the entire indebtedness on those notes not previously delivered to the indenture trustee,



     - we have paid all other sums payable by us under the indenture with respect to the notes of such series, and



     - we have delivered to the indenture trustee an officer's certificate, an opinion of external counsel, and if required by the Trust Indenture Act or the indenture trustee, a certificate from a firm of independent certified public accountants, each stating that there has been compliance with the conditions precedent in the indenture relating to the satisfaction and discharge of the indenture with respect to the notes of such series.



OUR LEGAL AND COVENANT DEFEASANCE OPTIONS



     The indenture provides that we may exercise our legal defeasance option or our covenant defeasance option with respect to any series of notes only if:



     - we irrevocably deposit or cause to be deposited in trust with the indenture trustee cash, U.S. government obligations or a combination thereof for the payment of principal of and premium, if any, and interest on the notes of that series to the scheduled final payment date or optional redemption date therefor, as applicable,

     - we deliver to the indenture trustee a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of principal and interest on the U.S. government obligations when due and without reinvestment plus any deposited cash will provide cash at times and in sufficient amounts to pay in respect of the notes of that series:



        - principal in accordance with the expected amortization schedule therefor, and/or if that series is to be redeemed, the optional redemption price on the optional redemption date therefor, and



        - interest when due,



     - in the case of the legal defeasance option, 91 days pass after the deposit is made and during the 91-day period no default relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period,



     - no default has occurred and is continuing on the day of this deposit and after giving effect thereto,



     - in the case of the legal defeasance option, we deliver to the indenture trustee an opinion of external counsel stating that:



        - we have received from, or there has been published by, the IRS a ruling, or



        - since the date of execution of the indenture, there has been a change in the applicable federal income tax law, and in either case confirming that the holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred,



     - in the case of the covenant defeasance option, we deliver to the trustee an opinion of external counsel to the effect that the holders of the notes of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,



     - we deliver to the trustee a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent to the legal defeasance option or the covenant defeasance option, as applicable, have been complied with as required by the indenture, and



     - the rating agency condition will be satisfied with respect to the exercise of any legal defeasance option or covenant defeasance option.


THE INDENTURE TRUSTEE


     U.S. Bank National Association will be the indenture trustee under the indenture. The indenture trustee may resign at any time by so notifying us. The holders of a majority in principal amount of the notes of all series then outstanding may remove the indenture trustee by so notifying the indenture trustee and may appoint a successor indenture trustee. We will remove the indenture trustee if the indenture trustee ceases to be eligible to continue in this capacity under the indenture, the indenture trustee becomes insolvent, a receiver or other public officer takes charge of the indenture trustee or its property or the indenture trustee becomes incapable of acting. If the indenture trustee resigns or is removed or a vacancy exists in the office of indenture trustee for any reason, we will be obligated promptly to appoint a successor indenture trustee eligible under the indenture. No resignation or removal of the indenture trustee will become effective until acceptance of the appointment by a successor indenture trustee. The indenture trustee will at all times satisfy the requirements of the Trust Indenture Act and Rule 3a-7 under the Investment Company Act of 1940 and have a combined capital and surplus of at least $50 million and a long term debt rating of "A" (or the equivalent thereof) or better by all of the rating agencies from which a rating is available. If the indenture trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor indenture trustee.


                             SECURITY FOR THE NOTES

GENERAL


     The notes issued under the indenture are payable solely from and secured solely by a pledge of and lien on the transition property and the other collateral as provided in the indenture. As noted under, "Description of the Notes," we will issue the notes pursuant to the terms of the indenture. We will establish the particular terms of the notes of any series in a supplement to the indenture or an issuance certificate. We will describe the material terms of the notes in the prospectus supplement for the related series of notes.


PLEDGE OF COLLATERAL


     To secure the payment of principal of and interest on the notes, we will grant to the indenture trustee a security interest in all of our right, title and interest (whether now owned or hereafter acquired or arising) in and to:


     - all of the transition property,


     - the sale agreement, servicing agreement and the intercreditor agreement,



     - the collection account, all subaccounts of the collection account and all amounts of cash instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto,


     - with respect to floating rate notes only, any swap agreement entered into with respect to the issuance of the floating rate notes,

     - all rights to compel CPL, as servicer (or any successor), to file for and obtain adjustments to the transition charges in accordance with Section
       39.307 of the restructuring act and the financing order,


     - all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under the foregoing,



     - all of our accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letter-of-credit rights, money, commercial tort claims and supporting obligations,



     - all other property of whatever kind owned from time to time by us, and


     - all proceeds in respect of any or all of the foregoing.

The security interest does not extend to:


     - amounts (including net investment earnings) on deposit in the REP deposit account that have been released to the servicer or an REP,

     - amounts representing investment earnings on the capital subaccount released to us,


     - amounts deposited in the overcollateralization subaccount and the capital subaccount that have been released to us or as we direct following retirement of all series of notes, and

     - amounts deposited with us on any series issuance date for payment of costs of issuance with respect to the related series of notes (together with any interest earnings thereon).


We refer to the foregoing assets in which we, as assignee of the seller, will grant the indenture trustee a security interest as the "collateral" in this prospectus.


SECURITY INTEREST IN THE COLLATERAL


     Section 39.309 of the restructuring act provides that transition property does not constitute property in which a security interest may be created under the Texas Business & Commerce Code. Rather, Section 39.309(b) of the restructuring act provides that a valid and enforceable security interest in transition property will attach and be perfected only by the means set forth in
Section 39.309. Specifically, Section 39.309(b) provides that a valid and enforceable lien and security interest in transition property may be created only by a financing order and the execution and delivery of a security agreement in connection with issuance of financing instruments such as the notes. The lien and security interest attach automatically at the time when value is received for the instruments. Upon perfection by filing notice with the Texas Secretary of State under Section 39.309(d) of the restructuring act, the lien and security interest will be a continuously perfected lien and security interest in the transition property and all proceeds of the property, whether accrued or not, and will have priority in the order of filing and take precedence over any subsequent judicial or other lien creditor. If notice is filed within 10 days after value is received for the notes, the security interest will be perfected retroactively to the date that value was received. Otherwise, the security interest will be perfected as of the date of filing.



     The relative priority of the lien and security interest perfected under
Section 39.309(d) of the restructuring act is not impaired by later modification of the financing order or the commingling of revenues arising with respect to any transition property with other funds (subject to the tracing requirements of federal bankruptcy law).



     The initial financing order creates a valid and enforceable lien and security interest in the transition property and the indenture states that it constitutes a security agreement within the meaning of the restructuring act. The servicer pledges in the servicing agreement to file with the Texas Secretary of State on or before the date of issuance of any series of notes the filing required by Section 39.309 of the restructuring act to perfect the lien of the indenture trustee in the transition property. The seller will represent, at the time of issuance of any series of notes, that no prior filing has been made under the terms of Section 39.309 of the restructuring act with respect to the transition property securing the notes to be issued other than a filing which provides the indenture trustee with a first priority perfected security interest in the transition property on a parity basis with that securing any other outstanding series of notes.



     Certain items of the collateral may not constitute transition property and the perfection of the indenture trustee's security interest in those items of collateral would therefore be subject to the UCC or common law and not Section
39.309 of the restructuring act. These items consist of our rights in



     - the sale agreement, the servicing agreement or the intercreditor agreement,



     - the capital subaccount or any other funds on deposit in the collection account which do not constitute transition charge collections together with all instruments, investment property or other assets on deposit therein or credited thereto and all financial assets and securities entitlements carried therein or credited thereto which do not constitute transition charge collections,

     - any swap agreements,



     - all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters-of-credit, letter-of-credit rights, money, commercial tort claims and supporting obligations and all of our other property to the extent not transition property, and


     - proceeds of the foregoing items.

Additionally, any contractual rights we have against retail customers (other than the right to impose transition charges and rights otherwise included in the definition of transition property) would be collateral to which the UCC applies.

     As a condition to the issuance of any series of notes, we will have made all filings and taken any other action required by the UCC or common law to perfect the lien of the indenture trustee in all the items included in collateral which do not constitute transition property. We will also covenant to take all actions necessary to maintain or preserve the lien and security interest on a first priority basis. We will represent, along with the seller, at the time of issuance of any series of notes, that no prior filing has been made with respect to the party under the terms of the UCC, other than a filing which provides the indenture trustee with a first priority perfected security interest in the collateral on a parity basis with that securing any outstanding notes.

RIGHT OF FORECLOSURE


     Section 39.309(f) of the restructuring act provides that if an event of default occurs under the notes, the holders of the notes or their representatives, as secured parties, may foreclose or otherwise enforce the lien in the transition property securing the notes as if they were secured parties under Article 9 of the UCC. The Texas commission may order that amounts arising from transition charges be transferred to a separate account for the holders' benefit, to which their lien and security interest will apply.


DESCRIPTION OF INDENTURE ACCOUNTS


     Collection Account. Pursuant to the indenture, we will establish a segregated trust account in the name of the indenture trustee with an eligible institution, called the "collection account." The collection account will be under the sole dominion and exclusive control of the indenture trustee. The indenture trustee will hold the collection account for our benefit as well as for the benefit of the noteholders. The collection account will consist of four subaccounts: a general subaccount, a reserve subaccount, an overcollateralization subaccount for the overcollateralization amount with respect to each series of notes, and a capital subaccount. All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Unless the context indicates otherwise, references in this prospectus to the collection account include each of the subaccounts contained therein.



     An "eligible institution" means (1) the corporate trust department of the indenture trustee or (2) a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (A) which has either (i) a long-term unsecured debt rating of "AAA" by S&P and "A2" by Moody's and if rated by Fitch, Inc., "AAA" by Fitch, Inc. or (ii) a certificate of deposit rating of "A-1 +" by S&P and "P-1" by Moody's, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies and (B) whose deposits are insured by the Federal Deposit Insurance Corporation.



     Funds in the collection account and the REP deposit accounts may be invested in any of the following eligible investments (subject to additional restrictions in the indenture):


     - direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the U.S.,

     - demand deposits, time deposits, certificates of deposit or bankers' acceptances of eligible institutions,

     - commercial paper (other than commercial paper issued by CPL or any of its affiliates) having, at the time of investment or contractual commitment to invest, a rating in the highest rating category from each rating agency from which a rating is available,

     - money market funds which have the highest rating from each rating agency from which a rating is available,

     - repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the U.S. or certain of its agencies or instrumentalities, entered into with certain depository institutions or trust companies, or

     - any other investment permitted by each rating agency, in each case which mature on or before the business day preceding the next payment date.

The indenture trustee will have access to the collection account for the purpose of making deposits in and withdrawals from the collection account in accordance with the indenture. The servicer will select the eligible investments in which funds will be invested, unless otherwise directed by the issuer.

     The servicer will remit transition charge payments to the collection account in the manner described under "The Servicing Agreement -- Remittances to Collection Account."


     General Subaccount. The general subaccount will hold all funds held in the collection account that are not held in the other three subaccounts. The servicer will remit all transition charge payments to the general subaccount. On each payment date, the indenture trustee will draw on amounts in the general subaccount to pay our expenses and to pay interest and make scheduled payments on the notes, and to make other payments and transfers in accordance with the terms of the indenture. Funds in the general subaccount will be invested in the eligible investments described above.



     Reserve Subaccount. The servicer will allocate to the reserve subaccount transition charge collections available with respect to any payment date in excess of amounts necessary to make the payments specified on such payment date. The reserve subaccount will also hold all investment earnings on the collection account (other than investment earnings on the capital subaccount) in excess of such amounts.


     Overcollateralization Subaccount. Each financing order will provide that we, as the assignee of the transition property created by the financing order, are entitled to collect an additional amount (referred to as the "overcollateralization amount") specified in the related prospectus supplement. The overcollateralization amount is intended to enhance the likelihood that payments on the notes will be made in accordance with their expected amortization schedules. Each financing order will permit the servicer to set the transition charges at levels that it expects will produce transition charge collections in amounts that exceed the amounts expected to be required to pay interest and make scheduled payments on the notes, and to pay all related fees and expenses of the issuer, including the servicing fee, in order to collect the overcollateralization amount. The prospectus supplement will specify the overcollateralization amount established in connection with each series of notes, which will not be less than 0.50% of the initial principal balance of that series of notes. The servicer will collect the overcollateralization amount over the expected life of the notes of the series. The expected life of the notes of any series is the period from the issuance date of the series of notes through the latest scheduled final payment date for any note in the series. The overcollateralization amount for all series of notes will be held in the overcollateralization subaccount. We refer to the amount required to be on deposit in the overcollateralization subaccount as of any payment date with respect to each series, as specified in the schedule set forth in the related prospectus supplement, as the "required overcollateralization level."


     Amounts in the overcollateralization subaccount will be invested in the eligible investments described above, and earnings thereon will be deposited into the reserve subaccount, subject to the limitations described under "-- Allocations; Payments." Amounts in the overcollateralization subaccount are intended to cover any shortfall in transition charge collections that might otherwise occur on any payment date or at the last scheduled final payment date for any series or class of notes.



     Capital Subaccount. In connection with the issuance of each series of notes, the seller, in its capacity as our sole owner, will contribute capital to us in an amount, referred to as the "required capital level," which is expected to be not less than 0.50% of the initial principal amount of that series of notes. This amount will be funded by the seller and not from the proceeds of the sale of such series of notes. The amount in the aggregate for all series of notes will be deposited into the capital subaccount.



     REP Deposit Accounts. Deposits received from REPs as described under "The Servicing Agreement -- Retail Electric Providers" will be held in the REP deposit accounts. Amounts in the REP deposit accounts and other forms of credit support provided by REPs are not our property. Rather, amounts in the REP deposit accounts and other forms of credit support will only be available to make payments on the notes in the event that an REP defaults in payment, in which case the servicer may direct the indenture trustee to withdraw the amount of the payment default from the applicable REP deposit account or, if less, the amount of that REP's security deposit or seek recourse against any other credit support for such amount. Amounts in the REP deposit accounts will be invested in the eligible investments described above.


ALLOCATIONS; PAYMENTS


     On each payment date, the indenture trustee will pay or allocate, at the direction of the servicer, all amounts on deposit in the collection account (including investment earnings thereon) which have accumulated from the first billing date of the month in which the prior payment date occurred until the final billing date of the month immediately preceding the month of the relevant payment date, to pay the following amounts in the following priority:



     - the indenture trustee will pay all amounts owed by us to our independent managers and the indenture trustee in an amount not to exceed $120,000 annually or such greater amount as approved by the Texas commission in any subsequent financing order;


     - the indenture trustee will pay the servicing fee and all unpaid servicing fees from any prior payment dates to the servicer;


     - so long as no event of default has occurred and is continuing or would be caused by their payment, the indenture trustee will pay all other fixed operating expenses to the persons entitled thereto, provided that the amount paid in any calender year may not exceed $120,000 or such greater amount as approved by the Texas commission in any subsequent financing order less the amounts paid under bullet (1) above;


     - the indenture trustee will pay any overdue interest on the notes (together with, to the extent lawful, interest on the overdue interest at the applicable notes' interest rate) and then currently due interest on each series of notes to the noteholders (including payment of any amount to a swap counterparty with respect to floating rate notes);


     - the indenture trustee will pay principal on any series of notes payable as a result of an event of default, on the final maturity date for the series of notes or upon redemption to the noteholders of the applicable series;

     - the indenture trustee will pay the scheduled principal payments for any series of notes based on priorities described in each prospectus supplement to the noteholders of the applicable series;


     - the indenture trustee will pay any remaining fees, expenses and indemnity amounts not paid under the third bullet above, up to an aggregate in any calendar year of $120,000 or such greater amount set forth in any subsequent financing order, less the amounts paid under the first and third bullets above;



     - the indenture trustee will allocate to the capital subaccount the amount, if any, by which the required capital level with respect to all outstanding series of notes exceeds the amount in the capital subaccount as of that payment date;



     - the indenture trustee will allocate to the overcollateralization subaccount the amount, if any, by which the required overcollateralization level exceeds the amount in the overcollateralization subaccount as of that payment date;



     - if there is a positive balance after making the foregoing allocations, the indenture trustee will release to us an amount not exceeding the investment earnings on the capital subaccount;



     - the indenture trustee will allocate the balance, if any, to the reserve subaccount for distribution on subsequent payment dates; and



     - following the payment in full of all outstanding series of notes, the indenture trustee will release the balance, if any (including amounts in the overcollateralization subaccount, capital subaccount and reserve subaccount), to us.



     If on any payment date funds on deposit in the general subaccount are insufficient to make the payments contemplated by the first six bullet points above, the indenture trustee will first, draw from amounts on deposit in the reserve subaccount, second, draw from amounts on deposit in the overcollateralization subaccount, and third, draw from amounts on deposit in the capital subaccount, up to the amount of the shortfall, in order to make those payments in full. If the indenture trustee uses amounts on deposit in the capital subaccount or the overcollateralization subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the transition charges will take into account, among other things, the need to replenish those amounts. In addition, if on any payment date funds on deposit in the general subaccount are insufficient to make the transfers described in the eighth and ninth bullet points above, the indenture trustee will draw from amounts on deposit in the reserve subaccount to make the transfers notwithstanding the fact that, on that payment date, the obligation to pay unpaid operating expenses to the persons entitled thereto may not have been fully satisfied. If on any payment date when there is more than one series of notes outstanding, funds on deposit in the collection account are insufficient to make the payments of principal and interest described above, the indenture trustee will allocate the funds among the various series pro rata based upon the amounts of principal and/or interest owed.



     The indenture trustee will make payments to the noteholders of a series as specified in the related prospectus supplement.


STATE PLEDGE


     Section 39.310 of the restructuring act provides: "Transition bonds are not a debt or obligation of the state and are not a charge on its full faith and credit or taxing power. The state pledges, however, for the benefit and protection of financing parties and the electric utility, that it will not take or permit any action that would impair the value of the transition property, or, except as permitted by Section 39.307 [relating to true-up adjustments], reduce, alter or impair the transition charges to be imposed, collected and remitted to financing parties, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related transition bonds have been paid and performed in full. Any party issuing transition bonds is authorized to include this pledge in any documentation relating to those bonds."


     The noteholders and the indenture trustee, for the benefit of the noteholders, will be entitled to the benefit of the pledges and agreements of the State of Texas set forth in Section 39.310 of the restructuring act and both we and the seller are authorized to include these pledges and agreements in any contract with the noteholders, the indenture trustee or with any assignees pursuant to the restructuring act. The seller will include these pledges and agreements of the State of Texas in the sale agreement, and we, in turn, have included these pledges and agreements in the indenture and the notes for the benefit of the indenture trustee and the noteholders. We and the Seller acknowledge that any purchase by a noteholder of a note is made in reliance on these agreements and pledges of the State of Texas.



                  HOW A BANKRUPTCY MAY AFFECT YOUR INVESTMENT



     True Sale. The seller will represent and warrant in the sale agreement that each transfer of transition property to us is a valid sale and assignment of the transition property. The seller will also represent and warrant that it will take the appropriate actions under the restructuring act to perfect each sale. The restructuring act provides that the transactions described in the sale agreement will constitute a sale of transition property to us, and both we and the seller will treat the transactions as a sale under applicable law. However, for federal income tax purposes we will not be considered a taxable entity so the transactions will be treated as occurring between two divisions of CPL, rather than between CPL and a separate entity.



     Should the transfer of any transition property to us be recharacterized as a borrowing by the seller, under the sale agreement the seller grants to us a security interest in the transferred transition property. The seller also covenants under the sale agreement that it will take appropriate actions to perfect the security interest, although the seller takes the position that it has no rights in the transition property to which a security interest could attach.



     Under the restructuring act and the financing order, once the seller transfers transition property to us, the transition property constitutes a present property right that continuously exists as property for all purposes. Nonetheless, if the seller were to become the debtor in a bankruptcy case, a creditor of, or a bankruptcy trustee for, the seller, or the seller itself as debtor in possession, may attempt to take the position that, because the payments based on the transition charge are usage-based charges, transition property comes into existence only as retail customers use electricity. If a court were to adopt this position, we cannot assure you that either our property interest in the transition property or the statutory lien created by the restructuring act would be valid as to electricity consumed after the commencement of a bankruptcy case by or against the seller. Please refer to "Risk Factors -- The Risks Associated with Potential Bankruptcy Proceedings" in this prospectus.



     Substantive Consolidation. We have taken steps together with CPL, as the seller, to reduce the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of the seller or an affiliate. These steps include the fact that we are a separate, special purpose limited liability company, and our organizational documents provide that we will not commence a voluntary bankruptcy case without the unanimous affirmative vote of all of our managers, including the managers independent of the seller. Nonetheless, these steps may not be completely effective, and thus if the seller or an affiliate of the seller were to become a debtor in a bankruptcy case, a court may order that our assets and liabilities be consolidated with those of the seller or an affiliate. This could result in delays or reductions in payments on the notes. Other factors that may tend to support consolidation include the seller's ownership of us, the designation of officers or employees of the seller as managers, other than the independent managers, and the existence of indemnities by the seller for some liabilities. Please refer to "Risk Factors -- The Risks Associated with Potential Bankruptcy Proceedings" in this prospectus.



     Estimation of Claims; Challenge to Indemnity Claims. If the seller were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us against the seller under the sale agreement and the other documents executed in connection with the sale agreement would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims that we have against the seller. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If the seller were to become a debtor in a bankruptcy case and the indemnity provisions of the sale agreement were triggered, a party in interest in the bankruptcy might challenge the enforceability of the indemnity provisions. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against the seller based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court. We cannot give any assurance as to the result if any of the above-described actions or claims were made. Furthermore, we cannot give any assurance as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving the seller.



     Enforcement of Rights by Indenture Trustee. Upon an event of default under the indenture, the restructuring act permits the indenture trustee to enforce the security interest in the transition property in accordance with the terms of the indenture. In this capacity, the indenture trustee is permitted to request a Travis County, Texas district court to order the sequestration and payment to noteholders of all revenues arising with respect to the transition property. There can be no assurance, however, that the Travis County, Texas district court would issue this order after a seller bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the indenture trustee under the indenture would be required to seek an order from the bankruptcy court lifting the automatic stay to permit this action by the Texas court, and an order requiring an accounting and segregation of the revenues arising from the transition property. There can be no assurance that a court would grant either order. Please refer to "Risk Factors -- The Risks Associated with Potential Bankruptcy Proceedings" in this prospectus.


                     MATERIAL U.S. FEDERAL TAX CONSEQUENCES


     The following discussion is a summary of material U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of the notes by U.S. noteholders and non-U.S. noteholders. The discussion is limited to original purchasers of the notes, except where specifically noted. This summary is not a complete analysis of all the potential U.S. federal income and estate tax consequences relating to the purchase, ownership and disposition of the notes. The IRS may take a different view of such consequences. Further, the discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances, including the effect of any state, local, non-U.S. or other tax laws, or to certain types of purchasers, including dealers in securities, insurance companies, financial institutions and tax-exempt entities, subject to special treatment under U.S. federal tax law.

     For purposes of the following discussion, a U.S. noteholder is a U.S. person that is a beneficial owner of a note. A U.S. person is a person that is, for U.S. federal income tax purposes --


     - a citizen or resident of the U.S.;


     - a corporation or partnership created or organized in the U.S., or under the laws of the U.S. or of any State (including the District of Columbia), unless in the case of a partnership, Treasury Regulations provide otherwise;


     - an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or


     - a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust (as may be modified by taking into account effective dates, elections and transition rules under Section 7701(a)(30) of the Code).


     A Non-U.S. noteholder is a beneficial owner of a note that is not a U.S. noteholder.


     The discussion below is based on the Code, administrative pronouncements, judicial decisions, existing, proposed and temporary Treasury Regulations, all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively. The discussion below assumes that the notes are held as capital assets within the meaning of Section 1221 of the Code.


     IT IS RECOMMENDED THAT ALL PROSPECTIVE PURCHASERS OF THE NOTES CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES TO THEM UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.


     With respect to each series of notes, the seller must receive and deliver to us and the indenture trustee: (i) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) to the effect that we will not be subject to United States federal income tax as an entity separate from our sole owner and that the notes will be treated as debt of our sole owner for United States federal income tax purposes, (ii) an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that, for United States federal income tax purposes, the issuance of the notes will not result in gross income to the seller and (iii) in the case of a subsequent issuance of notes only, an opinion of outside tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the indenture trustee) or, if the seller so chooses, a ruling from the IRS, in either case to the effect that such issuance will not adversely affect the characterization of any then outstanding notes as obligations of our sole owner. The opinion of outside tax counsel described in clause (i) may, if the seller so chooses, be conditioned on the receipt by the seller of one or more letter rulings from the IRS and in rendering such opinion outside tax counsel shall be entitled to rely on the rulings contained in such ruling letters and to assume the truthfulness, correctness and completeness of all representations made, and information supplied, to the IRS in connection with such letter rulings. CPL has received a ruling from the IRS to the effect that, for federal income tax purposes, the issuance of the notes will not result in gross income to the seller and the notes will be obligations of our sole owner, with respect to the initial financing order issued by the Texas commission. The IRS ruling or the opinion of outside tax counsel with respect to a series of notes will be described in the related prospectus supplement.


     The following summary of material U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of the notes by U.S. noteholders and non-

U.S. noteholders is based on the advice of Sidley Austin Brown & Wood, counsel to us and CPL, and assumes that, based on the ruling or tax opinion discussed above, the notes will constitute indebtedness of our sole member for federal income and estate tax purposes. In the basic documents, we, CPL and the indenture trustee, have agreed, and by purchasing a beneficial interest in any note, each beneficial owner of a note agrees, to treat the notes as debt of our sole member secured by the note collateral for federal income tax purposes unless otherwise required by appropriate taxing authorities.


TAX CONSEQUENCES TO U.S. NOTEHOLDERS


     Payments of Interest. Interest paid on a note will generally be taxable to a U.S. noteholder as ordinary interest income at the time payments are accrued or received in accordance with such U.S. noteholder's regular method of accounting for U.S. federal income tax purposes. The preceding sentence assumes that, in the case of floating rate notes, the floating rate notes will qualify as "variable rate debt instruments" as defined in Treasury Regulation sec. 1.1275-5(a) and that interest on such floating rate notes will be unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property at least annually at a single "qualified floating rate" or "objective rate." If such assumption is incorrect with respect to a floating rate note, the taxation of interest on such floating rate note will be addressed in the related prospectus supplement.



     "Original Issue Discount." Because it is expected that the stated principal amount of the notes will not exceed their issue price by more than a statutory de minimis amount (i.e., 0.25% of the principal amount of a note multiplied by its weighted average maturity), the notes should not be treated as being issued with "original issue discount." If the stated principal amount of a note exceeds its issue price by an amount that is less than or equal to such de minimis amount, the excess generally will be taken into income by a U.S. noteholder as gain from the retirement of a note (as described below under "-- Sale, Exchanges, Redemption or Retirement of the Notes"), in proportion to principal payments made on the notes. A U.S. noteholder may elect to treat all interest on a note as original issue discount. If such an election is made, the excess of a note's stated principal amount over its issue price would not be treated as de minimis, and would be taken into income on a constant yield basis under the rules applicable to accrual of original issue discount. U.S. noteholders are urged to consult their own tax advisors prior to making any such election.



     Market Discount and Premium. A U.S. noteholder attempting to sell a note in the secondary market should be aware that a subsequent U.S. noteholder who purchases a note for an amount that is less than the note's principal amount might be subject to the "market discount" rules of the Code. Also, a subsequent U.S. noteholder who purchases a note for an amount that exceeds the principal amount, disregarding the portion of the purchase price attributable to accrued but unpaid interest, (i.e., a purchase at a premium) may elect to amortize the premium, as an offset to interest income otherwise taken into account with respect to the note, in accordance with rules set forth in Section 171 of the Code.



     Sale, Exchanges, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption or retirement of a note, a U.S. noteholder will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest) and the U.S. noteholder's adjusted tax basis in the note. To the extent the amount realized is attributable to accrued but unpaid interest, the amount recognized by the U.S. noteholder will be treated as a payment of interest. Please refer to "-- Payments of Interest" above. A U.S. noteholder's adjusted tax basis in a note generally will equal such U.S. noteholder's cost for the note, reduced by any principal payments received by such noteholder.

     Gain or loss recognized on the sale, exchange, redemption or retirement of a note will be capital gain or loss. For non-corporate taxpayers, capital gain recognized on the disposition of a note held for more than one year is subject to U.S. federal income tax at a maximum rate of 20%. Capital gain on the disposition of a note held for one year or less is taxed at the rates applicable to ordinary income (i.e., up to a maximum rate of 39.1%, which rate is scheduled to be periodically reduced through 2006). The distinction between capital gain or loss and ordinary income or loss is relevant for purposes of, among other things, limitations on the deductibility of capital losses.


TAX CONSEQUENCES TO NON-U.S. NOTEHOLDERS

     Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     - payments of principal and interest (including original issue discount, if any) on a note by us or any paying agent to a non-U.S. noteholder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

      -- the non-U.S. noteholder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of our sole member entitled to vote,

      -- the non-U.S. noteholder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to our sole member through stock ownership,


      -- the non-U.S. noteholder is not a bank receiving interest described in
         Section 881(c)(3)(A) of the Code, and



      -- the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met;


     - a non-U.S. noteholder will not be subject to U.S. federal income tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of such note, unless:


      -- the non-U.S. noteholder is a non-resident alien individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, or


      -- the gain is effectively connected with the conduct by the non-U.S.
         noteholder of a trade or business in the U.S.; and

     - a note held by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the U.S. at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of the individual's death:

      -- the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of our sole member entitled to vote, and

      -- payments with respect to such note, if received at the time of the individual's death, would not have been effectively connected with the conduct by the individual of a trade or business in the U.S.

     In order for a non-U.S. noteholder to qualify for the exemption from withholding tax on interest, as described above, Sections 871(h) and 881(c) of the Code and the Treasury Regulations thereunder generally require that:



     - the U.S. person who would otherwise be required to deduct and withhold tax, such U.S. person's authorized foreign agent, or a U.S. branch of a foreign bank or foreign insurance company ("withholding agent") has received from such non-U.S. noteholder a withholding certificate (typically an IRS Form W-8BEN) upon which the withholding agent can rely to treat the payment as made to a non-U.S. noteholder;



     - the withholding agent receives a certification, under penalties of perjury, from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), that it received the withholding certificate described above from such non-U.S. noteholder or another financial institution acting on behalf of such non-U.S. noteholder, and the financial institution furnishes the withholding agent with a copy of such withholding certificate; or



     - the withholding agent receives a copy of a withholding certificate (typically an IRS Form W-8IMY) from a person representing to be a "qualified intermediary," and such qualified intermediary has received a withholding certificate (typically an IRS Form W-8BEN) furnished by such non-U.S. noteholder upon which it can rely to treat the payment as made to a non-U.S. noteholder. A "qualified intermediary" includes a foreign financial institution, a foreign clearing organization (other than a U.S. branch or U.S. office of such institution or organization), a foreign branch or an office of a U.S. financial institution, and a foreign branch or office of a U.S. clearing organization provided that, in each case, such entity is a party to a withholding agreement with the IRS.



     For purposes of the foregoing certification requirements, a noteholder is a beneficial owner of the payments on a note if, under U.S. tax principles, the noteholder is required to include the amount paid in gross income; the person who receives such payments on behalf of the beneficial owner (such as a nominee or an agent) is generally not treated as the beneficial owner of the note. In the case of payments to an entity classified as a foreign partnership under U.S. tax principles, unless the partnership qualifies as a "withholding foreign partnership" as that term is defined in the Treasury Regulations, the partners that beneficially own the partnership, rather than the partnership itself, will generally be required to furnish the withholding agent with the necessary certifications to qualify for the interest withholding exemption described above. In the case of payments to an entity that is classified as a U.S. partnership under U.S. tax principles, the U.S. partnership may be treated as the withholding agent with respect to the U.S. partnership's foreign partners.



     While most interest payments are exempt from withholding tax under (and subject to) the rules described above, Section 871(h)(4) of the Code subjects certain types of "contingent interest" to a U.S. withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, such interest includes (subject to certain exceptions) any interest, the amount of which is determined by reference to: receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person, or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the IRS in future Treasury Regulations. We do not currently expect to issue notes the interest on which is contingent interest under Section 871(h)(4) of the Code. However, if such notes are issued, the taxation of such notes will be addressed in the related prospectus supplement.


     If a non-U.S. noteholder is engaged in a trade or business in the U.S., and if interest on the note, or gain recognized on the sale, exchange, redemption, retirement or other disposition of a note, is effectively connected with the conduct of that trade or business, the non-U.S. noteholder, although exempt from withholding of U.S. income tax, will generally be subject to regular U.S. income tax on the interest or gain in the same manner as if it were a U.S. noteholder. Please refer to "-- Tax Consequences to U.S. Noteholders" above. In lieu of the certificate described above, such a noteholder must provide to the withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if the non-U.S. noteholder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange, redemption, retirement or other disposition of, a note will be included in the effectively connected earnings and profits of the non-U.S. noteholder if such interest or gain is effectively connected with the conduct by the non-U.S. noteholder of a trade or business in the U.S.



     The withholding certificates described above generally remain valid until the last day of the third calendar year following the year in which the withholding certificate is signed. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number ("TIN") will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner on IRS Form 1042-S.


BACKUP WITHHOLDING AND INFORMATION REPORTING


     Backup withholding tax at a 30.50 percent rate (which rate is scheduled to be reduced periodically through 2006) and information reporting requirements apply to reportable payments that are made to certain U.S. and non-U.S. noteholders.



     In the case of a U.S. noteholder, backup withholding will apply only if:



     - the U.S. noteholder fails to furnish its TIN (which, for an individual, is his or her Social Security number) to the payor in the manner required;


     - the U.S. noteholder furnishes an incorrect TIN and the payor is so notified by the IRS;

     - the payor is notified by the IRS that the noteholder has failed properly to report payments of interest or dividends; or

     - under certain circumstances, the U.S. noteholder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.


Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations. U.S. noteholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.


     The amount of any backup withholding from a payment to a U.S. noteholder will be allowed as a credit against such U.S. noteholder's U.S. federal income tax liability and may entitle such U.S. noteholder to a refund, provided that the required information is furnished to the IRS.


     In the case of a non-U.S. noteholder, backup withholding and information reporting will not apply to payments of principal or interest made by the issuer or any paying agent thereof on a note (absent actual knowledge that the alleged non-U.S. noteholder is a U.S. noteholder) if the non-U.S. noteholder has provided the required certification under penalties of perjury that it is not a U.S. noteholder (as defined above) or has otherwise established an exemption. If the non-U.S. noteholder does not provide the required certification, the non-U.S. noteholder may nevertheless avoid backup withholding or information reporting in the circumstances described below, but might be subject to withholding of U.S. federal income tax as described above under "-- Tax Consequences to Non-U.S. Noteholders."


     Under current law, backup withholding and information reporting will not apply to: payments to a non-U.S. noteholder of principal and interest and payments to a non-U.S. noteholder on the sale, exchange, redemption, retirement or other disposition of a note, in each case if such non-U.S. noteholder provides the required certification to establish an exemption from the withholding of U.S. federal income tax or otherwise establishes an exemption. Similarly, even if a non-U.S. noteholder does not provide the certification or otherwise establish an exemption, unless the payor has actual knowledge that the payee is a U.S. noteholder, backup withholding will not apply to: payments of interest made outside the U.S. to certain offshore accounts, and payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the U.S. However, information reporting (but not backup withholding) will generally apply to payments of interest made by a payor outside the U.S. and payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the U.S. if payment is made by a broker that is, for U.S. federal income tax purposes: a U.S. person, a controlled foreign corporation, a U.S. branch of a foreign bank or foreign insurance company, a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business, or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, in each case, unless the payor or broker has in its records documentary evidence that the beneficial owner is not a U.S. noteholder and certain other conditions are met or the beneficial owner otherwise establishes an exemption (in which case neither information reporting nor backup withholding will apply).



     Non-U.S. noteholders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.


                     MATERIAL TEXAS STATE TAX CONSEQUENCES


CERTAIN STATE TAX MATTERS



     The following summary of certain state tax matters is based on the advice of Vinson & Elkins LLP, Texas counsel to us and CPL.



     Texas imposes a franchise tax on the taxable capital and taxable earned surplus of corporations and limited liability companies that conduct business in Texas. A corporation or limited liability company that is not otherwise engaged in business in Texas will not become subject to Texas franchise tax merely as a result of holding the notes. You are urged to consult your tax advisor to determine the Texas franchise tax consequences of the purchase, ownership and disposition of the notes.



     CPL has received a ruling from the Comptroller of Public Accounts of the State of Texas (the "Texas Comptroller") to the effect that (i) our receipt and ownership of the transition property and (ii) our receipt of the transition charges will be excluded from our computation of taxable capital and taxable earned surplus for purposes of Texas franchise tax. In addition, the Texas Comptroller has issued a ruling to a limited liability company engaged in the same activities as ours to the effect that short-term earnings from investment of the transition charges and the amounts held in the collection account similarly will be excluded from the computation of taxable capital and taxable earned surplus. The Texas Comptroller is not bound by the agency's written rulings as a matter of law; however, the Texas Comptroller historically has acted in conformity with the agency's written rulings in dealing with the party to which the ruling was issued, so long as the represented facts are accurate and complete.

     THE DISCUSSIONS UNDER "MATERIAL U.S. FEDERAL TAX CONSEQUENCES" AND "MATERIAL TEXAS STATE TAX CONSEQUENCES" ARE FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NOTEHOLDER'S PARTICULAR SITUATION. IT IS RECOMMENDED THAT PROSPECTIVE NOTEHOLDERS CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.


                              ERISA CONSIDERATIONS

GENERAL


     The Employee Retirement Income Security Act of 1974, known as ERISA, and
Section 4975 of the Code impose certain requirements on plans subject to ERISA or Section 4975 of the Code. ERISA and the Code also impose certain requirements on fiduciaries of a plan in connection with the investment of the assets of the plan. For purposes of this discussion, "plans" include employee benefit plans and other plans and arrangements that provide retirement income, including individual retirement accounts and annuities and Keogh plans, as well as some collective investment funds and insurance company general or separate accounts in which the assets of those plans, accounts or arrangements are invested. A fiduciary of an investing plan is any person who in connection with the assets of the plan:


     - has discretionary authority or control over the management or disposition of assets, or

     - provides investment advice for a fee.


     Some plans, such as governmental plans, and certain church plans, and the fiduciaries of those plans, are not subject to ERISA requirements. Accordingly, assets of these plans may be invested in the notes without regard to the ERISA considerations described below, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, however, is subject to the prohibited transaction rules in Section 503 of the Code.


     ERISA imposes certain general fiduciary requirements on fiduciaries, including:

     - investment prudence and diversification, and

     - the investment of the assets of the plan in accordance with the documents governing the plan.


     Section 406 of ERISA and Section 4975 of the Code also prohibit a broad range of transactions involving the assets of a plan and persons who have certain specified relationships to the plan, referred to as "parties in interest," unless a statutory or administrative exemption is available. Parties in interest include parties in interest under ERISA and disqualified persons under the Code. The types of transactions that are prohibited include:


     - sales, exchanges or leases of property;

     - loans or other extensions of credit; and

     - the furnishing of goods or services.


     Certain persons that participate in a prohibited transaction may be subject to an excise tax under Section 4975 of the Code or a penalty imposed under
Section 501(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the plan for any losses realized by the plan or profits realized by these persons. In addition, individual retirement accounts involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

REGULATION OF ASSETS INCLUDED IN A PLAN

     A fiduciary's investment of the assets of a plan in the notes may cause our assets to be deemed assets of the plan. Section 2510.3-101 of the regulations of the U.S. Department of Labor provides that the assets of an entity will be deemed to be assets of a plan that purchases an interest in the entity only if the interest that is purchased by the plan is an equity interest and none of the exceptions contained in Section 2510.3-101 of the regulations applies. An equity interest is defined in Section 2510.3-101 of the regulations as an interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is no authority directly on point and unless otherwise stated in the prospectus supplement, it is anticipated that the notes will be treated as indebtedness under local law without any substantial equity features.


     In addition, the acquisition or holding of the notes by or on behalf of a plan could give rise to a prohibited transaction if we or the indenture trustee, CPL, any other servicer, American Electric Power Company, any swap counterparty, any underwriter or certain of their affiliates has, or acquires, a relationship to an investing plan. Each purchaser of the notes will be deemed to have represented and warranted that its purchase and holding of the notes will not result in a prohibited transaction.



     Before purchasing any notes by or on behalf of a plan, you should consider whether the purchase and holding of notes might result in a prohibited transaction under ERISA or Section 4975 of the Code and, if so, whether any prohibited transaction exemption might apply to the purchase and holding of the notes.


PROHIBITED TRANSACTION EXEMPTIONS

     If you are a fiduciary of a plan, before purchasing any notes, you should consider the availability of one of the Department of Labor's prohibited transaction exemptions, which include:

     - Prohibited transaction class exemption 75-1, which exempts certain transactions between a plan and certain broker-dealers, reporting dealers and banks;

     - Prohibited transaction class exemption 84-14, which exempts certain transactions effected on behalf of a plan by a "qualified professional asset manager";

     - Prohibited transaction class exemption 90-1, which exempts certain transactions between insurance company separate accounts and parties in interest;

     - Prohibited transaction class exemption 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

     - Prohibited transaction class exemption 95-60, which exempts certain transactions between insurance company general accounts and parties in interest; and

     - Prohibited transaction class exemption 96-23, which exempts certain transactions effected on behalf of a plan by an "in-house asset manager".


     We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment in the notes by, or on behalf of, a plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment. Even if one of these class exemptions were deemed to apply, notes may not be purchased with assets of any plan if we or the indenture trustee, CPL, any other servicer,

American Electric Power Company, any swap counterparty, any underwriter or any of their affiliates:


     - has investment discretion over the assets of the plan used to purchase the notes;

     - has authority or responsibility to give, or regularly gives, investment advice regarding the assets of the plan used to purchase the notes, for a fee and under an agreement or understanding that the advice will serve as a primary basis for investment decisions for the assets of the plan, and will be based on the particular investment needs of the plan; or

     - unless one of the class exemptions applied to the purchase and holding of the notes, is an employer maintaining or contributing to the plan.

CONSULTATION WITH COUNSEL


     If you are a fiduciary which proposes to purchase the notes on behalf of or with assets of a plan, you should consider your general fiduciary obligations under ERISA and you should consult with your legal counsel as to the potential applicability of ERISA and the Code to any investment and the availability of any prohibited transaction exemption in connection with any investment.


                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the notes to purchase the transition property from the seller and to pay certain costs of issuing the notes. The seller will apply the net proceeds from the sale of the transition property towards the reduction of recoverable regulatory assets and stranded costs through the retirement or refinancing of a portion of its debt and equity.

                              PLAN OF DISTRIBUTION

     We may sell the notes to or through the underwriters named in the prospectus supplement by a negotiated firm commitment underwriting and public reoffering by the underwriters or another underwriting arrangement that may be specified in the prospectus supplement. We may also offer or place the notes either directly or through agents. We intend that notes will be offered through these various methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of the notes may be made through a combination of these methods.

     The distribution of notes may be effected in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

     In connection with the sale of the notes, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell notes to dealers at prices less a concession. Underwriters may allow, and the dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the notes may be deemed to be underwriters and any discounts or commissions received by them from the issuer and any profit on the resale of the notes by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any of these underwriters or agents, and describe any compensation we give them, in the prospectus supplement.

                             RATINGS FOR THE NOTES



     It is a condition of any underwriter's obligation to purchase the notes that each series or class be rated "Aaa" by Moody's Investors Service Inc., "AAA" by Standard & Poor's, a division of the McGraw-Hill Companies, Inc. and "AAA" by Fitch, Inc.



     Limitations of Security Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any notes and, accordingly, we can give no assurance that the ratings assigned to any series or class of the notes upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of the notes is revised or withdrawn, the liquidity of this series or class of the notes may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the notes other than the payment in full of each series or class of the notes by the applicable series final maturity date or class final maturity date, as well as the timely payment of interest.


                                 LEGAL MATTERS


     Certain legal matters relating to the notes will be passed on by Sidley Austin Brown & Wood, Chicago, Illinois, counsel to CPL and the issuer, by Richards, Layton & Finger, P.A., Wilmington, Delaware, Delaware counsel to the issuer, Clark, Thomas & Winters, a Professional Corporation, Austin, Texas, regulatory counsel to CPL, and Vinson & Elkins LLP, Dallas, Texas, Texas counsel to CPL and the issuer, and Milbank, Tweed, Hadley & McCloy LLP, New York, New York, counsel to the underwriters or agents. Certain matters relating to U.S. federal tax consequences of the issuance of the notes will be passed upon by Sidley Austin Brown & Wood, Chicago, Illinois, counsel to CPL and the issuer. Milbank, Tweed, Hadley & McCloy LLP has represented CPL and affiliates of CPL from time to time in connection with various legal matters.


                                    EXPERTS


     The financial statements of CPL Transition Funding LLC as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the period from October 28, 1999 (date of inception) to December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS OF


                           CPL TRANSITION FUNDING LLC



FINANCIAL STATEMENTS:

  Independent Auditors' Report..............................  F-2

  Balance Sheets as of December 31, 1999 and 2000 and
     September 30, 2001 (unaudited).........................  F-3

  Statements of Member's Equity for the period from October
     28, 1999 (date of inception) to December 31, 1999, the
     year ended December 31, 2000 and the nine months ended
     September 30, 2001 (unaudited).........................  F-4

  Notes to Financial Statements.............................  F-5

                          INDEPENDENT AUDITORS' REPORT



CPL Transition Funding LLC:



     We have audited the accompanying balance sheets of CPL Transition Funding LLC (a wholly owned subsidiary of Central Power and Light Company) (the "Company") as of December 31, 1999 and 2000, and the related statements of member's equity for the period from October 28, 1999 (date of inception) to December 31, 1999 and the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We have conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its member's equity for the period from October 28, 1999 (date of inception) to December 31, 1999 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.



Deloitte & Touche LLP


Columbus, Ohio


November 9, 2001

                           CPL TRANSITION FUNDING LLC


                                 BALANCE SHEETS





                                                             DECEMBER 31,         SEPTEMBER 30,
                                                        -----------------------   -------------
                                                           1999         2000          2001
                                                           ----         ----          ----
                                                                                   (UNAUDITED)
ASSETS:
  Unamortized debt issuance costs.....................  $1,827,746   $3,665,240    $4,180,301
                                                        ----------   ----------    ----------
          Total assets................................  $1,827,746   $3,665,240    $4,180,301
                                                        ==========   ==========    ==========

LIABILITIES AND MEMBER'S EQUITY:
  Accounts Payable -- related party...................  $1,827,746   $3,665,240    $4,180,301
                                                        ----------   ----------    ----------
          Total Liabilities...........................  $1,827,746    3,665,240     4,180,301
  Member's Equity.....................................  $        0            0             0
                                                        ----------   ----------    ----------
          Total Liabilities and Member's Equity.......  $1,827,746   $3,665,240    $4,180,301
                                                        ==========   ==========    ==========



                See Notes to the Company's Financial Statements.

                           CPL TRANSITION FUNDING LLC


                         STATEMENTS OF MEMBER'S EQUITY



Member's equity at October 28, 1999 (date of inception).....   $  0
  Initial Capital Contribution..............................   $ 10
  Receivable from member for capital contribution...........   $(10)
Member's equity at December 31, 1999 and 2000 and
  (unaudited) September 30, 2001............................   $  0



                  See Notes to the Company's Financial Statements.

                           CPL TRANSITION FUNDING LLC

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     CPL Transition Funding LLC (the "Company") is a special purpose Delaware limited liability company, whose sole member is Central Power and Light Company ("CPL"). CPL is engaged in the generation, sale, purchase, transmission and distribution of electric power in southern Texas. CPL became a subsidiary of American Electric Power Company, Inc. ("AEP") in June 2000 as a result of the merger of Central and South West Corporation with AEP.



     In June 1999, the State of Texas enacted the Restructuring Act (the "Legislation"). The Legislation authorizes competition in the retail and generation markets for electricity beginning in January 2002, and provides for recovery of stranded costs (i.e., the excess of net book value of generation assets (as defined by the Legislation) over the market value of those assets) and generation-related regulatory assets (as defined by the Legislation) through irrevocable, nonbypassable transition charges assessed on substantially all retail electric customers within a utility's certificated service area as it existed on May 1, 1999 ("transition charges"). The Legislation authorizes the Public Utility Commission of Texas (the "Texas Commission") to issue a "financing order" approving the issuance of transition notes to recover generation-related regulatory assets and stranded costs. The Legislation and the financing order permit an electric utility to transfer its rights and interests in the financing order, including the right to collect transition charges pursuant to the Legislation, to a special purpose entity formed by the electric utility to issue debt secured by the right to receive revenues arising from the transition charges. The electric utility's right to receive the transition charges and its other rights and interests under the financing order constitute transition property once transferred to the Company. The Texas Commission issued a financing order to CPL on March 27, 2000 that authorizes CPL to cause the Company to issue transition notes in an aggregate principal amount not to exceed $797 million.



     The Company was organized on October 28, 1999, under the laws of the State of Delaware for the sole purpose of acquiring and holding transition property to be acquired from CPL. In connection with the acquisition of the transition property, the Company will (a) issue and register one or more series of transition notes, (b) pledge its interests in the transition property and other transition note collateral to secure the transition notes, (c) make debt service payments on the transition notes and (d) perform other activities that are necessary, suitable or convenient to accomplish these purposes. The purchase price of such transition property will be paid from the proceeds of the transition notes issued by the Company secured by the transition property and other collateral.



     The assets of the Company will consist of the transition property and the other collateral, including capital transferred by CPL in an amount specified in each prospectus supplement which will be sufficient to meet certain requirements of the indenture between the Company and the indenture trustee. CPL anticipates that the transition notes will be issued in the fourth quarter of 2001 at which time the initial capital contribution will be received.



     The Company was organized with the sole purpose of limited business activities as are necessary or reasonably related to the issuance of the notes. The Company is structured and is to be operated in a manner such that even in the event of bankruptcy proceedings against CPL, the assets of the Company will not be consolidated into the bankruptcy estate of CPL.

                           CPL TRANSITION FUNDING LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



          Deferred Costs



     The issuance expenses in connection with the transition notes will be deferred and are expected to be amortized over the life of the transition notes.



          Income Taxes



     As a special purpose limited liability company, the member of the Company intends for the Company and CPL to be treated as a single entity for tax purposes. Income and losses are passed through to the member of the Company and, accordingly, there is no provision for income taxes.



          Use of Estimates



     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires in certain instances the use of estimates and assumptions that affect the reported amounts of assets and liabilities along with the disclosure of contingent liabilities at the date of the financial statements. Actual results could differ from those estimates.



          Interim Financial Information



     The financial statements as of September 30, 2001 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, the unaudited financial statements reflect all normal recurring accruals and adjustments which are necessary for a fair presentation of the financial position and the results of member's equity for interim periods.


3. SIGNIFICANT AGREEMENTS AND RELATED PARTY TRANSACTIONS


     Notwithstanding the non-recourse nature of the transactions, CPL (individually, as servicer or otherwise) will be required under the transaction documents (i) to make certain representations and warranties with respect to, among other things, the validity of the company's and its assignees' title to the transition property and (ii) to observe certain covenants for the benefit of the Company and its assignees. CPL will also be required to indemnify the Company against breaches of such representations and warranties and its failure to perform its covenants and to protect such parties against certain other losses, which result from actions or inactions of CPL.



     CPL will act as the initial servicer for the Company under the transaction documents. The transaction documents will contain provisions allowing the servicer to be replaced under limited circumstances. The servicer will be paid a servicing fee in consideration for billing and collection of transition charges on behalf of the Company, calculating the true-up adjustments and performing related services.



     All debt issuance costs incurred to date have been or will be paid by CPL and reimbursed by the Company upon issuance of the first series of transition notes.

----------------------------------------------------------
----------------------------------------------------------

  No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the date of this prospectus supplement and the accompanying prospectus.

                             ----------------------

                               TABLE OF CONTENTS


                                            Page
                                            ----
             Prospectus Supplement
Where You Can Find More Information About
  this Offering...........................  S-1
Introduction..............................  S-2
Description of the Notes..................  S-3
Transition Property.......................  S-7
Underwriting..............................  S-8
Ratings...................................  S-9
Material U.S. Federal Tax Consequences....  S-9
                   Prospectus
About this Prospectus.....................   iv
Cautionary Statement Regarding
  Forward-Looking Information.............    v
Where You Can Find More Information.......   vi
Prospectus Summary........................    1
Risk Factors..............................   16
Reports to Holders........................   33
Energy Deregulation and
  New Texas Market Structure..............   34
Description of the Transition Property....   38
CPL Transition Funding LLC, the Issuer....   44
The Seller and Servicer...................   46
The Sale Agreement........................   54
The Servicing Agreement...................   63
Description of the Notes..................   78
Security for the Notes....................   96
How a Bankruptcy May Affect Your
  Investment..............................  102
Material U.S. Federal Tax Consequences....  103
Material Texas State Tax Consequences.....  109
ERISA Considerations......................  110
Use of Proceeds...........................  112
Plan of Distribution......................  112
Ratings for the Notes.....................  112
Legal Matters.............................  113
Experts...................................  113
Index to Financial Statements.............  F-1


----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                             $

                           CPL TRANSITION FUNDING LLC
                              ISSUER OF THE NOTES

                        CENTRAL POWER AND LIGHT COMPANY
                              SELLER AND SERVICER


                        Transition Notes, Series 2001-1

                             ----------------------


                             PROSPECTUS SUPPLEMENT


                             ----------------------

                            [NAMES OF UNDERWRITERS]

----------------------------------------------------------
----------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee.


ITEM                                                            AMOUNT
----                                                          ----------
Securities and Exchange Commission Registration Fee.........  $  199,334
Blue Sky Fees and Expenses..................................      10,500
Printing Expenses...........................................     130,000
Managers' Fees and Expenses.................................       1,000
Accountants' Fees and Expenses..............................     415,000
Legal Fees and Expenses.....................................   4,795,000
Rating Agency Fees..........................................     525,000
Trustee's Fees and Expenses.................................       6,000
Texas Commission Financial Advisor Fee......................   1,200,000
Miscellaneous Fees and Expenses.............................   1,000,000
                                                              ----------
          Total.............................................  $8,281,834
                                                              ==========


---------------


ITEM 15. INDEMNIFICATION OF MEMBERS AND MANAGERS.


     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to specified standards and restrictions, if any, as are set forth in the limited liability company agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

     The amended and restated limited liability company agreement (the "LLC Agreement") of CPL Transition Funding LLC (the "Issuer") provides that, to the fullest extent permitted by law, the Issuer shall indemnify its members and managers against any liability incurred in connection with any proceeding in which any member or manager may be involved as a party or otherwise by reason of the fact that the member or manager is or was serving in its capacity as a member or manager, unless this liability is based on or arises in connection with the member's or manager's own willful misconduct or gross negligence, the failure to perform the obligations set forth in the LLC Agreement, or taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by the managers in connection with any of the transactions contemplated by the LLC Agreement and related agreements.

ITEM 16. EXHIBITS.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Form of Underwriting Agreement.*
           3.1           -- Form of Amended and Restated Limited Liability Company
                            Agreement of Registrant.
           3.2           -- Certificate of Formation of Registrant.+
           4.1           -- Form of Indenture.
           4.2           -- Form of Note.*
           5.1           -- Opinion of Sidley Austin Brown & Wood with respect to
                            legality of the Notes.
           8.1           -- Opinion of Sidley Austin Brown & Wood with respect to
                            federal tax matters.*
          10.1           -- Form of Transition Property Purchase and Sale Agreement.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          10.2           -- Form of Transition Property Servicing Agreement.
          10.3           -- Form of Intercreditor Agreement.*
          23.1           -- Consent of Sidley Austin Brown & Wood (contained in its opinion filed as Exhibit 5.1).
          23.2           -- Consent of Sidley Austin Brown & Wood (contained in its opinion filed as Exhibit 8.1).*
          23.3           -- Consent of Deloitte & Touche LLP.
          25.1           -- Statement of Eligibility and Qualification of Indenture
                            Trustee on Form T-1.
          99.1           -- Financing Order.
          99.2           -- Internal Revenue Service Private Letter Ruling pertaining to the first series of Notes, dated February 18, 2000.
          99.3           -- Internal Revenue Service Private Letter Ruling pertaining to the first series of Notes, dated September 21, 2001.


---------------


* To be filed by amendment or as an exhibit to a Current Report on Form 8-K.


+ Previously filed.


ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that
     (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



        (d) (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



             (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (e) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that the security rating requirement of Form S-3 will be met by the time of sale and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 15th day of November, 2001.


                                            CPL TRANSITION FUNDING LLC
                                            as Registrant

                                            By: Central Power and Light Company,
                                                sole member

                                            By: WENDY G. HARGUS
                                              ----------------------------------
                                                Name: Wendy G. Hargus
                                                Title: Assistant Treasurer

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           1.1           -- Form of Underwriting Agreement.*
           3.1           -- Form of Amended and Restated Limited Liability Company
                            Agreement of Registrant.
           3.2           -- Certificate of Formation of Registrant.+
           4.1           -- Form of Indenture.
           4.2           -- Form of Note.*
           5.1           -- Opinion of Sidley Austin Brown & Wood with respect to
                            legality of the Notes.
           8.1           -- Opinion of Sidley Austin Brown & Wood with respect to
                            federal tax matters.*
          10.1           -- Form of Transition Property Purchase and Sale Agreement.
          10.2           -- Form of Transition Property Servicing Agreement.
          10.3           -- Form of Intercreditor Agreement.*
          23.1           -- Consent of Sidley Austin Brown & Wood (contained in its opinion filed as Exhibit 5.1).
          23.2           -- Consent of Sidley Austin Brown & Wood (contained in its opinion filed as Exhibit 8.1).*
          23.3           -- Consent of Deloitte & Touche LLP.
          25.1           -- Statement of Eligibility and Qualification of Indenture
                            Trustee on Form T-1.
          99.1           -- Financing Order.
          99.2           -- Internal Revenue Service Private Letter Ruling pertaining to the first series of Notes, dated February 18, 2000.
          99.3           -- Internal Revenue Service Private Letter Ruling pertaining to the first series of Notes, dated September 21, 2001.


---------------


* To be filed by amendment or as an exhibit to a Current Report on Form 8-K.



+ Previously filed.